Exhibit 10.5

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

UTZ BRANDS HOLDINGS, LLC

DATED AS OF JULY 20, 2026

THE LIMITED LIABILITY COMPANY INTERESTS IN UTZ BRANDS HOLDINGS, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND CANNOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS AND (II) THE TERMS AND CONDITIONS OF THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF UTZ BRANDS HOLDINGS, LLC. THE LIMITED LIABILITY COMPANY INTERESTS IN UTZ BRANDS HOLDINGS, LLC CANNOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH SUCH LAWS AND THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF UTZ BRANDS HOLDINGS, LLC. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

i

ARTICLE V ALLOCATIONS AND DISTRIBUTIONS

5.1	Allocations of Profits and Losses	21
5.2	Special Allocations	21
5.3	Allocations for Tax Purposes in General	23
5.4	Other Allocation Rules	24
5.5	Distributions	25
5.6	Distributions In-Kind	30
5.7	Termination of Consent Rights	30

ARTICLE VI EXCULPATION; INDEMNIFICATION

6.1	Exculpation and Indemnification for Pre-Closing Matters	30
6.2	Exculpation and Indemnification	30
6.3	Fiduciary Duties; Other Business Opportunities	32
6.4	Insurance Coverages	33

ARTICLE VII BOARD AND OFFICERS

7.1	Management of the Company	33
7.2	Number and Appointment of Managers; Removal; Vacancies	34
7.3	Executive Chair	36
7.4	Place of Meetings	36
7.5	Regular Meetings	37
7.6	Special Meetings	37
7.7	Waiver	37
7.8	Quorum; Conduct of Business at Meetings of Managers; Voting	37
7.9	Certain Matters Requiring Majority Vote of the Board	37
7.10	Other Actions	39
7.11	Action by Written Consent	40
7.12	Officers	40
7.13	Standard of Care	40
7.14	No Duty to Consult	40
7.15	Third Party Reliance	40
7.16	Compensation of Managers and Executive Chair	41
7.17	Subsidiary Boards	41

ARTICLE VIII MEMBERS; CERTAIN MATTERS REQUIRING MEMBER APPROVAL

8.1	Limitations	41
8.2	Liability	41
8.3	Representations and Warranties	41
8.4	No State Law Partnership	42
8.5	Additional Members	42
8.6	Meetings of Members and Voting	43
8.7	Certain Matters Requiring 20% Member Approval	43
8.8	Certain Matters Requiring Specified Member Approval	44

8.9	Certain Matters Requiring Unanimous Member Approval	45
8.10	Certain Costs and Expenses	45
8.11	Certain Post-Closing Merger Agreement Matters	49

ARTICLE IX TRANSFER OF INTERESTS

9.1	Restrictions on Transfers of Common Units by Members and other Persons	50
9.2	Effect of Assignment	51
9.3	Overriding Provisions	51
9.4	Substitute Members	52
9.5	Release of Liability	52
9.6	Drag-Along Rights	52
9.7	Call Option	55
9.8	Put Option	58
9.9	Change of Control Put Option Exercise	62
9.10	Put Option/Change of Control Put Option (Failure to Pay)	63

ARTICLE X DISSOLUTION, LIQUIDATION AND TERMINATION OF THE COMPANY

10.1	Events of Dissolution	63
10.2	Procedure for Winding Up and Dissolution	64
10.3	Deficit Capital Accounts	64
10.4	Claims of Members	64
10.5	Termination	64
10.6	Filing of Certificate of Cancellation	64

ARTICLE XI BOOKS, RECORDS, ACCOUNTING, INFORMATION RIGHTS AND TAX ELECTIONS

11.1	Bank Accounts	65
11.2	Books and Records; Access	65
11.3	Financial Reports	65
11.4	Annual Accounting Period	66
11.5	Tax Matters	66
11.6	Budget and Business Plan	69

ARTICLE XII AMENDMENTS

12.1	Approval of Amendments	69
12.2	Amendment of Certificate of Formation	70

ARTICLE XIII

RESTRICTIVE COVENANTS

13.1	Non-Competition	70
13.2	Exceptions	70
13.3	Acknowledgment	71

ARTICLE XIV GENERAL PROVISIONS

14.1	Confidential Information	71
14.2	Further Assurances	73
14.3	Notifications	73
14.4	Specific Performance	73
14.5	Complete Agreement	73
14.6	Governing Law; Venue; Waiver of Jury Trial	74
14.7	Binding Provisions	74
14.8	Construction	74
14.9	Severability	75
14.10	Counterparts	75
14.11	No Third-Party Beneficiaries	75
14.12	Mutual Drafting	75
14.13	Waiver of Partition	76
14.14	Rights and Remedies Cumulative	76
14.15	Survival	76

SCHEDULE A	Members

EXHIBIT A	Form of Spousal Consent
EXHIBIT B	Form of Joinder Agreement
EXHIBIT C	Form of Call Option Exercise Notice
EXHIBIT D	Form of Common Unit Transfer Agreement
EXHIBIT E	Form of Put Option Exercise Notice
EXHIBIT F	Form of Change of Control Put Option Exercise Notice
EXHIBIT G	2027 Budget and Business Plan
EXHIBIT H	Indemnification and Exculpation for Pre-Closing Matters

ANNEX 1	Example Adjusted EBITDA Calculation
ANNEX 2	Example Option Price Valuation
ANNEX 3	Example Estimated Option Closing Statement
ANNEX 4	Option Price Calculation Procedures

SCHEDULE 13.2	Restrictive Covenant Exceptions

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

UTZ BRANDS HOLDINGS, LLC

This FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or restated from time to time in accordance with the terms hereof, this “Agreement”) of Utz Brands Holdings, LLC (f/k/a UM-U Intermediate, LLC), a Delaware limited liability company (the “Company”), is dated as of July 20, 2026 (but, except for Section 2.8 (which Section 2.8 is effective as of the date of this Agreement), is not effective until the Closing of the Merger (each as defined below)) (the date this Agreement becomes effective, the “Effective Date”), by and among the Company, Series U of UM Partners, LLC, a series of a Delaware limited liability company (“Series U”), Series R of UM Partners, LLC, a series of a Delaware limited liability company (“Series R”, and together with Series U and each of Series R’s and Series U’s respective Permitted Transferees who become Members pursuant to the terms of this Agreement, the “Continuing Members”), Utz Brands, Inc., a Delaware corporation (together with its Permitted Transferees who become Members pursuant to the terms of this Agreement, the “Intersnack Member”), and such other Persons as may be admitted as members of the Company after the Effective Date in accordance with the terms hereof (collectively, the “Members”), and the Members are set forth on Schedule A. Capitalized terms used in this Agreement are defined in this Agreement as set forth or as cross-referenced in Article I below.

RECITALS

WHEREAS, the Company was formed as a limited liability company under the Act pursuant to the filing of the Certificate of Formation with the office of the Secretary of State on September 14, 2016, and was originally governed by the Limited Liability Company Agreement of the Company, dated as of September 19, 2016 (the “Initial LLC Agreement”);

WHEREAS, the Company and the Continuing Members entered into that certain Amended and Restated Limited Liability Company Agreement, effective as of December 30, 2019 (the “A&R LLC Agreement”), which amended and restated the Initial LLC Agreement;

WHEREAS, the Company and the Continuing Members entered into that certain Second Amended and Restated Limited Liability Company Agreement, effective as of December 31, 2019 (the “Second A&R LLC Agreement”), which amended and restated the A&R LLC Agreement;

WHEREAS, the Company, the Intersnack Member and the Continuing Members entered into that certain Third Amended and Restated Limited Liability Company Agreement, effective as of August 28, 2020 (as amended by Amendment No. 1, the “Prior LLC Agreement”), which amended and restated the Second A&R LLC Agreement, which such Prior LLC Agreement was further amended by Amendment No. 1 to Third Amended and Restated Limited Liability Company Agreement, dated as of July 20, 2026 (“Amendment No. 1”);

WHEREAS, in accordance with the terms and conditions of the Agreement and Plan of Merger, dated as of July 20, 2026, by and among the Intersnack Member, Idaho USA, Inc., a Delaware corporation (“Acquiror”), Idaho Merger Sub, Inc., a Delaware corporation and direct wholly-owned Subsidiary of Acquiror (“Merger Sub”), and Intersnack Group GmbH & Co. KG, a German limited partnership (Kommanditgesellschaft) (“Intersnack”) (the “Merger Agreement”), substantially concurrently with the Closing (as defined in the Merger Agreement) but immediately prior to the effectiveness of this Agreement (other than Section 2.8, which is effective as of the date of this Agreement), Merger Sub merged with and into the Intersnack Member with the Intersnack Member surviving as a wholly-owned Subsidiary of Acquiror;

WHEREAS, in connection with the transactions contemplated by, and simultaneously with the execution of, the Merger Agreement, Acquiror, Intersnack, the Company, the Intersnack Member and the Continuing Members entered into the Implementation Agreement, dated as of July 20, 2026 (the “Implementation Agreement”), pursuant to which (among other things) the parties thereto agreed to cause the effectiveness of this Agreement (other than Section 2.8, which is effective as of the date of this Agreement) and effect the Recapitalization (as defined in the Implementation Agreement) substantially concurrently with the Closing;

WHEREAS, immediately prior to the effectiveness of this Agreement (other than Section 2.8, which is effective as of the date of this Agreement) on the Effective Date and substantially concurrently with the Closing, the Company, the Intersnack Member, the Continuing Members and the TRA Party Representative (as defined in the TRA Amendment (as defined in the Implementation Agreement)) consummated the transactions contemplated by the TRA Amendment (as defined in the Implementation Agreement);

WHEREAS, immediately following the effectiveness of this Agreement (other than Section 2.8, which is effective as of the date of this Agreement) on the Effective Date, (a) the applicable parties thereto will consummate the transactions contemplated by the Purchase Agreement and the Redemption Agreement (each as defined in the Implementation Agreement), including the Recapitalization, such that, immediately following the consummation of such transactions, the Intersnack Member, on the one hand, and the Continuing Members, together, on the other hand, will each hold fifty percent (50%) of the issued and outstanding Common Units of the Company and (b) promptly thereafter, Schedule A shall be updated to reflect the consummation of such transactions;

WHEREAS, upon the effectiveness of this Agreement (other than Section 2.8, which is effective as of the date of this Agreement) on the Effective Date, this Agreement replaces and supersedes any and all prior limited liability company and/or operating agreements of the Company, whether written or oral, including the Prior LLC Agreement; and

WHEREAS, the parties hereto desire to enter into this Agreement to provide, among other things, for the management and operation of the business and affairs of the Company following the consummation of the transactions contemplated by the Merger Agreement, the Implementation Agreement, the TRA Amendment, the Purchase Agreement and the Redemption Agreement (including the Recapitalization) and to set forth the rights, preferences, privileges, agreements and obligations of the parties hereto in respect thereof.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINED TERMS

1.1 Defined Terms. The following capitalized terms shall have the meanings specified in this Section 1.1. Other capitalized terms are defined in other provisions of this Agreement and those terms shall have the meanings respectively ascribed to them in such provisions.

“Act” means the Delaware Limited Liability Company Act, as then in effect.

“Adjusted Basis” has the meaning ascribed to such term under Section 1011 of the Code.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account at the end of any Fiscal Year, with the following adjustments: (a) credit to such Capital Account any amount that such Member is obligated to restore under Section 1.704-1(b)(2)(ii)(c) of the Regulations, as well as any addition thereto pursuant to the next to last sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations after taking into account thereunder any changes during such year in Company Minimum Gain and Member Minimum Gain; and (b) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations. This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Adjusted EBITDA” means, with respect to the applicable Fiscal Year, as determined in accordance with the Option Accounting Policies, the consolidated net income (or loss) of the Company and its Subsidiaries for such Fiscal Year, plus, to the extent deducted in calculating such net income (or loss), without duplication:

a)

interest expense or similar charges paid or payable in respect of any Indebtedness (including any charges in respect of the incurrence of Indebtedness or with respect to the amortization of capitalized debt issuance costs, factoring costs and the fees paid for guarantees, hedges or letters of credit) for such Fiscal Year;

b)	income tax expense for such Fiscal Year;

c)	depreciation expense for such Fiscal Year; and

d)	amortization expense for such Fiscal Year;

plus or minus, to remove the impact of, without duplication:

i.	all interest income for such Fiscal Year;

ii.	all gains or losses from discontinued operations or the disposition thereof;

iii.	all extraordinary or non-recurring income, costs or expenses;

iv.	all non-cash income, expenses or deductions;

v.	all gains or losses from the sale, exchange or other disposition of assets outside the Ordinary Course of Business;

vi.

all income, costs, expenses, charges, liabilities or accruals resulting from, arising out of, or related to any acquisition, joint venture, disposition or similar transaction by the Company or any of its Subsidiaries, including investment banking fees, legal fees, accounting fees, financing fees, retention bonuses, stay bonuses, success fees, change-of-control payments, transaction bonuses and other transaction-related expenses;

vii.

all non-recurring restructuring, integration, severance, facility closure, relocation, business optimization, strategic initiative, litigation settlement, cyber incident, casualty event, disaster recovery, start-up, expansion or similar charges;

viii.	all gains, costs, expenses or losses attributable to closed facilities or other activities not expected to continue;

ix.	all other one time, irregular and non-recurring items, which do not represent normal, cash generating activities and occur outside the Ordinary Course of Business; and

x.

all other adjustments that are consistent with the Company and its Subsidiaries’ past practices and that would be permitted in the calculation of “Adjusted EBITDA” under customary public company reporting practices, including adjustments disclosed in the historical financial statements, management reports or quality of earnings reports of the Company and its Subsidiaries.

For the avoidance of doubt, Adjusted EBITDA shall be calculated excluding any effects of purchase accounting adjustments arising from the consummation of the transactions contemplated by the Transaction Agreements (as defined in the Implementation Agreement).

Adjusted EBITDA shall also exclude any pro forma adjustments, any write-offs or impairment related to brand IP and intangibles, and any expenses related to discontinued products.

An illustrative example of the calculation of Adjusted EBITDA, and specific policies to be adhered to in connection therewith, is set forth on Annex 1.

“Affiliate” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of equity interests, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings to the foregoing. Notwithstanding the foregoing or anything else to the contrary in this Agreement, none of the Members or their Affiliates, solely by virtue of being Members of the Company, shall be considered (a) an Affiliate of any other Member or such other Member’s Affiliates or (b) an Affiliate of the Company or any of its Subsidiaries, unless such Member, together with its Permitted Transferees, owns more than fifty percent (50%) of the Common Units; provided that the Company shall not be an Affiliate of the Intersnack Member together with its Permitted Transferees for purposes of Sections 9.7, 9.8 and 9.9.

“Assumed Tax Rate” for each Fiscal Year means the highest effective marginal combined U.S. federal, state and local income tax rate (including, if applicable, under Section 1411 of the Code) applicable to an individual resident in Pennsylvania (or if the highest effective marginal combined U.S. federal, state and local income tax rate applicable to a U.S. corporation is higher, such combined corporate income tax rate), in each case taking into account all jurisdictions in which the Company is required to file income tax returns and the relevant apportionment information, in effect for the applicable Fiscal Year, taking into account (a) the character of any income, gains, deductions, losses or credits, and the deductibility of state income taxes (provided that, for administrative convenience, it shall be assumed that no portion of any state or local taxes shall be deductible for so long as the limitation set forth in Sections 164(b)(6)(B) and 164(b)(7) of the Code as of the Effective Date remains applicable), and (b) deductions under Code Section 199A, as applicable. The Assumed Tax Rate for each Fiscal Year shall be the same for all Members regardless of the actual combined income tax rate of the Member or its direct or indirect owners.

“Bankruptcy” means, with respect to any Person, such Person: (a) is adjudicated insolvent or admits in writing its inability generally to pay its debts as they become due; (b) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (c) institutes or has instituted against it (voluntarily or involuntarily), or consents or acquiesces to, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency Law or other similar Law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (ii) is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof; or (d) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee custodian or other similar official for it or for all or substantially all its assets.

“Board” means the Board of Managers of the Company.

“Business Day” means any calendar day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Düsseldorf, Germany are authorized or required to close.

“Capital Account” means the account maintained by the Company with respect to a Member in accordance with Section 4.5.

“Capital Contribution” means, with respect to any Member, the amount of cash and the Fair Market Value of any property (other than cash) contributed to the Company by such Member, net of any liabilities assumed by the Company for such Member in connection with such contribution, as set forth from time to time in the books and records of the Company. Any reference to the Capital Contribution of a Member will include any Capital Contributions made by a predecessor holder of such Member’s Common Units to the extent that such Capital Contribution was made in respect of Units Transferred to such Member in accordance with the terms of this Agreement.

“Cash” means, without duplication, the aggregate amount of all cash and cash equivalents of the Company and its Subsidiaries reflected as cash and cash equivalents on the consolidated balance sheet of the Company as of the applicable date, as prepared in accordance with the Option Accounting Policies.

“Certificate of Formation” means the certificate of formation of the Company as in effect on the Effective Date, as the same may be amended, supplemented, modified and/or restated from time to time.

“Change of Control” means, with respect to the applicable Person, in any transaction or series of related transactions (i) the acquisition by any Third Party or any group of Third Parties acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, or any successor provisions thereto, of beneficial ownership, directly or indirectly, of more than fifty percent (50%) of the aggregate voting power of all classes of voting securities of such Person, (ii) the reorganization, merger, combination or consolidation of such Person with respect to which all of the Persons who were the direct or indirect beneficial owners of the voting securities of such Person immediately prior to such reorganization, merger, combination or consolidation do not, following such reorganization, merger, combination or consolidation, beneficially own, directly or indirectly, more than fifty percent (50%) of the aggregate voting power of all classes of voting securities of such Person resulting from such reorganization, merger, combination or consolidation or (iii) the direct or indirect sale, license, lease or other disposition of assets representing all or substantially all of the assets of such Person to a Third Party.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company Minimum Gain” has the meaning ascribed to “partnership minimum gain” under Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

“Company Property” means all interests in property, whether real or personal, tangible or intangible, and rights of any type owned therein or held by the Company or any of its Subsidiaries.

“Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation that is legally binding.

“Covered Person” means, as of any time of determination: (a) a then-current or former stockholder, member, partner, manager, director or officer of the Company or any of its Subsidiaries; (b) an Affiliate of a then-current or former stockholder, manager, partner, member or director of the Company or any of its Subsidiaries; (c) any then-current or former officer, manager, director, stockholder, partner, member, employee, advisor, representative or agent of a current or former member (or any of their respective Affiliates) of the Company or any of its Subsidiaries (including the Tax Matters Member and any Designated Individual); or (d) to the extent determined by the Board, any then-current or former equityholder, representative, employee, advisor or agent of the Company or any of its Subsidiaries.

“Depreciation” means, for each Fiscal Year or other taxable period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Fiscal Year or other taxable period, except that (a) with respect to any such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Regulations Section 1.704-3(d), Depreciation for such Fiscal Year or other taxable period shall be the amount of book basis recovered for such Fiscal Year or other taxable period under the rules prescribed by Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other taxable period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other taxable period bears to such beginning Adjusted Basis; provided, however, that if the Adjusted Basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year or other taxable period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Designated Individual” means any individual that is appointed as a “designated individual” of the Company in accordance with Section 301.6223-1(b)(3)(ii) of the Regulations.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Fair Market Value” means with respect to any asset as of any given date of determination, the fair market value thereof as determined in good faith by the Board.

“Family Member” means with respect to any natural person, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such person or any trust or other estate planning vehicle for the sole benefit of such persons or of which one or more of the foregoing are the sole beneficiaries.

“Fiscal Year” means the fiscal year of the Company, which shall end on the Sunday that is closest to December 31, unless the fiscal year is otherwise modified by the Board.

“GAAP” means generally accepted accounting principles in the United States.

“Geographic Territory” shall mean the fifty states of the United States of America, the District of Columbia and the territories of Puerto Rico and the United States Virgin Islands.

“Governmental Authority” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case, having jurisdiction over the Company or any of its Subsidiaries or any of the property or other assets of the Company or any of its Subsidiaries (including any Company Property).

“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for U.S. federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;

(b) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values (taking into account Section 7701(g) of the Code) in accordance with the rules set forth in Section 1.704-1(b)(2)(iv)(f) of the Regulations, except as otherwise provided in this Agreement, as of the following times: (i) the acquisition of a Common Unit (or additional Common Units) by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company; (ii) the grant of a Common Unit (other than a de minimis interest in the Company) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of becoming a Member of the Company (within the meaning of Section 1.704-1(b)(2)(iv)(d) of the Regulations); (iii) the distribution by the Company to a Member of more than a de minimis amount of Company assets; (iv) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g)(1) of the Regulations; (v) the acquisition of a Common Unit by any new or existing Member upon the exercise of a noncompensatory option in accordance with Section 1.704-1(b)(2)(iv)(s) of the Regulations; or (vi) any other event to the extent determined by the Board to be permitted and necessary or appropriate to properly reflect Gross Asset Values in accordance with the standards set forth in Section 1.704-1(b)(2)(iv)(g) of the Regulations; provided, however, that adjustments pursuant to clauses (i), (ii), (iii) and (v) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any noncompensatory options are outstanding upon the occurrence of an event described in this clause (b)(i) through (b)(vi) (other than, if applicable, the noncompensatory options being exercised that give rise to the occurrence of such event), the Company shall adjust the Gross Asset Values of its properties in accordance with Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704- 1(b)(2)(iv)(h)(2) of the Regulations;

(c) the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;

(d) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and clause (f) in the definition of “Profits” or “Losses” below or Section 5.2(h); provided, however, that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this clause to the extent the Board determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and

(e) if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to clauses (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses and other items allocated pursuant to Article V.

“Intersnack” means Intersnack Group GmbH & Co. KG.

“Indebtedness” means, without duplication and determined in accordance with the Option Accounting Policies, the aggregate amount of the following items with respect to the Company and its Subsidiaries, as of the applicable date: (a) indebtedness for borrowed money and other indebtedness in the forms of surety bonds or performance bonds; (b) all reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, letters of credit and bankers’ acceptances; (c) any capitalized lease obligations and sale leaseback obligations classified as such under GAAP; (d) any unpaid fees, discounts, accrued charges, and other amounts owed to a factoring company in connection with the assignment or factoring of receivables; (e) obligations arising out of interest rate, currency swap, hedging arrangements or any other arrangements designed to provide protection against fluctuations in interest or currency rates; (f) all unpaid declared and approved distributions or dividends; (g) all indebtedness of a Third Party secured by a lien on any property or assets of the Company or any of its Subsidiaries or otherwise assumed or guaranteed by the Company or any of its Subsidiaries; (h) guarantees of any of the foregoing; and (i) any other item that the Members mutually agree shall constitute Indebtedness.

“Involuntary Transfer” means any Transfer, other than by a voluntary act of a Member, including any Transfer, proceeding or action by or in which a Member shall be deprived or divested of any right, title or interest in or to any of the Common Units resulting from (a) any seizure under levy of attachment or execution, (b) any foreclosure upon a pledge of, or a security interest in, Common Units, (c) any Bankruptcy or (d) any Transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property. The term “Involuntary Transferee” and other forms of the word “Involuntary Transfer” shall have the correlative meanings.

“Law” means all laws, statutes, ordinances, rules and regulations of the United States, any foreign country and each state, commonwealth, city, county, municipality or other political subdivision thereof.

“Majority Vote of the Board” means, with respect to actions to be approved by the Board, the affirmative vote or approval of a majority of the total number of Managers that comprise the size of the entire Board at the relevant determination time (including any vacancies on the Board that have not yet been filled), which, in the case of a four (4) person Board, would require the affirmative vote or approval of at least three (3) Managers.

“Manager” means an individual serving as a member of the Board, including the Intersnack Managers and the Continuing Member Managers.

“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” under Sections 1.704-2(i)(2) and 1.704-2(i)(3) of the Regulations. It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Sections 1.704-2(d) and 1.704-2(g)(3) of the Regulations, as set forth in Section 1.704-2(i)(3) of the Regulations.

“Member Nonrecourse Debt” has the meaning ascribed to “partner nonrecourse debt minimum gain” under Section 1.704-2(b)(4) of the Regulations.

“Member Nonrecourse Deductions” has the meaning ascribed to “partner nonrecourse deductions” in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

“Nonrecourse Deductions” has the meaning ascribed to “nonrecourse deductions” in Sections 1.704-2(b) and 1.704-2(c) of the Regulations.

“Nonrecourse Liability” has the meaning ascribed under Section 1.704-2(b)(3) of the Regulations.

“Option Accounting Policies” means GAAP, applied in a manner consistent with the accounting policies, principles, practices and methodologies applied in connection with the preparation of the Audited Financial Statements of the Company and its Subsidiaries for a given Fiscal Year and as clarified in Annexes 1 through 3 attached hereto.

“Option Price” means, with respect to a given Put Option, Change of Control Put Option or Call Option, (a) the applicable Option Price Valuation (as finally determined in accordance with Annex 4 attached hereto) multiplied by (b) (i) the number of Put Units or Called Units, as applicable, divided by (ii) the number of then-issued and outstanding Common Units of the Company (including the number of such Put Units or Called Units).

“Option Price Valuation” means, with respect to a given Put Option, Change of Control Put Option or Call Option, (a) (i) the average of the Adjusted EBITDA for each of the two (2) Fiscal Years preceding the Fiscal Year in which the Put Option, Change of Control Put Option or Call Option (as applicable) is exercised, with the immediately preceding Fiscal Year weighted double, and the earlier preceding Fiscal Year of such two (2) Fiscal Years weighted single multiplied by (ii) twelve and one half (12.5), minus (b) Indebtedness of the Company and its Subsidiaries, plus (c) Cash of the Company and its Subsidiaries (each of clauses (b) and (c), determined as of the end of the Fiscal Year immediately preceding the Fiscal Year in which the Put Option, Change of Control Put Option or Call Option (as applicable) is exercised). An illustrative example of the calculation of an Option Price Valuation, and specific policies to be adhered to in connection therewith, is set forth on Annex 2.

“Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries (together with their respective predecessors) consistent with past practice.

“Permitted Transferee” means any Member and (a) with respect to the Intersnack Member, any Affiliate of Intersnack that is wholly-owned by Intersnack, and (b) with respect to any Continuing Member, (i) any member of the Rice Family, (ii) any Affiliate of a member of the Rice Family that is wholly-owned by the Rice Family, and (iii) any trust or other estate planning vehicle for the sole benefit of one or more of the member(s) of the Rice Family or of which one or more member(s) of the Rice Family are the sole beneficiaries.

“Person” means any individual, corporation, partnership, association, limited liability company, trust, estate or other entity.

“Profits” or “Losses” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication): (a) any income or gain of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss; (b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss; (c) in the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 5.2, be taken into account for purposes of computing Profits or Losses; (d) gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value; (e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such period; (f) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Section 734(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations, to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and (g) any items of income, gain, loss or deduction which are specifically allocated pursuant to the provisions of Section 5.2 shall not be taken into account in computing Profits or Losses for any Fiscal Year, but such items available to be specially allocated pursuant to Section 5.2 will be determined by applying rules analogous to those set forth in clauses (a) through (f) above.

“Regulations” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“Rice Family” means Michael W. Rice or any Family Member of Michael W. Rice.

“Sale of the Company” means the first to occur of any of the following, whether in one transaction or a series of related transactions: (a) the merger, reorganization, combination or consolidation of the Company into or with, or any other acquisition of the Company by, one or more Third Parties, in any case which involves the direct or indirect Transfer by the Members, collectively, of all the Common Units or (b) the direct or indirect sale, transfer or lease, whether in a single transaction or pursuant to a series of related transactions, of Company Property or businesses constituting all or substantially all of the Company Property or businesses of the Company and its Subsidiaries, taken as a whole; provided that, unless otherwise determined by the Board, neither a transfer of assets in connection with a securitization financing nor an initial public offering shall constitute a Sale of the Company.

“Secretary of State” means the Secretary of State of the State of Delaware.

“Subsidiary” means (a) any corporation, partnership, limited liability company or other entity a majority of the capital stock or other equity interests of which having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned, directly or indirectly, with power to vote, by the Company or any direct or indirect Subsidiary of the Company, (b) a partnership in which the Company or any direct or indirect Subsidiary is a general partner or (c) a limited liability company in which the Company or any direct or indirect Subsidiary is a managing member or manager.

“Tax Amount” means, with respect to a Fiscal Year, the excess, if any, of (a) the product of (i) an amount, if positive, equal to the product of (A) the taxable income of the Company allocable to a Member pursuant to this Agreement (taking into account corrective allocations made pursuant to Section 5.3(e)) with respect to the relevant Fiscal Year (or portion thereof) (determined based upon a good faith estimate by the Board and updated to reflect the final Company tax returns filed for such Fiscal Year), and, for purposes of this definition, (w) including adjustments to taxable income in respect of Section 704(c) of the Code, (x) excluding adjustments to taxable income in respect of Section 743(b) of the Code, (y) calculated as if allocations of such taxable income were, for such Fiscal Year (or portion thereof), the sole source of income and loss for such Member (or, as appropriate, of its direct or indirect partners or members), and (z) taking into account the carryover of items of loss, deduction and expense, including the utilization of any excess business interest expense under Code Section 163(j), but excluding the carryover of items of loss deduction or expense subject to Code Sections 461(l), 172, and 163(d), or any similar provision for which the limitation and carryforward is determined at the direct or indirect Member level, previously allocated to such Member for a Fiscal Year (or portion thereof) to the extent not previously taken into account for purposes of determining the Tax Amount for a Fiscal Year (or portion thereof) multiplied by (B) one-fourth (1/4) in the case of the first quarter of the applicable Fiscal Year, one-half (1/2) in the case of the second quarter of the applicable Fiscal Year, three-fourths (3/4) in the case of the third quarter of the applicable Fiscal Year, and one (1) in the case of the fourth quarter of the applicable Fiscal Year times (ii) the Assumed Tax Rate with respect to such Fiscal Year (or portion thereof), over (b) the amount of distributions previously made to such Member pursuant to Section 5.5 with respect to such Fiscal Year (or portion thereof) or pursuant to Sections 5.5(a) and 5.5(c) with respect to any Fiscal Year. For each Continuing Member that is treated as a partnership for applicable state and/or local income or franchise tax purposes, there shall be added to the amount in clause (a) of this definition, if the information described in clause (2) of this definition below is timely provided, an amount sufficient to enable such Continuing Member to pay its applicable state and local entity-level income and franchise tax liability (without duplication) imposed on entities treated as partnerships for applicable state and/or local income or franchise tax purposes, to the extent arising from allocations of taxable income of the Company for the relevant Fiscal Year as a result of such Continuing Member’s ownership of Common Units, calculated (1) using the conventions set forth in clauses (w)-(z) of this definition above and (2) based on information timely provided by such Continuing Member to the Board sufficient for the Board to calculate such amount, assuming the highest effective marginal state and local income and franchise tax rates imposed on an entity treated as a partnership for state or local income or franchise tax purposes in the applicable jurisdiction; provided that (I) the aggregate amount described in this sentence shall in no event be greater than $100,000 per Fiscal Year in the aggregate for all Continuing Members and (II) the aggregate amount payable under Section 5.5(a) to all Members solely as a result of the amount added to clause (a) as described in this sentence shall in no event be greater than $400,000 per Fiscal Year in the aggregate for all Members, and if such cap in clause (I) or (II) of this sentence is exceeded, the required reduction shall be applied pro rata among the Continuing Members, in the case of clause (I), or all the Members, in the case of clause (II), based on their respective numbers of Common Units.

“Tax Distribution Date” means April 10, June 10, September 10, and December 10 of each calendar year, which shall be adjusted by the Board as reasonably necessary to take into account changes in estimated tax payment due dates for U.S. federal income taxes under applicable Law (but in no event shall the Board make adjustments such that there are more than four (4) Tax Distribution Dates in any calendar year); provided, however, that if a Tax Distribution Date in a given calendar year is not a Business Day, such Tax Distribution Date shall be the Business Day immediately prior to such date.

“Third Party” means a Person that is not, immediately prior to the consummation of an action or transaction involving such Person, an Affiliate of the Company or any of its Members; provided that neither the Company nor any of its Subsidiaries shall be a Third Party.

“Transfer” any direct or indirect sale, hypothecation, mortgage, pledge, assignment, attachment, exchange, gift, bequest, disposition or other transfer (including the creation of any derivative or synthetic interest, including a participation or other similar interest or any hypothecation, lien, grant of security interest or encumbrance), whether by operation of Law or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings. An indirect “Transfer” shall also include any transfer of an equity interest in any Member or in any Person that directly or indirectly holds an equity interest in the Company. Notwithstanding anything to the contrary in this definition of “Transfer,” in no event shall any direct or indirect sale, hypothecation, mortgage, pledge, assignment, attachment, exchange, gift, bequest, disposition or other transfer (including the creation of any derivative or synthetic interest, including a participation or other similar interest or any hypothecation, lien, grant of security interest or encumbrance), whether by operation of Law or otherwise, of the equity interests of Intersnack be deemed to be a Transfer hereunder; provided, however, that Section 9.9 shall apply to any Change of Control Transaction.

1.2 Index of Defined Terms.

Defined Term	Section

20% Member Approval	Section 8.7
2026 Fourth Quarter Distribution	Section 5.5(b)(iii)
2026 Shortfall Amount	Section 5.5(b)(iii)
A&R LLC Agreement	Recitals
Accounting Firm	Annex 4
Acquired Business	Section 13.2(c)
Acquiror	Recitals
Additional Member	Section 8.5(a)
Agreement	Preamble, Exhibit A
Amendment No. 1	Recitals
Annual Distribution Amount	Section 5.5(b)(ii)
Audited Financial Statements	Section 11.3(d)
Block Notice	Section 9.8(f)
Budget	Section 7.9(b)
Business Plan	Section 7.9(b)
Call Option	Section 9.7(a)
Call Option Approval	Section 9.7(f)
Call Option Closing	Section 9.7(g)
Call Option Closing Date	Section 9.7(g)
Call Option Exercise Notice	Section 9.7(b)
Call Option Exercise Period	Section 9.7(b)
Called Units	Section 9.7(c)(ii)
Cash Available For Tax Distributions	Section 5.5(a)(i)
Change of Control Notice	Section 9.9
Change of Control Put	Section 9.9
Change of Control Put Exercise Notice	Section 9.9
Change of Control Put Option	Section 9.9, Section 9.9
Change of Control Put Option Exercise Notice	Section 9.9
Change of Control Transaction	Section 9.9
Common Unit Transfer Agreement	Section 9.7(j)(ii)
Common Units	Section 3.1(a)
Company	Preamble, Exhibit A, Exhibit B
Company Group Business Liabilities	Section 8.10(a)
Company Group Operations	Section 8.10(a)
Confidential Information	Section 14.1(c)
Continuing Member Managers	Section 7.2(a)(ii)
Continuing Members	Preamble
Delivering Party	Annex 4
Designated Initial Manager	Section 7.2(b)
Designated Initial Managers	Section 7.2(b)
Disclosing Person	Section 14.1(a)
Dispute Notice	Annex 4
Disputed Item	Annex 4

Distributable Reserves	Section 5.5(b)(i)
Drag Sale	Section 9.6(a)
Drag-Along Notice	Section 9.6(b)
Drag-Along Right	Section 9.6(a)
Dragged Members	Section 9.6(a)
Dragging Member	Section 9.6(a)
Effective Date	Preamble
ERISA	Section 9.3(b)(ii)
Estimated Option Closing Statement	Annex 4
Excluded Expenses	Section 8.10(a)
Executive Chair	Section 7.3
Implementation Agreement	Recitals
Imputed Underpayment	Section 11.5(c)
Indebtedness Multiple	Section 8.7(h)
Indemnifiable Losses	Section 6.2(c)
Initial Annual Distribution Period	Section 5.5(b)(ii)
Initial LLC Agreement	Recitals
Intersnack	Recitals
Intersnack Managers	Section 7.2(a)(i)
Intersnack Member	Preamble
Intersnack Member Indemnitees	Section 8.10(a)
Joinder Agreement	Section 8.5(b)
Judgment	Section 8.10(b)(iii)
Liquidity Limitations	Section 5.5(a)(i)
LLC Agreement	Exhibit B
Material Subsidiary	Section 8.7(d)
Member	Exhibit B
Members	Preamble
Merger Agreement	Recitals
Merger Sub	Recitals
notice	Section 14.3
Ordinary Distribution	Section 5.5(b)(i)
Out of Perimeter Company Contract	Section 8.10(b)(ii)
Out of Perimeter Litigation	Section 8.10(a)
Post-Consolidation Put Threshold	Section 9.8(c)(ii)
Prior LLC Agreement	Recitals
Proposed Calculation	Annex 4
Protected Person	Section 14.1(a)(i)
Push-Out Election	Section 11.5(c)
Put Option	Section 9.8(a)
Put Option Approval	Section 9.8(g)
Put Option Closing	Section 9.8(h)
Put Option Closing Date	Section 9.8(h)
Put Option Exercise Notice	Section 9.8(b)
Put Option Exercise Period	Section 9.8(b)
Put Units	Section 9.8(c)(ii)

Quarterly Excess Amount	Section 5.5(b)(ii)
Receiving Party	Annex 4
Regulatory Allocations	Section 5.2(i)
Representatives	Section 14.1(b)
Restricted Business	Section 13.1
Restricted Cash Award Recipients	Section 8.10(b)(iv)
Restricted Cash Awards Assignment and Assumption	Section 8.10(b)(iv)
Restricted Parties	Section 13.1
Restricted Period	Section 13.1
Second A&R LLC Agreement	Recitals
Series R	Preamble
Series U	Preamble
Shortfall Amount	Section 5.5(b)(ii)
Specified Member Approval	Section 8.8
Spousal Consent	Section 3.7
Subsequent Call Option Exercise	Section 9.8(f)(vi)
Survival Provisions	Section 14.15
Tax Audit	Section 11.5(f)
Tax Distribution	Section 5.5(a)(i)
Tax Matters Member	Section 11.5(c)
Unanimous Member Approval	Section 8.9

ARTICLE II

ORGANIZATION

2.1 Formation and Continuation. The Company was formed as a limited liability company under the Act by the filing of a Certificate of Formation on September 14, 2016. Pursuant to the provisions of the Act and this Agreement, the Members hereby enter into this Agreement to set forth the rights and obligations of the parties hereto and certain other matters related thereto. Except as otherwise provided in this Agreement, the rights and obligations of the Members and the Board and the administration and termination of the Company shall be governed by the Act.

2.2 Name of the Company. The name of the Company is “Utz Brands Holdings, LLC”. The Company may do business under that name and under any other name or names which the Board may select from time to time.

2.3 Purpose. The business and purpose of the Company shall be to engage in any business or activity in which a limited liability company organized under the Laws of the State of Delaware may lawfully engage, and shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

2.4 Term. The term of the Company began upon the acceptance of the Certificate of Formation by the Secretary of State and shall continue in existence until terminated pursuant to Section 10.5.

2.5 Registered Office; Principal Place of Business; Registered Agent. The registered office of the Company in the State of Delaware is Registered Agent Solutions, Inc., 9 E. Loockerman Street, Suite 311, Dover, Kent County, Delaware 19901, or at such other place as the Board may select from time to time. The principal place of business of the Company shall be located at 900 High Street, Hanover, Pennsylvania 17331, or such other place as is determined by the Board from time to time. The name and address for service of process on the Company in the State of Delaware is Registered Agent Solutions, Inc., 9 E. Loockerman Street, Suite 311, Dover, Kent County, Delaware 19901, or such other qualified Person and address as the Board may designate from time to time.

2.6 Business Transactions of a Member or Manager with the Company. In accordance with Section 18-107 of the Act, but subject at all times to the terms and conditions of this Agreement, a Member or Manager may, but shall not be obligated to, lend money to, borrow money from, act as surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact business with the Company and, subject to applicable Law, approval of the Board and the terms and conditions of this Agreement (including Section 7.9(f)(v) and Section 8.7(h)), shall have the same rights and obligations with respect to any such matter as a Person who is not a Member or Manager.

2.7 Operation of the Company as a Separate Enterprise. The Company shall, consistent with the terms of this Agreement, conduct its business and operations separate and apart from that of any other Person, including any of the Members and any Affiliates of any of the Members, including by: (a) not allowing funds or other assets of the Company to be commingled with the funds or other assets of, owned by or registered in the name of, any other Person; (b) maintaining books, bank accounts and financial records of the Company separate from those of any other Person; (c) observing customary formalities, including maintaining current records of Company affairs, minutes of Company and Board meetings and written consents of the Members and Managers; (d) acting on behalf of the Company pursuant to, and in accordance with, this Agreement; and (e) causing the Company to conduct its dealings with Third Parties in its own name and in all respects hold itself out as a separate and independent legal entity.

2.8 Effectiveness of Agreement.

(a) Except for this Section 2.8 (which shall be effective upon execution and delivery of this Agreement), this Agreement shall not become effective until the Closing on the Effective Date. In the event that the Merger Agreement is terminated in accordance with its terms, then this Agreement shall terminate, and become null and void ab initio, concurrently with the termination of the Merger Agreement, automatically and without any action of the parties hereto, and none of the Company, the Continuing Members or the Intersnack Member shall thereafter have any obligations or liabilities under this Agreement.

(b) Prior to the Effective Date, if requested in writing (and consented to) by each of Intersnack and the Continuing Members, then the Intersnack Member, the Continuing Members and the Company will enter into amendments to this Agreement to be effective immediately following the TRA Payment (as defined in the Merger Agreement); provided that such amendments (i) would not, and would not reasonably be expected to, (A) breach any of the Transaction Agreements or require consent under any of the Debt Financing Documents or (B)

prevent, materially delay or materially impair the Closing; or (ii) in the good faith judgment of the Special Committee, would not adversely affect (A) the fairness to the Company or the Unaffiliated Company Stockholders of, or the advisability of, the Transaction Agreements and the transactions contemplated thereby or (B) the ability of the Special Committee to determine that the Transaction Agreements and the transactions contemplated thereby are in the best interests of the Company and the Unaffiliated Company Stockholders and make the Special Committee Recommendation or the ability of the Company Board of Directors to determine that the Transaction Agreements and the transactions contemplated thereby are in the best interests of the Company and the Unaffiliated Company Stockholders and make the Company Recommendation.

(c) Prior to the Closing, any (i) waiver, consent or approval by the Company or Intersnack Member under this Agreement shall only be effective if it was approved by the Special Committee, (ii) any amendment to this Agreement shall only be effective if it was approved by the Special Committee and (iii) any enforcement or any defense of any enforcement of any rights under this Agreement by the Company or the Intersnack Member will be controlled by the Special Committee. For the avoidance of doubt, Intersnack shall control the right to designate any individuals to serve as substitute initial Intersnack Managers under the proviso to Section 7.2(b).

(d) Capitalized terms used in this Section 2.8 and not otherwise defined herein have the meanings ascribed to them in the Merger Agreement. Article I of this Agreement, to the extent containing any defined term used in this Section 2.8, shall be effective as of the date of this Agreement. Article XIV of this Agreement, to the extent applicable to any section of this Section 2.8, shall be effective as of the date of this Agreement.

(e) Upon the occurrence of the Closing, Section 2.8(b), Section 2.8(c) and Section 2.8(d) shall terminate and be of no further force or effect.

ARTICLE III

COMMON UNITS

3.1 Capital Structure.

(a) The capital structure of the Company shall consist of one (1) class of interests comprised of common units of the Company (the “Common Units”) which shall constitute limited liability company interests under the Act. All Common Units shall be identical with each other in every respect. The Company shall not issue any additional Common Units or any other ownership or other interests except in accordance with this Agreement. The name, address and number of Common Units of each Member shall be as set forth on Schedule A attached hereto, which shall be updated from time to time by the Board, without further action by the Members, as necessary to reflect changes in the information thereon that occur pursuant to this Agreement and that otherwise are not in violation of the terms of this Agreement or the Act.

(b) Without in any way limiting any approval or limitation required or set forth in this Agreement, in the event of an equity split, recapitalization, reorganization, merger, consolidation, combination, exchange of Common Units, liquidation, spin-off or other change in organizational structure affecting the Common Units (including any conversion of the Company to a corporation), the number of Common Units shall be appropriately adjusted to the extent necessary to preserve the economic rights of the Members under this Agreement.

3.2 Issuances of Additional Common Units. Only upon compliance with the requirements of Section 8.7 is the Company authorized to issue Common Units to any Person and any such Common Units shall be issued at such prices per Common Unit as may be determined in good faith by the Board and in exchange for contributions of cash or property, the provision of services or such other consideration as may be determined in good faith by the Board.

3.3 Voting Rights. Each Member holding a Common Unit or fraction thereof shall be entitled to (a) one (1) vote per whole Common Unit held by such Member and/or (b) a fraction of a vote corresponding in absolute value to the fraction of a Common Unit held by such Member, in each case, in person or by proxy or pursuant to an action by written consent, on all matters upon which Members have a right to vote or approve as set forth in this Agreement and on all matters for which members of a limited liability company are provided a vote by non-waivable provisions of the Act.

3.4 Member’s Interest. A Member’s Common Units shall for all purposes be personal property. A Member shall not have any interest in any specific Company Property.

3.5 Reacquired Common Units. Except as otherwise set forth in this Agreement, any Common Units redeemed, purchased or otherwise acquired by the Company, in any manner whatsoever, shall be canceled.

3.6 Common Units Not Certificated. Common Units shall not be certificated unless otherwise determined by the Board. If the Board determines that one or more Common Units shall be certificated, each such certificate shall be in such form (and with such legends) as the Board may determine.

3.7 Spousal Consent. Notwithstanding anything contained in this Agreement to the contrary, it shall be a condition precedent for admittance (and continued admittance) of any natural Person as a Member that the spouse of such natural Person, if any, execute and deliver to the Company a spousal consent in the form attached hereto as Exhibit A or such other form approved by the Board, if required by the Board (“Spousal Consent”).

ARTICLE IV

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

4.1 Common Units. Each Member owns the number of Common Units set forth opposite such Member’s name on Schedule A. No Member will be obligated to make any Capital Contributions after the Effective Date unless otherwise agreed in a separate writing between such Member and the Company that has been approved by the Board and subject to compliance with this Agreement.

4.2 No Interest on Capital Contributions. Members shall not be paid interest on their Capital Contributions or amounts attributable to their respective Capital Accounts.

4.3 Return of Capital Contributions. Except as otherwise provided in this Agreement, no Member shall have the right to receive the return of any Capital Contribution until the Company has been liquidated, dissolved, wound-up or terminated, and then only in accordance with Section 10.2.

4.4 Withdrawal of Funds or Loans. No Member shall be entitled to borrow or withdraw any amount from the Company without the prior written approval of the Board.

4.5 Capital Accounts.

(a) A separate Capital Account shall be maintained for each Member on the books of the Company, and adjustments to such Capital Accounts shall be made as follows:

(i) a Member’s Capital Account shall be credited with any amounts of money contributed by the Member to the Company, the Fair Market Value of any other property contributed to the Company (net of liabilities secured by the property that the Company is considered to assume or take subject to under Section 752 of the Code), the amount of any Company liabilities assumed by the Member (other than liabilities that are secured by any Company Property distributed to such Member), and the Member’s allocable share of any Profits; and

(ii) a Member’s Capital Account shall be debited with the amount of any money distributed to the Member, the Fair Market Value of Company Property distributed to the Member (net of liabilities secured by such property that the Member is considered to assume or take subject to under Section 752 of the Code), the amount of any liabilities of the Member assumed by the Company (other than liabilities that are secured by property contributed by such Member), and the Member’s allocable share of Losses.

(b) Upon the Transfer of Common Units in accordance with this Agreement, the amount of the Capital Account of the Transferring Member that is attributable to the Transferred Common Units will be carried over to the Transferee Member.

(c) The foregoing provisions of this Section 4.5 and Sections 5.1 through 5.4 are intended to comply with Section 1.704-1(b)(2)(iv) of the Regulations and shall be interpreted and applied in a manner consistent with such Regulations. If the Board, upon the advice of the Company’s tax advisors, shall determine that it is prudent to modify the manner in which the Capital Accounts are computed in order to comply with Section 1.704-1(b)(2)(iv) of the Regulations, the Board may make such modification; provided, however, that such modification is not reasonably likely to have more than a de minimis effect on the amounts distributable to any Members pursuant to Section 5.5 or Section 10.2; provided, further, that neither the Members nor any Manager shall have any liability to any other Member for any exercise of or failure to exercise any such discretion to make any modifications permitted under this Section 4.5.

4.6 No Rights of Creditors. The provisions of this Article IV are intended to solely benefit the Members and shall not be construed as conferring any benefit upon any creditor of the Company or any of its Subsidiaries, or any other Person (and no such creditor or other Person shall be a Third Party beneficiary of this Agreement), and no Member or Manager shall have any duty or obligation to any creditor of the Company or any of its Subsidiaries or any other Person to make any additional Capital Contributions or to cause the Company to approve the making of any additional Capital Contributions.

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS

5.1 Allocations of Profits and Losses. After giving effect to the allocations under Section 5.2 and subject to Section 5.3 and Section 5.4, Profits and Losses for any Fiscal Year (or other applicable period) (and, to the extent reasonably determined by the Board to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Fiscal Year shall be allocated among the Members during such Fiscal Year in a manner such that, after giving effect to all distributions through the end of such Fiscal Year, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (a) the amount such Member would receive pursuant to Section 10.2 if all assets of the Company on hand at the end of such Fiscal Year were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each Nonrecourse Liability to the Fair Market Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 10.2, to the Members immediately after making such allocation, minus (b) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

5.2 Special Allocations.

(a) Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members on a pro rata basis in accordance with the number of Common Units owned by each Member. The amount of Nonrecourse Deductions for a Fiscal Year period shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Regulations Section 1.704-2(d).

(b) Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i) of the Regulations. If more than one (1) Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 5.2(b) is intended to comply with the provisions of Section 1.704-2(i) of the Regulations and shall be interpreted consistently therewith.

(c) Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Fiscal Year (or if there was a net decrease in Company Minimum Gain for a prior Fiscal Year and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(c)), each Member shall be specially allocated items of Company income and gain for such Fiscal Year in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such Fiscal Year (as determined pursuant to Section 1.704-2(g)(2) of the Regulations). This Section 5.2(c) is intended to constitute a minimum gain chargeback under Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(d) Notwithstanding any other provision of this Agreement except Section 5.2(c), if there is a net decrease in Member Minimum Gain during any Fiscal Year (or if there was a net decrease in Member Minimum Gain for a prior Fiscal Year and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(d)), each Member shall be specially allocated items of Company income and gain for such year in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Section 1.704-2(i)(4) of the Regulations). This Section 5.2(d) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(e) Notwithstanding any provision hereof to the contrary except Section 5.2(a) and Section 5.2(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Fiscal Year. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 5.2(e) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.

(f) Notwithstanding any provision hereof to the contrary except Section 5.2(c) and Section 5.2(d), in the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Section 1.704-1(b)(2)(ii)(d) of the Regulations, items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Fiscal Year) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided that an allocation pursuant to this Section 5.2(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Section 5.1 and Section 5.2 have been tentatively made as if this Section 5.2(f) were not in this Agreement. This Section 5.2(f) is intended to constitute a qualified income offset under Section 1.704-1(b)(2)(ii) of the Regulations and shall be interpreted consistently therewith.

(g) If any Member has a deficit balance in its Capital Account at the end of any Fiscal Year that is in excess of the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Sections 1.704-2(g)(1) and (i) (5) of the Regulations, that Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.2(g) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of such sum after all other allocations provided for in Section 5.1 and Section 5.2 have been made as if Section 5.2(f) and this Section 5.2(g) were not in this Agreement.

(h) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) of the Regulations, to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete liquidation of such Member’s Common Units in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Section 1.704-1(b)(2)(iv)(m)(2) of the Regulations if such section applies or to the Member to whom such distribution was made if Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations applies.

(i) The allocations set forth in Sections 5.2(a) through 5.2(g) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Regulations. Notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. In general, the Members anticipate that this shall be accomplished by specially allocating other Profits and Loss among the Members so that the net amount of Regulatory Allocations and such special allocations to each such Member is zero. This Section 5.2(i) is intended to minimize to the extent possible and to the extent necessary any economic distortions that may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

(j) To the extent any interest accrued or payable by the Company in connection with a Redemption Promissory Note described in Section 8.11(b) gives rise to a deduction or loss to the Company, the Board may determine that such deduction or loss be specially allocated to the Intersnack Member and, in such event, to also allocate offsetting items of income or gain to the Intersnack Member under Section 5.1, so that, to the extent possible, the net amount of such allocation of deduction or loss and such offsetting items of income and gain to the Intersnack Member should be equal to the net amount that would have been allocated to the Intersnack Member if the special allocations under this Section 5.2(j) had not occurred.

5.3 Allocations for Tax Purposes in General.

(a) Except as otherwise provided in this Section 5.3, each item of income, gain, loss and deduction of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Sections 5.1 and 5.2.

(b) In accordance with Section 704(c) of the Code and the Regulations thereunder (including the Regulations applying the principles of Section 704(c) of the Code to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members to account for any such difference using (i) the “traditional method” without curative allocations under Section 1.704-3(b) of the Regulations or (ii) any other permissible method or methods determined by the Board (with the prior written consent of each of the Intersnack Member and the Continuing Members, in each case, not to be unreasonably withheld, conditioned or delayed) to be appropriate and in accordance with the applicable Regulations.

(c) Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Sections 1.1245-1(e) and 1.1254-5 of the Regulations, to the Members who received the benefit of such deductions and (ii) tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as reasonably determined by the Board taking into account the principles of Sections 1.704-1(b)(4)(ii), 1.704-1(b)(3)(iv), and 1.704-1(b)(4)(viii) of the Regulations.

(d) Allocations pursuant to this Section 5.3 are solely for purposes of U.S. federal, state and local income taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

(e) If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Section 1.704-1(b)(2)(iv)(s)(3) of the Regulations, the Company shall make corrective allocations pursuant to Section 1.704-1(b)(4)(x) of the Regulations. If, pursuant to Section 5.2(i), the Company causes a Capital Account reallocation in accordance with principles similar to those set forth in Section 1.704-1(b)(2)(iv)(s)(3) of the Regulations, the Company shall make corrective allocations in accordance with principles similar to those set forth in Section 1.704-1(b)(4)(x) of the Regulations.

(f) Any adjustment to the adjusted tax basis of Company property pursuant to Section 743(b) of the Code resulting from a transfer of Common Units shall be handled in accordance with Section 1.743-1(j) of the Regulations.

5.4 Other Allocation Rules.

(a) The Members are aware of the income tax consequences of the allocations made by this Article V and the economic impact of the allocations on the amounts receivable by them under this Agreement. The Members hereby agree to be bound by the provisions of this Article V in reporting their share of Company income and loss for U.S. federal and applicable state and local income tax purposes.

(b) The provisions regarding the establishment and maintenance for each Member of a Capital Account as provided by Section 4.5 and the allocations set forth in Sections 5.1, 5.2 and 5.3 are intended to comply with the Regulations and to reflect the intended economic entitlement of the Members. If the Board reasonably determines that the application of the provisions in Sections 4.5, 5.1, 5.2 or 5.3 would result in non-compliance with the Regulations or would be inconsistent with the intended economic entitlement of the Members, the Board is authorized to make any appropriate adjustments to such provisions to the extent permitted by applicable Law, including to allocate properly items of income, gain, loss, deduction and credit to those Members who bear the economic burden or benefit associated therewith, or to otherwise cause the Members to achieve the economic objectives underlying this Agreement. The Board also shall (i) make any adjustments that it reasonably determines are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Section 1.704-1(b)(iv)(g) of the Regulations and (ii) make any reasonable and appropriate modifications in the event unanticipated events would reasonably be expected to otherwise cause this Agreement not to comply with Section 1.704-1(b) of the Regulations. To the extent any adjustment to the allocations under this Section 5.4(b) would, if made, have a materially adverse and disproportionate effect on either the Intersnack Member, on the one hand, or the Continuing Members, on the other hand, then such adjustment shall not be made unless the Company has received the prior written consent of such adversely affected Member (which consent shall not be unreasonably withheld, conditioned, or delayed).

(c) If any Common Units are Transferred, or if the number of Common Units held by a Member is increased or decreased in accordance with this Agreement during a Fiscal Year, the Company shall consult in good faith with the Intersnack Member, the Continuing Members and the tax advisors to the Company and allocate all items of income, gain, loss, deduction and credit recognized by the Company for such Fiscal Year shall be allocated to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Regulations thereunder; provided, however, that such allocations may instead be made in another manner that complies with the provisions of Section 706 of the Code and the Regulations thereunder and that is selected by the Board (with the prior written consent of each of the Intersnack Member and the Continuing Members, in each case not to be unreasonably withheld, conditioned or delayed).

(d) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company, within the meaning of Section 1.752-3(a)(3) of the Regulations, the Company shall allocate such liabilities in such manner that complies with the Code and the Regulations thereunder and that the Board reasonably determines, in a manner intended to minimize any gain of the Members to the greatest extent possible under Section 731 of the Code.

5.5 Distributions. The Company shall make distributions to the Members in the following order and priority:

(a) Tax Distributions.

(i) On each Tax Distribution Date, the Board shall cause the Company, from available cash, available borrowings and other funds available (if any) under Law therefor, including legally made distributions from available cash of the Company’s Subsidiaries (taking into account any restrictions applicable to tax distributions contained in the Company’s or its Subsidiaries’ then applicable bank financing agreements by which the Company or its Subsidiaries are bound) (collectively, “Cash Available For Tax Distributions”) to make distributions of cash (each, a “Tax Distribution”) to the Members holding Common Units, pro rata in proportion to their respective number of Common Units in an amount such that the Member with the highest Tax Amount per Common Unit receives an amount equal to such Member’s Tax Amount and such other Members receive a corresponding Tax Distribution with respect to their Common Units equal to the product of (x) such highest Tax Distribution amount per Common Unit, and (y) the number of Common Units held by such other Members; provided that if the amount of Tax Distributions actually made with respect to a quarter or a Fiscal Year is greater than or less than the Tax Distributions that would have been made under this Section 5.5(a) for such period based on subsequent tax information and assuming no limitations based on prohibitions under applicable Law, Cash Available For Tax Distributions, or insolvency (such limitations, the “Liquidity Limitations”) (e.g., because the estimated Tax Distributions for a Fiscal Year were greater than or less than the amount calculated based on actual taxable income for such Fiscal Year or because such Tax Distribution would have rendered the Company insolvent, then, on subsequent Tax Distribution Dates, starting with the next Tax Distribution Date, and prior to any additional distributions pursuant to Section 5.5(b), the Board shall, subject to the Liquidity Limitations, cause the Company to adjust the next Tax Distribution and subsequent Tax Distributions downward (but not below zero) or upward (but in any event pro rata in proportion to the Members’ respective number of Common Units) to reflect such excess or shortfall; provided, further, that, notwithstanding any other provision in this Agreement to the contrary, (A) Tax Distributions shall not be required to the extent that any such distribution would render the Company insolvent, and (B) the Board shall not be required to cause the Company to make any Tax Distributions on any date other than a Tax Distribution Date. Notwithstanding anything to the contrary in this Agreement, the payout in full of any such Tax Distribution shall have priority over the payment of any other distributions during such Fiscal Year pursuant to this Agreement.

(ii) Notwithstanding anything to the contrary contained in this Agreement, (a) the Board shall make, in its reasonable discretion, equitable adjustments (downward (but not below zero) or upward) to the Members’ Tax Distributions (but in any event pro rata in proportion to the Members’ respective number of Common Units) to take into account increases or decreases in the number of Common Units held by each Member during the relevant period; provided that no such adjustments shall be made that would have a material adverse and disproportionate effect on either the Intersnack Member, on the one hand, or the Continuing Members, on the other hand, without such adversely affected Members’ prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed) and (b) no Tax Distributions (or downward (but not below zero) or upward adjustment to any Tax Distributions) shall be made other than on a pro rata basis in proportion to the Members’ respective number of Common Units.

(b) Distributions not in Connection with a Liquidation or Sale of the Company.

(i) Except as otherwise provided in Section 10.2 in the event of a dissolution, quarterly distributions to Members holding Common Units in the amounts determined pursuant to Section 5.5(b)(ii) and Section 5.5(b)(iii) shall be declared by the Board and paid by the Company in accordance with this Section 5.5(b) from available cash, available borrowings (subject to any required Member approval under Section 8.7(h)) and other funds available (if any) under Law therefor (such available aggregate amount at the relevant reference time, “Distributable Reserves”), including legally made distributions from available cash of the Company’s Subsidiaries (in each case, taking into account the retention of any amounts necessary to satisfy the obligations of the Company and its

Subsidiaries and any applicable restrictions contained in the Company’s or its Subsidiaries’ then applicable bank financing agreements by which the Company or its Subsidiaries are bound) (each, an “Ordinary Distribution”). A quarterly Ordinary Distribution shall be paid simultaneously with the Tax Distribution paid with respect to such fiscal quarter, which shall be on or about April 10th, June 10th, September 10th, and December 10th of each Fiscal Year. Any Ordinary Distribution shall be made to the Members as of the close of business on the record date set by the Board for such Ordinary Distribution on a pro rata basis, in accordance with the number of Common Units owned by each Member as of the close of business on such record date; provided, however, that, notwithstanding any other provision in this Agreement to the contrary, no Ordinary Distribution shall be made to any Member to the extent such Ordinary Distribution would render the Company insolvent or would otherwise be prohibited by applicable Law. For purposes of Section 5.5(a), this Section 5.5(b) and Section 5.5(c), insolvent means such distribution would violate Section 18-607(a) of the Act. Promptly following the declaration of a distribution pursuant to this Section 5.5(b), the Board shall give notice to each Member of the amount and the terms of the distribution and the payment date thereof.

(ii) For each of Fiscal Years 2027 through 2029 (the “Initial Annual Distribution Period”), the Company shall pay an aggregate Ordinary Distribution for each fiscal quarter in such Fiscal Year equal to ten million dollars ($10,000,000); provided that, if the Board determines in good faith that the Distributable Reserves for any fiscal quarter are less than $10,000,000, the amount of the Ordinary Distribution for such fiscal quarter shall be reduced to the amount of the Distributable Reserves for such fiscal quarter (the amount of such reduction, together with any other such reductions that remain unpaid from prior fiscal quarters in which Ordinary Distributions were paid or to be paid, plus any unpaid 2026 Shortfall Amount, if applicable, the “Shortfall Amount”). If there is at any time an unpaid Shortfall Amount when a quarterly Ordinary Distribution is payable, to the extent that the amount of Distributable Reserves for such fiscal quarter exceeds $10,000,000 (such excess for a given fiscal quarter, a “Quarterly Excess Amount”), the Ordinary Distribution for such fiscal quarter shall be increased by an amount equal to the lesser of (A) the aggregate Shortfall Amount for all preceding fiscal quarters (which includes any unpaid 2026 Shortfall Amount, if applicable) and (B) the then-applicable Quarterly Excess Amount. The parties hereto hereby agree and acknowledge that it is the intent of the parties hereto that the Company shall distribute to the Members, on a pro rata basis in proportion to their respective holdings of Common Units, $40,000,000 per Fiscal Year (through the quarterly payments of Ordinary Distributions contemplated by this Section 5.5(b)(ii)) during the Initial Annual Distribution Period (the “Annual Distribution Amount”). From and after the expiration of the Initial Annual Distribution Period, the Company shall continue to make Ordinary Distributions to the Members in accordance with the procedures (and subject to the limitations) for the Initial Annual Distribution Period set forth above in this Section 5.5(b), except that the Annual Distribution Amount shall automatically increase, beginning with Fiscal Year 2030, by three percent (3%) each Fiscal Year, compounded annually (with a corresponding automatic increase to each quarterly Ordinary Distribution described in this Section 5.5(b)(ii)) (by way of illustrative example, for Fiscal Year 2030, the Annual Distribution Amount shall be $41,200,000 and the reference to $10,000,000 per fiscal quarter set forth in this Section 5.5(b)(ii) shall be $10,300,000), subject, in each case, to the terms of this Section 5.5(b)(ii) regarding payment of Ordinary Distributions. In the event that the Effective Date is in Fiscal Year 2027 and not at the end of a fiscal quarter in 2027, the Ordinary Distributions for such fiscal quarter in which the Effective Date occurs shall be pro rated based on when the Closing occurs in the applicable fiscal quarter in 2027.

(iii) In the event that the Effective Date occurs prior to the end of Fiscal Year 2026 (and prior to the customary quarterly ordinary distribution payable by the Company for the fourth quarter of Fiscal Year 2026 under the Prior LLC Agreement (and no such quarterly ordinary distribution has been declared by the Managing Member (as defined in the Prior LLC Agreement) under the Prior LLC Agreement)), a one-time distribution to Members holding Common Units in an aggregate amount equal to four million dollars ($4,000,000) shall be declared by the Board and paid by the Company in accordance with this Section 5.5(b)(iii) (the “2026 Fourth Quarter Distribution”); provided that, if the Board determines in good faith that the Distributable Reserves for such fourth fiscal quarter of 2026 are less than $4,000,000, the amount of the 2026 Fourth Quarter Distribution shall be reduced to the amount of the Distributable Reserves for such fiscal quarter (the amount of such reduction, the “2026 Shortfall Amount”). The 2026 Fourth Quarter Distribution, if any, as determined in accordance with this Section 5.5(b)(iii) shall (x) be paid before the end of Fiscal Year 2026, and (y) be made to the Members as of the close of business on the record date set by the Board for such 2026 Fourth Quarter Distribution on a pro rata basis, in accordance with the number of Common Units owned by each Member as of the close of business on such record date; provided, however, that, notwithstanding any other provision in this Agreement to the contrary, such 2026 Fourth Quarter Distribution shall not be made to the Members to the extent such distribution would render the Company insolvent or would otherwise be prohibited by applicable Law.

(iv) In addition to the distributions contemplated by Sections 5.5(b)(i)-(iii), in the event the Board determines that the Company and its Subsidiaries have sufficient Distributable Reserves in excess of the Annual Distribution Amount described in (and increased pursuant to) Section 5.5(b)(ii) (including any Shortfall Amounts payable pursuant thereto) and that the distribution of any portion of such excess Distributable Reserves to the Members would be appropriate, the Board may, in its sole discretion, cause such amounts that have been determined as available for distribution pursuant to this Section 5.5(b)(iv) to be distributed to the Members as of the close of business on the record date set by the Board for such distribution on a pro rata basis in accordance with the number of Common Units owned by each Member as of the close of business on such record date, as soon as reasonably practicable following such determination.

(c) Distributable Amounts Upon a Liquidation or Sale of the Company.

(i) Liquidation of the Company.

(A) Upon liquidation of the Company, the distributable amounts to be made to the Members of the Company shall be as set forth in Section 10.2.

(ii) Sale of the Company.

(A) Upon a Sale of the Company, all cash, securities and other assets available for such distribution or otherwise payable to the Members in connection with such Sale of the Company (net of amounts required for indebtedness, expenses or reserves as determined by the Board in connection with such Sale of the Company), as applicable, shall be distributed to the holders of the issued and outstanding Common Units on a pro rata basis in accordance with the number of Common Units owned by each Member as of the close of business on the record date for such distribution.

(B) Notwithstanding anything to the contrary contained in Article IX, if a Sale of the Company is structured as a disposition of direct or indirect equity interests in the Company, then the purchase (or other transaction) agreement governing such disposition shall contain provisions therein which replicate, to the maximum extent possible, the economic result which would have been attained under this Section 5.5(c)(ii) had such Sale of the Company been structured as a sale of the Company’s assets for an amount equal to the aggregate consideration actually received by the selling equityholders in such Sale of the Company, followed by a liquidating distribution of the sale proceeds.

(d) Withholding. To the extent the Company is required by applicable Law to withhold or to make tax payments on behalf of or with respect to any Member, the Board is hereby authorized to withhold such amounts and make such tax payments as so required. All amounts withheld pursuant to applicable Law with respect to any Member (and not paid to the Company by such Member pursuant to the immediately following sentence) shall be treated as distributed to such Member pursuant to Section 5.5(a) and shall reduce amounts which such Member would otherwise be entitled to receive under Section 5.5(a). To the extent that at any time any such withheld amounts exceed the distributions that such Member would have received but for such withholding (and which has not been repaid by reducing the current or next succeeding Tax Distributions during the fifteen (15) months following such withholding), such Member shall, upon demand by the Company set forth in a written notice from the Company, as determined by the Board, promptly pay to the Company the amount of such excess. Each Member hereby agrees, severally and not jointly, to indemnify and hold harmless the Company and the other Members from and against any such excess amount. The provisions of this Section 5.5(d) and the obligations of a Member pursuant to this Section 5.5(d) shall survive the termination, dissolution, liquidation and winding up of the Company and the Transfer by such Member of all of such Member’s Common Units. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 5.5(d), including bringing a lawsuit to collect repayment of any amounts owing by a Member to the Company under this Section 5.5(d).

(e) With reference to Amendment No. 1, in the event that, prior to the Closing, PubCo had declared a Class A Dividend that was payable after Closing, and as required under Amendment No. 1, the Company declared and had not paid a distribution prior to the Closing in connection with such Class A Dividend, the Company shall continue to hold such related distribution payable as a liability due and payable to the Intersnack Member (as successor by merger to PubCo) and the other Members, and shall make payment to the Intersnack Member and the Continuing Members of their respective pro rata portion thereof (as of the record date of such distribution) at least one (1) Business Day prior to the date that payment of the Class A Dividend is required to be made to the holders of Class A Common Stock. Defined terms used in this Section 5.5(e) not defined in this Agreement have the meaning set forth in Amendment No. 1.

5.6 Distributions In-Kind. Except as otherwise provided in this Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as reasonably determined by the Board. In the event of any distribution of (a) property in kind or (b) both cash and property in kind, each Member shall be distributed its proportionate share of any such cash so distributed and its proportionate share of any such property so distributed in kind (based on the Fair Market Value of such property) in accordance with the number of Common Units owned by each Member as of the close of business on the record date for such distribution. To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 5.5(b) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value. Any resulting gain or loss shall be allocated to the Member’s Capital Accounts in accordance with Section 5.1 and Section 5.2.

5.7 Termination of Consent Rights. The consent rights referred to in Sections 5.3(b), 5.4(b), 5.4(c), and 5.5(a)(ii) of this Agreement shall terminate, and no longer have any force or effect:

(a) with respect to the Continuing Members, upon the Continuing Members (collectively with their respective Permitted Transferees) owning less than twenty percent (20%) of the issued and outstanding Common Units; and

(b) with respect to upon the Intersnack Member, upon the Intersnack Member (collectively with its Permitted Transferees) owning less than twenty percent (20%) of the issued and outstanding Common Units.

ARTICLE VI

EXCULPATION; INDEMNIFICATION

6.1 Exculpation and Indemnification for Pre-Closing Matters. The provisions set forth on Exhibit H shall apply with respect to actions or inactions occurring prior to or on the Effective Date, whether asserted or claimed prior to, at or after such date, and shall continue in effect for such matters until such date that is six (6) years following the Effective Date. Notwithstanding anything to the contrary in this Article VI, Section 6.2, Section 6.3 and Section 6.4 shall solely apply with respect to actions or inactions occurring following the Effective Date.

6.2 Exculpation and Indemnification.

(a) Liability. No Covered Person shall be obligated personally for any debt, obligation or liability of the Company or any of its Subsidiaries solely by reason of being a Covered Person.

(b) Exculpation. To the fullest extent permitted by applicable Law, no Covered Person shall be liable to the Company, any Subsidiary of the Company, or any other Person that is a party to or is otherwise bound by this Agreement, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company or any such Subsidiary and in a manner reasonably believed by such Covered Person to be within the scope of the authority conferred on such Covered Person by this Agreement or any applicable limited liability company agreement (or similar governing document) of any such Subsidiary; provided that this Section 6.2(b) shall not eliminate liability of a Covered Person for any such loss, damage or claim incurred by reason of circumstances found by a court of competent jurisdiction upon entry of a final and non-appealable judgment to be the result of such Covered Person’s fraud, willful misconduct or a bad faith violation of the implied contractual covenant of good faith and fair dealing or a willful and material breach of any representation, covenant or obligation of such Covered Person under this Agreement, any other agreement between such Person and the Company or any of its Subsidiaries or applicable Law. This Section 6.2 shall not eliminate liability or otherwise protect a Covered Person from a breach or failure to pay any amounts owed by such Covered Person pursuant to this Agreement, any other agreement between such Covered Person and the Company, any Affiliates of the Company or any other Covered Person.

(c) Indemnification. To the fullest extent permitted by applicable Law, the Company shall indemnify, pay and hold each Covered Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including any interest and penalties, out-of-pocket expenses and the reasonable fees and disbursements of counsel for such Covered Person in connection with any investigative, administrative or judicial proceedings, whether or not such Covered Person shall be designated a party thereto) (collectively, “Indemnifiable Losses”), which may be imposed on or incurred by any such Covered Person, in any manner relating to or arising out of any act or omission performed or omitted by such Covered Person on behalf of the Company or any of its Subsidiaries; provided that no Covered Person shall be entitled to be indemnified in respect of any Indemnifiable Losses incurred by such Covered Person by reason of circumstances found by a court of competent jurisdiction upon entry of a final and non-appealable judgment to be the result of such Covered Person’s (x) solely if and to the extent that such Person is subject to any duty (including fiduciary duties) or standard of conduct pursuant to the terms of this Agreement, gross negligence, willful misconduct or any breach of such duty or standard of conduct, (y) fraud or bad faith violation of the implied contractual covenant of good faith and fair dealing, or (z) a willful and material breach of any representation, covenant or obligation of such Person under this Agreement, any other agreement between such Person and the Company or any of its Subsidiaries or applicable Law; provided, further, that any indemnity payment under this Section 6.2(c) shall be provided out of and to the extent of Company Property only (including available insurance), and no Member shall have any personal liability on account thereof. This Section 6.2(c) shall not provide indemnification to a Covered Person for a breach or any amounts owed by such Covered Person pursuant to this Agreement or any other agreement between such Covered Person and the Company, any Affiliates of the Company or any other Covered Person.

(d) Advancement of Expenses. To the fullest extent permitted by applicable Law, expenses (including reasonable attorneys’ fees, disbursements, fines and amounts paid in settlement) incurred by a Covered Person defending any claim, demand, action, suit or proceeding for which the indemnification provisions under Section 6.2(c) are applicable shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding; provided, however, that such advancement shall be only made upon receipt by the Company of an undertaking by the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized by this Article VI.

(e) Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company or any of its Subsidiaries and upon such information, opinions, reports or statements presented to the Company or any such Subsidiary by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company or any such Subsidiary, including information, opinions, reports or statements as to the value and amount of the Company Property, liabilities or any other facts pertinent to the existence and amount of the Company Property from which distributions to the Members might properly be paid.

(f) Severability. If any portion of this Section 6.2 shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Covered Person and may indemnify each employee or agent of the Company or any of its Subsidiaries as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company or any such Subsidiary, in each case to the fullest extent permitted by applicable Law.

(g) Survival. The provisions of this Section 6.2 shall survive any termination of this Agreement and shall continue as to a Person who has ceased to be a Covered Person and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of such Covered Person.

(h) Indemnification Not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 6.2 shall not be deemed exclusive of any other rights to which a Covered Person may be entitled at Law or in equity, including common Law rights to indemnification and/or contribution (if any). Nothing in this Section 6.2 shall affect the rights or obligations of any Covered Person (or the limitations on those rights or obligations) under any other agreement or instrument to which such Covered Person is a party.

6.3 Fiduciary Duties; Other Business Opportunities.

(a) No Member or Manager (in his or her capacity as such and as Executive Chair), or any Affiliate or agent of any such Member or Manager, shall, to the fullest extent permitted by Section 18-1101(c) of the Act, owe any duties at Law or in equity (including fiduciary duties) to the Company, any Member, any other Manager, any of their respective Affiliates, or any other Person. The limitation set forth in this Section 6.3(a) shall not eliminate the implied contractual covenant of good faith and fair dealing. Without limiting the foregoing, no Member or Manager (in his or her capacity as such and as Executive Chair), or any Affiliate or agent of any such Member or Manager acting in accordance with this Agreement shall be liable to the Company, any Member, any Manager, any of their respective Affiliates or any other Person for his or her good faith reliance on the provisions of this Agreement, and the provisions of this Agreement, to the extent that they eliminate or restrict the duties of a Member or Manager (in his or her capacity as such and as Executive Chair), or any Affiliate or agent of any such Member or Manager, otherwise existing at Law or in equity, are agreed by all parties hereto to replace such other duties to the greatest extent permitted under applicable Law.

(b) Without limiting the generality of Section 6.3(a), above (but subject to this Section 6.3(b) and any other agreement to which a party or Person may be party and subject to Article XIII), to the fullest extent permitted by Section 18-1101(c) of the Act, (i) each Member, any Manager (including the Executive Chair), and any of its or their respective Affiliates (A) may engage in or possess an interest in other business ventures of any nature and description (whether similar or dissimilar to the business of the Company or any of its Subsidiaries), independently or with others, and none of the Company, any of its Subsidiaries, any other Member, any of their respective Affiliates or any other Person shall have any right by virtue of this Agreement in or to any such investment or interest of such Member, Manager or any of its or their respective Affiliates to any income or profits derived therefrom, and the pursuit of any such venture shall not be deemed wrongful or improper or a breach of this Agreement or any duty (fiduciary or otherwise) or obligation of any such Person, and (B) shall not be obligated to inform or present any investment opportunity to the Company or any Subsidiary of the Company even if such opportunity is of a character that, if presented to the Company or any such Subsidiary, could be taken by the Company or such Subsidiary and (ii) the Members and the Company hereby waive (and the Company shall cause its Subsidiaries to waive) any duty (including fiduciary duty) or obligation of the other Members and the Managers (including the Executive Chair) not set forth in this Agreement, including fiduciary or other duties that may be related to or associated with self-dealing, corporate opportunities or otherwise.

6.4 Insurance Coverages. The Company shall purchase and maintain (i) a customary directors’ (or managers’) and officers’ insurance policy in respect of the Covered Persons who are officers, managers and directors of the Company or any of its Subsidiaries and (ii) a customary errors and omissions insurance policy, in each case in an amount and with terms and conditions as determined by the Board in such amounts as are consistent with the Ordinary Course of Business.

ARTICLE VII

BOARD AND OFFICERS

7.1 Management of the Company.

(a) Subject to the terms of this Agreement (including Section 7.12, Section 8.7, Section 8.8 and Section 8.9), the business and affairs of the Company shall be managed by the Board, which shall be responsible for policy setting, approving the overall direction of the Company and making all decisions affecting the business and affairs of the Company. Each Manager shall be deemed to be a “manager” of the Company (as defined in Section 18-101(12) of the Act) for all purposes under the Act. Except as otherwise provided in this Agreement or as required by non-waivable provisions of applicable Law, the Members shall have no power or authority to take any action or make any decision for or on behalf of the Company.

(b) Any act of the Board, or any officer of the Company or other Person to whom the Board has delegated such authority, taken in its, his or her capacity as such, including the execution in the name and on behalf of the Company of any Contract or the making in the name and on behalf of the Company of any expenditures or the incurrence in the name and on behalf of the Company of any indebtedness, shall bind the Company unless such act is in contravention of this Agreement or unless the Board or such other Person otherwise lacks the authority to act for the Company in respect of such matter and the Person with whom the Board or such other Person is dealing has knowledge of the fact that it, he or she does not have such authority.

(c) Subject to the limitations set forth in this Agreement, the Board may delegate any or all of its duties to one or more of the officers of the Company or other Persons and may revoke any such delegation at any time; provided that no such officer or other Person shall be deemed to be a “manager” of the Company (as defined in Section 18-101(12) of the Act). The Board may exercise all powers of the Company and do all such lawful acts and things without the approval of the Members, other than those that require approval of the Members pursuant to non-waivable provisions of applicable Law or as otherwise provided in this Agreement. No act of any Manager, taken in his or her capacity as such, shall bind the Company or any of its Subsidiaries unless such act has been approved by the Board.

7.2 Number and Appointment of Managers; Removal; Vacancies.

(a) The Board shall consist of four (4) Managers, and may only be increased or decreased in accordance with Section 8.7(a). Each Member shall be entitled to appoint a number of Managers to the Board, as follows:

(i) The Intersnack Member shall be entitled to appoint: (A) no Managers, if the Intersnack Member (collectively with its Permitted Transferees) own less than twenty percent (20%) of the issued and outstanding Common Units; (B) one (1) Manager, if the Intersnack Member (collectively with its Permitted Transferees) own at least twenty percent (20%), but less than forty percent (40%), of the issued and outstanding Common Units; (C) two (2) Managers, if the Intersnack Member (collectively with its Permitted Transferees) own at least forty percent (40%), but less than sixty percent (60%), of the issued and outstanding Common Units; (D) three (3) Managers, if the Intersnack Member (collectively with its Permitted Transferees) own at least sixty percent (60%), but less than eighty percent (80%), of the issued and outstanding Common Units; and (E) four (4) Managers, if the Intersnack Member (collectively with its Permitted Transferees) own at least eighty percent (80%) of the issued and outstanding Common Units (any such appointed Managers, the “Intersnack Managers”); and

(ii) The Continuing Members, together, shall be entitled to appoint: (A) no Managers, if the Continuing Members (collectively with their respective Permitted Transferees) own less than twenty percent (20%) of the issued and outstanding Common Units; (B) one (1) Manager, if the Continuing Members (collectively with their respective Permitted Transferees) own at least twenty percent (20%), but less than forty percent (40%), of the issued and outstanding Common Units; (C) two (2) Managers, if the Continuing Members (collectively with their respective Permitted Transferees) own at least forty percent (40%), but less than sixty percent (60%), of the issued and outstanding Common Units; (D) three (3) Managers, if the Continuing Members (collectively with their respective Permitted Transferees) own at least sixty percent (60%), but less than eighty percent (80%), of the issued and outstanding Common Units; and (E) four (4) Managers, if the Continuing Members (collectively with their respective Permitted Transferees) own at least eighty percent (80%) of the issued and outstanding Common Units (any such appointed Managers, the “Continuing Member Managers”).

Each Member shall take, at any time and from time to time, any and all actions necessary to accomplish and maintain the foregoing Board composition. Neither the Intersnack Member nor the Continuing Members may assign its rights to designate any Intersnack Manager or Continuing Member Manager, respectively, to the Board pursuant to this Section 7.2(a) without the prior written consent of the Continuing Members or the Intersnack Member, respectively.

(b) As of the Effective Date, the Board shall be comprised of the following Persons (each, a “Designated Initial Manager” and, collectively, the “Designated Initial Managers”):

(i) the initial Intersnack Managers shall be Henrik Bauwens and Johan van Winkel; and

(ii) the initial Continuing Member Managers shall be Dylan Lissette and Timothy Brown;

provided, however, that if any Designated Initial Manager is unable, unwilling or unavailable to serve as of the Effective Date, then the Member or Members entitled to designate such Designated Initial Manager may, by written notice to the Company and the other Member(s), designate a substitute individual to serve in such individual’s place as of the Effective Date.

(c) Once appointed, each Intersnack Manager and Continuing Member Manager shall remain a Manager until his or her duly qualified successor is designated by the Intersnack Member and the Continuing Members, respectively or his or her earlier death, resignation, removal by the Intersnack Member or the Continuing Members, respectively, or disability. Any Manager may resign at any time by delivering notice of his or her resignation in writing or electronic transmission to the Board and the Secretary (or another executive officer of the Company, if there is no Secretary in office) of the Company, which resignation shall take effect at the time specified in such resignation notice. The acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective. Managers may be removed, for any reason or without reason, only by the Member(s) entitled to appoint them pursuant to Section 7.2(a), and each other Member shall take, at any time and from time to time, any and all actions necessary to accomplish the foregoing. Upon the resignation or removal of any Manager, such Manager shall cease to be a “manager” (within the meaning of the Act). No Member shall take any action to cause the removal of a Manager appointed by any other Member unless requested in writing by such appointing Member(s).

(d) In the event that either the Intersnack Member or the Continuing Members no longer has the right to appoint one or more of its appointee Managers pursuant to Section 7.2(a), then (i) if the applicable Member(s) no longer have the right to appoint any Managers, all such Managers appointed by such Member shall be automatically removed from the Board and (ii) if the applicable Member(s) have the right to appoint at least one (1) Manager, the applicable Member(s) shall provide written notice to the Company and the other Members, no later than one

(1) day following the event giving rise to such change in such appointment rights setting forth which Manager(s) appointed by such Member(s) shall be removed from the Board, and such Manager(s) shall be removed from the Board immediately following receipt of such notice; provided that if such Member(s) fails to timely deliver such notice, the Continuing Members (in the case of a failure by the Intersnack Member) or the Intersnack Member (in the case of a failure by the Continuing Members) shall promptly determine which Manager(s) appointed by such defaulting Member(s) shall be removed from the Board, shall give written notice of such determination to the defaulting Member(s) and such Manager(s) shall be removed from the Board immediately following such determination without any further action by the Company or any Member.

(e) A Member’s appointment or removal of a Manager shall automatically be effective upon written notice of such appointment or removal being delivered by such Member to the Board pursuant to Section 7.2(c); provided that, an appointment of a replacement Manager shall only be effective to the extent the appointing Member remains entitled to appoint such replacement Manager pursuant to Section 7.2(a).

(f) In the event that any Manager ceases for any reason to serve as a Manager, the resulting vacancy on the Board shall be filled only by the Member(s) who appointed such Manager pursuant to Section 7.2(a); provided that, such Member(s) may choose to keep such seat vacant in its sole discretion.

7.3 Executive Chair. The Board may, but is not required to, appoint one (1) Manager to serve as executive chair of the Board (the “Executive Chair”). The initial Executive Chair shall be Dylan Lissette. The duties of Dylan Lissette as initial Executive Chair (for so long as Dylan Lissette is a Manager) shall include serving as the senior U.S.-based representative of the Company and chairing the Board, supporting the Members and the Chief Executive Officer of the Company in developing and executing the long-term value creation plan of the Company and its Subsidiaries, providing U.S. market and industry expertise, assisting with major stakeholder relationships and helping to maintain alignment between the Members and the Company’s officers and senior management. The Executive Chair role will not be involved in day-to-day management of the Company, which will remain the responsibility of the Chief Executive Officer and senior management of the Company.

7.4 Place of Meetings. Meetings of the Board may be held either within or without the State of Delaware at whatever place is specified in the notice of the meeting, which shall be delivered to each Manager and each Member entitled to appoint one or more Managers pursuant to Section 7.2(a) at least ten (10) days before any regular meeting. In the absence of a specific designation, the meetings shall be held at the principal office of the Company as specified in Section 2.5. The Managers may participate in and act at any meeting of the Board through the use of a telephone conference, videoconference or other communications equipment by means of which all Managers participating in the meeting can hear each other, and participation in the meeting by such means shall constitute presence in person at the meeting. The Board shall, in its sole discretion, have the right to request that members of management (and any other employees, advisors or agents of the Company) attend any regular or special meeting of the Board.

7.5 Regular Meetings. Except as otherwise determined by the Board, the Board shall meet no less frequently (and may meet more frequently) than once per calendar quarter.

7.6 Special Meetings. Special meetings of the Board may be held at any time upon the request of any Manager. Written notice of a special meeting specifying the time and place of the special meeting, and the purpose or proposed action(s) to be taken at such meeting, shall be sent by the Manager(s) calling such meeting in the manner set forth in Section 14.3, at least forty-eight (48) hours before the meeting (or less time in exigent circumstances).

7.7 Waiver. Meetings may be held at any time without notice if all the Managers are present or those not present waive notice as provided in this Agreement. A Manager may waive any notice required by this Agreement before or after the date and time stated in the notice, and such waiver shall be equivalent to the giving of such notice. Attendance of a Manager at a meeting shall constitute a waiver of notification thereof, unless such Manager attends the meeting to object to the failure to give notice.

7.8 Quorum; Conduct of Business at Meetings of Managers; Voting.

(a) The presence, either in person or through participation by conference call or videoconference, of at least a majority of the Managers then in office shall constitute a quorum for the transaction of business at any meeting of the Board. Each Manager shall have one (1) vote at each properly called meeting of the Board.

(b) Except as otherwise set forth in this Agreement, all actions requiring the approval of the Board shall require the approval of a Majority Vote of the Board, whether or not so specified in this Agreement. The Board may initiate any matter for consideration by the Board or the Members subject to the limitations set forth in and otherwise in accordance with this Agreement.

7.9 Certain Matters Requiring Majority Vote of the Board. Notwithstanding anything contained in this Agreement to the contrary, in addition to any other rights provided under the Act or approvals required under this Agreement, neither the Company nor any of its Subsidiaries (except that the following clause (a) is limited to actions of the Company and its Material Subsidiaries), and no manager, representative, consultant, independent contractor, Manager, officer, employee or agent of the Company or any of its Subsidiaries, shall be permitted to take (nor shall they take) any of the following actions on behalf of or for the account of the Company or any of its Subsidiaries (except that the following clause (a) is limited to actions of the Company and its Material Subsidiaries), without the prior approval of a Majority Vote of the Board; provided that in no event shall any a Majority Vote of the Board be required in connection with any Drag Sale, Put Option, Change of Control Put Option or Call Option that is undertaken pursuant to the terms of this Agreement:

(a) appoint or remove the Chief Executive Officer of the Company and any officer of the Company that reports directly to the Chief Executive Officer of the Company;

(b) approve the consolidated annual business plan (the “Business Plan”) and annual budget (the “Budget”) of the Company and its Subsidiaries for each Fiscal Year or any material deviation therefrom; provided that, if the Board is unable to approve a Budget for a given Fiscal Year, by Majority Vote of the Board, the Budget for such Fiscal Year shall automatically be deemed to be the Budget for the prior Fiscal Year with each line item set forth therein increased by three percent (3%);

(c) make investments in Third Parties in any given Fiscal Year not set forth in the Business Plan and/or the Budget for such Fiscal Year that are, in the aggregate, in excess of $5,000,000;

(d) make any capital expenditures in any given Fiscal Year not set forth in the Business Plan and/or the Budget for such Fiscal Year that are, in the aggregate, in excess of ten percent (10%) of the aggregate capital expenditures set forth in the Business Plan and/or the Budget for such Fiscal Year;

(e) engage in any line of business other than the salty or savory snack food business, the distribution of salty or savory snacks, the ownership and licensing of intellectual property or real property in connection with the foregoing, or any other businesses conducted by the Company or its Subsidiaries as of the Effective Date;

(f) except to the extent set forth in the applicable Business Plan and/or the Budget for such Fiscal Year:

(i) form any new Subsidiary or liquidate, dissolve or terminate any Subsidiary;

(ii) acquire any business of any Third Party, or dispose of any business of the Company or any of its Subsidiaries, unless the aggregate purchase price of such acquisition or disposition is less than or equal to $10,000,000;

(iii) enter into, amend in any material respect or terminate (other than as a result of expiration in accordance with the terms thereof or termination by the applicable counterparty) any Contract (or series of related Contracts) with a term of at least two (2) years which would require or requires annual receipt or payment by the Company and its Subsidiaries of more than $10,000,000, other than any such Contract entered into, amended in any material respect or so terminated in the Ordinary Course of Business;

(iv) enter into or amend in any material respect any pension or other retirement plan or employee profit-sharing or incentive plan, except as required by applicable Law;

(v) enter into or amend any Contract with (A) any Member, (B) any Manager, (C) any equityholder of any Member, (D) any spouse or lineal descendant of any of the foregoing Persons covered by clauses (A) through (C), or (E) any Person that is an Affiliate of any of the foregoing Persons covered by clauses (A) through (D), other than, in each case, compensation, benefits and reimbursements to any Manager, equityholder of a Member and/or their respective spouses or lineal descendants in connection with such Person’s employment with the Company or any of its Subsidiaries in an amount consistent with the compensation, benefits and reimbursements provided to similarly-situated employees of the Company and its Subsidiaries and otherwise consistent with the Company’s employment policies;

(vi) (A) acquire, license, dispose of, permit to lapse or abandon any material trademark rights or other material intellectual property rights or (B) disclose to any Person any material trade secrets, in each case of the foregoing clauses (A) and (B), other than in the Ordinary Course of Business; or

(vii) establish or modify any compensation terms of the Executive Chair (other than as provided in Section 7.16(b));

(g) make, declare or pay any dividend or distribution of cash, securities or other assets to the Members (other than in accordance with Section 5.5 and other than distributions by wholly-owned Subsidiaries of the Company to the Company or to other wholly-owned Subsidiaries of the Company);

(h) change the accounting principles of the Company or any of its Subsidiaries, except to the extent required by applicable Law or GAAP;

(i) (A) file, or consent or acquiesce to, a petition for relief under any provision of the United States Bankruptcy Code or applicable state Law, as amended or superseded from time to time, or (B) decide not to oppose any similar petition filed by a Third Party;

(j) appoint or remove the Company’s auditors;

(k) (x) initiate legal or arbitration proceedings that would reasonably expected to involve a claim (or a series of related claims) by or against the Company or any of its Subsidiaries of more than $5,000,000 or (y) settle legal or arbitration proceedings (or settlements of a series of related legal or arbitration proceedings) for more than $5,000,000 payable by the Company or any of its Subsidiaries, after taking into account any proceeds from any applicable insurance policy; or

(l) agree or commit to any of the foregoing.

The dollar amounts set forth in clauses (c), (f)(ii) and (f)(iii) above shall increase on an annual basis at the rate of three percent (3%).

7.10 Other Actions. Notwithstanding anything contained in this Agreement to the contrary, and in no way limiting the actions over which a Majority Vote of the Board is required pursuant to Section 7.9, any action, agreement, undertaking or authorization of the Company or any of its Subsidiaries that is outside the Ordinary Course of Business and material to the Company and its Subsidiaries, taken as a whole, shall be approved by Majority Vote of the Board or, in the case of any such Subsidiary, by the Company, acting pursuant to a Majority Vote of the Board, in the Company’s capacity as such Subsidiary’s controlling direct or indirect equityholder; provided that such Majority Vote of the Board shall not be required for any such actions, agreements, undertakings or authorizations made in accordance with the Budget and Business Plan approved in accordance with Section 7.9(b) for the Fiscal Year in which such action, agreement, undertaking or authorization is proposed to be taken or made.

7.11 Action by Written Consent. Any action that may be taken at a meeting of the Board may be taken without a meeting if a consent in writing, setting forth the action(s) to be taken, shall be signed and dated by the number of Managers required pursuant to this Agreement to take such action at a meeting by reference to the applicable number of required votes of the Managers necessary to approve such action.

7.12 Officers.

(a) The Board shall have the authority to appoint, determine the compensation of and terminate employees or officers of the Company and its Subsidiaries, and the Board shall have the authority to delegate and revoke such powers and duties exercisable by the Board to any employee or officer of the Company or any such Subsidiary as the Board deems appropriate (in each case, subject to the terms of any employment agreement between the Company or any of its Subsidiaries, on the one hand, and such employee or officer, on the other hand). Subject to Section 7.9(a), each employee or officer of the Company or any of its Subsidiaries shall hold office at the pleasure of the Board for the term for which he or she is appointed and until his or her successor has been appointed and qualified (in each case, subject to the terms of any employment agreement between the Company or any of its Subsidiaries, on the one hand, and such employee or officer, on the other hand). Any individual may hold any number of offices. Managers, managers (with respect to applicable Subsidiaries), representatives, consultants, independent contractors, employees, officers and agents of the Company or any Subsidiary of the Company need not be Members.

(b) Subject to Section 8.7, Section 8.8, and Section 8.9, officers appointed by the Board shall be responsible for the implementation of actions taken and matters adopted by the Board in each case in accordance with the terms of this Agreement and for conducting the ordinary and usual business affairs of the Company and its Subsidiaries, including exercising day-to-day authority to operate the business and affairs of the Company and its Subsidiaries and taking such actions required in the Ordinary Course of Business of the Company and its Subsidiaries, subject in all cases to the oversight of the Board and the terms of this Agreement.

7.13 Standard of Care. Each officer of the Company or any of its Subsidiaries shall discharge his or her duties as an officer of the Company or such Subsidiary in good faith and with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner he or she reasonably believes to be in the best interests of the Company or such Subsidiary.

7.14 No Duty to Consult. Except as otherwise provided in this Agreement, the Managers (including the Executive Chair) and the officers of the Company or any of its Subsidiaries (in each case, in their capacity as such) shall have no duty or obligation to consult with or seek the advice or consent of the Members in connection with the conduct of the business of the Company or any such Subsidiary.

7.15 Third Party Reliance. Third Parties dealing with the Company shall be entitled to rely conclusively upon the power and authority of the Managers and duly appointed officers of the Company, subject only to the limitations set forth in this Agreement or by applicable Law.

7.16 Compensation of Managers and Executive Chair.

(a) Each Manager shall be reimbursed by the Company for any reasonable and documented out-of-pocket expenses incurred in connection with such Manager’s serving on the Board, and no Manager shall be entitled to any other compensation for serving as a Manager unless otherwise approved by the Board.

(b) The Executive Chair shall receive annual cash compensation of $200,000, customary employee healthcare benefits and reimbursement of reasonable and documented out-of-pocket expenses incurred in connection with serving as Executive Chair. The Executive Chair shall not be entitled to any other compensation for serving as Executive Chair unless otherwise approved by the Board.

7.17 Subsidiary Boards. It is understood and agreed that if any particular consent or approval of the Board or the Members is required hereunder for the Company to take any action or make any determination or decision, then no such action, determination or decision may be taken or made by any Subsidiary without the Company, in its capacity as such Subsidiary’s direct or indirect controlling equityholder, obtaining the approval of the Board or the Members, as applicable, pursuant to the terms of this Agreement.

ARTICLE VIII

MEMBERS; CERTAIN MATTERS REQUIRING MEMBER APPROVAL

8.1 Limitations. Other than as set forth in this Agreement or as otherwise provided by non-waivable provisions under the Act, no Member shall participate in the management or control of the Company’s business, nor shall any Member have the power to act for or bind the Company.

8.2 Liability. Except as otherwise provided by the non-waivable provisions of the Act, no Member shall be personally liable for any debts, obligations or liabilities of the Company, any Subsidiary of the Company or any other Member solely by reason of being a Member. No Member may resign or withdraw from the Company without Unanimous Member Approval.

8.3 Representations and Warranties. Each Member (as to such Member only), upon such Member’s execution of this Agreement and upon becoming a Member, represents and warrants to the Company and each other Member as follows:

(a) if such Member is not a natural Person, such Member has full power and authority, and, if such Member is a natural Person, such Member has full legal capacity, in each case to execute and deliver this Agreement, to become a Member of the Company as provided in this Agreement and to perform such Member’s obligations hereunder as a Member, and the execution, delivery and performance by such Member of this Agreement has been duly authorized by all necessary action (including all necessary notices, consents, approvals and filings);

(b) this Agreement has been duly and validly executed and delivered by such Member and, assuming the due and valid authorization, execution and delivery by the other parties hereto, constitutes the binding obligation of such Member, enforceable against such Member in accordance with its terms, except as such enforcement may be limited by Bankruptcy, insolvency, reorganization, moratorium or similar Laws or equitable principles relating to or limiting creditors’ rights generally;

(c) the execution, delivery and performance by such Member of this Agreement does not, with or without the giving of notice or the lapse of time or both, (i) violate any provision of Law to which such Member is subject or conflict with, or result in a breach or default under, any term or condition of such Member’s certificate of incorporation or bylaws, certificate of limited partnership or partnership agreement, certificate of formation or limited liability company agreement or trust documents, as applicable, (ii) violate any order, judgment or decree applicable to such Member or (iii) conflict with, or result in a breach or default under, any term or condition of any material Contract to which such Member is a party, which conflict, breach or default would have a material adverse effect on the financial condition or results of operations of such Member, or prevent, impair or materially delay the ability for such Member to consummate the transactions contemplated hereby;

(d) such Member’s place of business and/or principal residence is as set forth on Schedule A attached hereto; and

(e) such Member has not obtained, nor will such Member Transfer, any of its Common Units (or any interest therein) or cause any of its Common Units (or any interest therein) to be marketed on or through an “established securities market” within the meaning of Section 7704(b)(1) of the Code, or a “secondary market,” or the substantial equivalent thereof, within the meaning of Section 7704(b)(2) of the Code, including an over-the-counter market or an interdealer quotation system that regularly disseminates firm buy or sell quotations.

8.4 No State Law Partnership. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member or Members shall be a partner or joint venturer of any other Member or Members for any purpose other than U.S. federal and applicable state and local income tax purposes, and this Agreement shall not be construed to the contrary. The Members intend that the Company shall be treated as a partnership for U.S. federal and applicable state and local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

8.5 Additional Members.

(a) Except as otherwise provided in this Agreement (including Article IX which shall exclusively govern the Transfers permitted by Section 9.1(a)), the Company, if approved by the Board and, if applicable, if approved by the Members pursuant to Section 8.7(e), may admit one or more additional Members (each an “Additional Member”) to be treated as a “Member” for all purposes hereunder.

(b) Any Person which has satisfied the provisions of Section 8.5(a) shall be admitted as an Additional Member at the time at which such Person (i) executes a joinder agreement in the form attached hereto as Exhibit B (a “Joinder Agreement”) and other documents and agreements consistent with this Agreement (including a Spousal Consent, if such Person is a natural Person), (ii) complies with the applicable Board resolution(s), if any, with respect to such admission and (iii) complies with any other provision of this Agreement applicable to the admission of a Person as a Member (including those set forth in Section 9.3(b)).

(c) Each Additional Member shall have the rights and obligations hereunder as apply generally to holders of Common Units. In addition, a holder of Common Units may, subject to Article IX and the other provisions of this Agreement, Transfer any of such holder’s Common Units.

(d) Consistent with the terms of Section 12.1, the Board is authorized to amend Schedule A attached hereto to reflect any such admission and Transfer of any Common Units in accordance with this Agreement without the need of any approval by any Member.

8.6 Meetings of Members and Voting. A meeting of the Members entitled to vote on any matter may be called at any time by the Board or a Member holding at least twenty percent (20%) of the then-issued and outstanding Common Units, upon not less than three (3) days’ notice (or less time in exigent circumstances). A Member may waive the requirement for notice of a meeting (in respect of itself, himself or herself) in writing and shall waive such requirement if such Member is present, in person or by proxy, at the meeting, unless such Member attends the meeting to object to the failure to give notice. The Board shall determine the location for such meeting and Members may participate in any meeting by conference call or videoconference; provided that each of the Members participating can hear each other. At each meeting of Members entitled to vote on any matter, a quorum shall be constituted by the presence, in person or by proxy, of Members holding a majority of the then-issued and outstanding Common Units. A Member may authorize any Person to act for such Member by proxy. Unless otherwise specified in this Agreement, any and all actions to be taken by the Members entitled to take action or vote on any matter shall require a vote of Members holding a majority of the then-issued and outstanding Common Units (or, if Unanimous Member Approval or Specified Member Approval is required to approve such matter, such approval). In lieu of holding a meeting, the Members entitled to vote on any matter may vote or otherwise take action by a written instrument executed by, and indicating the consent of, Members holding not less than the minimum number of Common Units required to approve such an action at a meeting.

8.7 Certain Matters Requiring 20% Member Approval. Notwithstanding anything contained in this Agreement to the contrary, in addition to any other rights provided under the Act or approvals required under this Agreement, including Section 7.9, neither the Company nor, to the extent indicated below, its Subsidiaries, and no manager, representative, consultant, independent contractor, Manager, officer, employee or agent of the Company or any of its Subsidiaries, shall be permitted to take (nor shall any of the foregoing take) any of the following actions on behalf of or for the account of the Company or, to the extent indicated below, its Subsidiaries, without the prior written approval of (a) for so long as the Intersnack Member (together with its Permitted Transferees) holds at least twenty percent (20%) of the then-issued and outstanding Common Units of the Company, the Intersnack Member and (b) for so long as the Continuing Members (together with their respective Permitted Transferees) hold (in the aggregate) at least twenty percent (20%) of the then-issued and outstanding Common Units of the Company, the Continuing Members ((a) and (b), each, a “20% Member Approval”); provided that in no event shall any 20% Member Approval be required in connection with any Drag Sale, Put Option, Change of Control Put Option or Call Option that is undertaken pursuant to the terms of this Agreement:

(a) change the size of the Board or change the remuneration of any Manager for acting as a Manager (including any amendment to Section 7.16(a));

(b) dispose of, sell or otherwise Transfer at least fifty percent (50%) of the consolidated assets of the Company (together with its Subsidiaries);

(c) dissolve or liquidate the Company or any of its Material Subsidiaries or wind up the affairs of the Company or any of its Material Subsidiaries;

(d) consummate any transaction, such as a merger, consolidation, divestiture, reorganization, recapitalization, sale or any similar transaction or business combination, in a single transaction or series of transactions, that results in a Change of Control of the Company or any Subsidiary of the Company with annual revenues in excess of $10,000,000 (including Utz Quality Foods, LLC) (each such Subsidiary, a “Material Subsidiary”);

(e) create or issue any additional Common Units or create or issue any new class of ownership interests of the Company or purchase or redeem any Common Units;

(f) undertake an initial public offering of the Company or any Subsidiary;

(g) change the headquarters location of the Company or any Material Subsidiary from its current location;

(h) permit or allow the Company or any of its Subsidiaries to incur additional Indebtedness that would result in the Company’s consolidated Indebtedness on a pro forma basis exceeding 4.5x Adjusted EBITDA (the “Indebtedness Multiple”); provided that, regardless of the then-existing Indebtedness Multiple or any impact thereon caused by the following, such 20% Member Approval shall not be required for the incurrence of additional amounts of Indebtedness (i) in either the 2027 Fiscal Year or 2028 Fiscal Year in order to: (A) pay distributions to Members required by Sections 5.5(a) and (b) or (B) fund working capital of the Company and its Subsidiaries in the Ordinary Course of Business or (ii) in any of the 2027 Fiscal Year, the 2028 Fiscal Year or the 2029 Fiscal Year, in order to pay (or cause Utz Quality Foods, LLC to pay) Restricted Cash Awards (as defined in the Merger Agreement), less applicable withholdings, to Restricted Cash Award Recipients (as defined below), as applicable, if, as and when required to be so paid pursuant to the terms of Section 3.3(c) of the Merger Agreement in accordance with Section 8.10(b)(iv) and (v); provided, further, that the parties hereto agree and acknowledge that, as of the Effective Date, the amount of the Company’s consolidated Indebtedness on a pro forma basis exceeds the Indebtedness Multiple;

(i) change, waive, modify or amend any provision of the Redemption Promissory Note described in Section 8.11(b); or

(j) agree or commit to any of the foregoing.

8.8 Certain Matters Requiring Specified Member Approval. Notwithstanding anything contained in this Agreement to the contrary, in addition to any other rights provided under the Act or approvals required by this Agreement, including Sections 7.9, 8.7 and 8.9, neither the Company nor any of its Subsidiaries, and no manager, representative, consultant, independent contractor,

Manager, officer, employee or agent of the Company or any of its Subsidiaries, shall be permitted to amend or modify (nor shall any of the foregoing amend or modify) the organizational documents of the Company (including this Agreement) or any Subsidiary of the Company without the written approval of Members holding at least seventy-five percent (75%) of the then-issued and outstanding Common Units (“Specified Member Approval”); provided, however, that any amendment or modification of any organizational document of the Company (including this Agreement) or any Subsidiary of the Company that disproportionately affects the rights or obligations of an individual Member compared to any other Member shall require the approval of such Member; provided, further, that in no event shall any Specified Member Approval be required to effectuate any Drag Sale, Put Option, Change of Control Put Option or Call Option that is undertaken pursuant to the terms of this Agreement.

8.9 Certain Matters Requiring Unanimous Member Approval. Notwithstanding anything contained in this Agreement to the contrary, in addition to any other rights provided under the Act or approvals required by this Agreement, including Section 7.9, Section 8.7 and Section 8.8, neither the Company nor any of its Subsidiaries, and no manager, representative, consultant, independent contractor, Manager, officer, employee or agent of the Company or any of its Subsidiaries, shall be permitted to take (nor shall any of the foregoing take) any of the following actions on behalf of or for the account of the Company or any of its Subsidiaries without the written approval of each Member (“Unanimous Member Approval”); provided that in no event shall any Unanimous Member Approval be required in connection with any Drag Sale, Put Option, Change of Control Put Option or Call Option that is undertaken pursuant to the terms of this Agreement:

(a) amend any provision of Section 5.5; or

(b) change the form of legal entity of the Company (e.g., from a limited liability company to a corporation or other legal entity) or take any action of any kind or nature that would cause the Company not to be treated as or have pass-through status for income tax purposes.

8.10 Certain Costs and Expenses.

(a) The Intersnack Member and the Continuing Members (and their respective Permitted Transferees) hereby acknowledge that certain matters arising out of or resulting from the operation of the businesses of the Company and its Subsidiaries (the “Company Group Operations”) are, or historically have been, contracted, paid for or otherwise operated through the Intersnack Member (and not through, in whole or in part, the Company and its Subsidiaries) and, as a result, the Intersnack Member is a direct counterparty to certain Out of Perimeter Company Contracts (as defined below), is or may be a party or subject to a claim, litigation, mediation or arbitration arising out of or resulting from the Company Group Operations (the “Out of Perimeter Litigation”) and is or may be the obligor of liabilities arising out of or resulting from the Company Group Operations. The Intersnack Member and the Continuing Members (and their respective Permitted Transferees) hereby agree that, from and after the Effective Date, they shall take all such reasonable actions necessary, appropriate or advisable (but no Member nor any of their Permitted Transferees shall be obligated to directly assume or pay any such obligation or liability) to ensure that (x) the Company Group Operations are conducted solely through the Company and its Subsidiaries, including by taking the actions set forth in this Section 8.10, and (y) the Intersnack

Member and its Affiliates (other than the Company and its Subsidiaries) and their respective direct and indirect equity holders, directors, managers, officers, employees and agents (collectively, the “Intersnack Member Indemnitees”) will not be directly liable for any Company Group Business Liabilities (as defined below), without the prior written consent of the Intersnack Member and the Company. “Company Group Business Liabilities” means any and all costs, fees, liabilities or operating expenses arising out of or resulting from the Company Group Operations (including reasonable and documented costs, fees and expenses of attorneys, accountants, bankers, consultants and other advisors), in each case, whether arising before, on or after the Effective Date; provided that in no event shall (A) the Company or its Subsidiaries be responsible for any costs, fees and liabilities related to the Company Group Operations to the extent that such costs, fees and liabilities have, as of the Closing, already been paid or discharged by or on behalf of the Intersnack Member (or its predecessors) and (B) the Company Group Business Liabilities include any costs, fees, liabilities or expenses incurred by the Intersnack Member (including the Special Committee (as defined in the Merger Agreement)) in connection with the negotiation, execution or performance of the Transaction Agreements and/or any of the transactions contemplated thereby (including in connection therewith (i) those payable to Citibank, N.A., Sidley Austin LLP and any other attorneys, accountants, bankers, consultants and other advisors of the Intersnack Member, the Company or the Special Committee, (ii) the filing fees and legal fees incurred in connection with filings made by Intersnack, the Intersnack Member or any of their Affiliates pursuant to the HSR Act (as defined in the Merger Agreement) or any other Antitrust Laws (as defined in the Merger Agreement), and (iii) the premium for any D&O Insurance (as defined in the Merger Agreement) (such costs, fees, liabilities and expenses set forth in the foregoing clauses (A) and (B), collectively, the “Excluded Expenses”).

(b) In furtherance, and not in limitation, of the foregoing, the Intersnack Member and the Continuing Members (and their respective Permitted Transferees) hereby agree as follows:

(i)

(A) Unless otherwise consented to in writing by the Intersnack Member, neither the Company nor the Continuing Members shall (and they shall cause their respective Manager appointees and Affiliates not to) take or otherwise cause or consent to any action that would obligate or otherwise bind the Intersnack Member (other than through its ownership in the Company), rather than solely the Company or its applicable Subsidiaries, with respect to the Company Group Operations.

(B) Unless otherwise consented to in writing by the Continuing Members, neither the Intersnack Member nor the Company shall (and they shall cause their respective Manager appointees and Affiliates not to) take or otherwise cause or consent to any action that would obligate or otherwise bind the Continuing Members (other than through their ownership in the Company), rather than solely the Company or its applicable Subsidiaries, with respect to the Company Group Operations.

(ii) The Intersnack Member and the Continuing Members (and their respective Permitted Transferees) shall use reasonable best efforts to, as promptly as practicable following the Effective Date, assign, transfer, convey and deliver to the Company or its applicable Subsidiary, and cause the Company (or such Subsidiary) to assume and agree to perform and discharge, all rights, obligations, liabilities and duties of the Intersnack Member under, all Contracts in existence immediately prior to the Effective Date (including any obligation to guarantee Indebtedness) to which the Intersnack Member is a party that was entered into in connection with the Company Group Operations (each, an “Out of Perimeter Company Contract”). Notwithstanding the foregoing, the Intersnack Member and the Company and its applicable Subsidiaries shall not effect any assignment, transfer, conveyance and delivery of any Out of Perimeter Company Contract if an assignment, transfer, conveyance or delivery thereof, without the necessary consent, waiver or approval of another party thereto, would constitute a breach or other contravention of such Out of Perimeter Company Contract or a violation of applicable Law. Commencing on the Effective Date, and prior to the assignment to, and assumption by, the Company or its applicable Subsidiary of an Out of Perimeter Company Contract in accordance with the foregoing, (I) the Intersnack Member shall (A) cooperate, and the Company shall cooperate with Intersnack Member, in any reasonable arrangement designed to provide the Company or its applicable Subsidiary with the benefits and obligations of such Out of Perimeter Company Contract, (B) enforce at the request of the Company or its applicable Subsidiary any rights of the Intersnack Member arising from such Out of Perimeter Company Contract, and (C) promptly pay to the Company or its applicable Subsidiary when received all monies received by the Intersnack Member under such Out of Perimeter Company Contract and (II) the Company or its applicable Subsidiary shall be responsible for and shall timely pay and discharge the obligations under such Out of Perimeter Contract. The Intersnack Member, the Continuing Members (and their respective Permitted Transferees) and the Company shall use their reasonable best efforts to obtain all consents, waivers and approvals necessary to assign the Out of Perimeter Company Contract to the Company or its applicable Subsidiary (but in no event shall the Intersnack Member or the Continuing Members be required to pay any Third Party any fees, or to agree to amend any such Out of Perimeter Company Contract, in connection with obtaining such consent, approval or waiver without the other’s prior written consent). If and when any such waivers, consents or approvals shall be obtained, the Intersnack Member and the Company or its applicable Subsidiary shall effect the assignment and assumption of the Out of Perimeter Company Contract in accordance with this Section 8.10(b)(ii) as promptly as practicable.

(iii) The Intersnack Member and the Continuing Members (and their respective Permitted Transferees) shall use reasonable best efforts to, as promptly as practicable following the Effective Date, substitute the Intersnack Member with the Company or its applicable Subsidiary in any Out of Perimeter Litigation. Prior to the earlier of (a) the entry of an order, judgment or decision, if any, by the applicable court, arbitrator or mediator in connection with any such Out of Perimeter Litigation (a “Judgment”) and (b) any substitution of any such Out of Perimeter Litigation in accordance with the foregoing: (A) the Company or its applicable Subsidiary, on the one hand, and the Intersnack Member, on the other hand, shall jointly control and mutually agree on the settlement of such Out of Perimeter Litigation, subject to the last sentence of this Section 8.10(b)(iii), (B) the Company or its applicable Subsidiary, on the one hand, and the Intersnack Member, on the other hand, shall (i) keep each other reasonably informed with respect to the status thereof,

(ii) give each other the opportunity to participate in, subject to a customary joint defense agreement, the defense or settlement of any such Out of Perimeter Litigation, and (iii) consult in good faith with each other with respect to any settlement of such Out of Perimeter Litigation, provide each other with reasonable opportunity to review drafts of any such settlement, and take into account in good faith any comments such persons may have thereon, (C) the Intersnack Member shall promptly pay to the Company or its applicable Subsidiary when received all monies received by the Intersnack Member under the settlement or Judgment related to such Out of Perimeter Litigation and (D) the Company or its applicable Subsidiary shall promptly pay to the Intersnack Member all monies required to pay (I) any amounts due under any such Judgment (if applicable) or any settlement of any such Out of Perimeter Litigation and (II) the reasonable and documented costs and expenses of the Intersnack Member incurred in connection with the settlement and Judgment (if applicable) arising out of or related to such Out of Perimeter Litigation. The Intersnack Member, on the one hand, and the Company (and any of its applicable Subsidiaries), on the other hand, shall not settle any such Out of Perimeter Litigation without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed); provided that neither party shall be required to seek such consent of the other party for any settlement (x) that includes a full release of such other party, (y) that does not impose equitable relief (unless immaterial and administrative in nature) upon such other party and (z) for which the settling party fully pays and satisfies any amounts payable under such settlement.

(iv) Effective as of the Effective Time (as defined in the Merger Agreement), the Intersnack Member hereby assigns, transfers, conveys and delivers to the Company, and the Company hereby assumes and agrees to perform and discharge all obligations, liabilities and duties of the Intersnack Member under, Section 3.3(c) of the Merger Agreement (including, for the avoidance of doubt, the obligation of the Surviving Corporation (as defined in the Merger Agreement) or its applicable Subsidiary (as defined in the Merger Agreement)) to pay the Restricted Cash Awards, less applicable withholdings, to holders of Company Restricted Stock Units (as defined in the Merger Agreement) (other than Director RSUs (as defined in the Merger Agreement)) that were outstanding as of immediately prior the Effective Time (such holders, the “Restricted Cash Award Recipients”), if, as and when required to be so paid pursuant to the terms of Section 3.3(c) of the Merger Agreement (collectively, the “Restricted Cash Awards Assignment and Assumption”). In exchange for the Restricted Cash Awards Assignment and Assumption, any and all obligations that would have arisen under the Prior LLC Agreement for the Company to issue Common Units to the Intersnack Member and/or redeem Common Units from the Intersnack Member as a result of the ultimate vesting of any such Company Restricted Stock Units (other than Director RSUs), and any payment with respect thereto are hereby waived and are not required under this Agreement.

(v) The Company and its Subsidiaries shall be responsible for, and shall pay (or cause to be paid (including, in the case of clause (B) below, through the payroll of Utz Quality Foods, LLC)), (A) all Company Group Business Liabilities and (B) pursuant to the Restricted Cash Awards Assignment and Assumption, the Restricted Cash Awards, less applicable withholdings, to the Restricted Cash Award Recipients, if, as and when required to be so paid pursuant to the terms of Section 3.3(c) of the Merger Agreement, together with any applicable payroll or other taxes. In furtherance, and not in limitation, of the foregoing, the Company (and its applicable Subsidiaries) shall indemnify, defend and hold harmless the Intersnack Member Indemnitees from and against any and all Company Group Business Liabilities incurred by the Intersnack Member Indemnitees (other than through the Intersnack Member’s (or its Permitted Transferees’) ownership interest in the Company) (including, for the avoidance of doubt, in respect of any Out of Perimeter Litigation, any Out of Perimeter Company Contracts and in respect of any Restricted Cash Awards, less applicable withholdings, payable to Restricted Cash Award Recipients), whether arising prior to, on or after the Effective Date; provided that in no event shall the Company or its Subsidiaries be responsible to pay any such amounts to the extent they have, as of the Closing, already been paid or discharged by or on behalf of the Intersnack Member (or its predecessors). Such indemnification payments by the Company (or its applicable Subsidiary) shall be promptly made by wire transfer of immediately available funds, to an account designated by the Intersnack Member in writing. Beginning on the Effective Date and until the applicable Company Group Business Liabilities have been fully assigned to and assumed by the Company or its applicable Subsidiaries, (A) the Company and its applicable Subsidiaries, on the one hand, and the Intersnack Member, on the other hand, shall jointly control all decisions regarding any Company Group Business Liabilities; provided that (i) the Company or its applicable Subsidiary, on the one hand, and the Intersnack Member on the other hand, shall consult in good faith with each other with respect to any settlement (outside of the terms of any Contract related thereto, if applicable) of such Company Group Business Liabilities and shall mutually agree on any settlement or discharge thereof and (B) the Company or its applicable Subsidiary shall promptly pay to the Intersnack Member all monies required to pay or settle any such Company Group Business Liabilities when due and payable.

8.11 Certain Post-Closing Merger Agreement Matters.

(a) Each of the Intersnack Member and each Continuing Member hereby (a) acknowledges that the Merger Agreement requires the Intersnack Member to, or to cause the Company and its Subsidiaries to, take certain actions and/or satisfy certain obligations under the Merger Agreement following the Closing and (b) consents to and waives any veto or other rights it may have under this Agreement, including Section 8.7, and agrees to cause its Manager appointees to vote in favor of (or otherwise approve), as applicable (including, as applicable, under Section 7.9), the taking by the Intersnack Member, the Company and/or the Company’s applicable Subsidiaries after the Closing of any and all actions (including the payment by the Company or any of its Subsidiaries of amounts required to be paid after the Closing thereby) that may be necessary to comply with Sections 6.4 (Employee Matters), 6.5 (Reasonable Best Efforts; Regulatory Filings; Consents), 6.9 (Indemnification and Insurance) and 6.18 (Recordation and Transfer of Intellectual Property) of the Merger Agreement, and in each case, the Company and/or the Company’s applicable Subsidiaries, on the one hand, and the Intersnack Member, on the other hand, shall jointly control and any all actions of the Company and its applicable Subsidiaries; provided that, in no event shall the Company or any of its Subsidiaries be required under this Section 8.11 to pay or be responsible for, or to take any action with respect to, any Excluded Expenses.

(b) In the event the Company issued a Redemption Promissory Note (as defined in the Redemption Agreement) to the Intersnack Member as part of the Redemption Amount payment in connection with the redemption of Common Units under the Redemption Agreement, then the Company, the Intersnack Member and the Continuing Members shall cooperate with each other and use their commercially reasonable efforts to have the Redemption Promissory Note promptly repaid out of available cash of the Company LLC or its Subsidiaries and/or refinanced by the Company on commercially reasonable terms, subject to the other terms of this Agreement.

ARTICLE IX

TRANSFER OF INTERESTS

9.1 Restrictions on Transfers of Common Units by Members and other Persons.

(a) No Transfers. No Member may Transfer (including through the issuance of equity or beneficial interests in such Member (other than, in the case of the Intersnack Member, an issuance of equity or beneficial interests in Intersnack), all or any portion of such Member’s Common Units or any rights or obligations therein (whether economic, voting or otherwise) to any other Person; provided, however, that notwithstanding the foregoing or anything contained in this Agreement to the contrary (without the need for any approvals hereunder but subject to compliance with the provisions of this Section 9.1 and Sections 9.3 and 9.4), each Member shall be permitted to Transfer all or any portion of its Common Units and, to the extent applicable, any governance rights associated therewith (without duplication):

(i) from and after January 1, 2032, pursuant to and in accordance with Section 9.7 (Call Option);

(ii) from and after January 1, 2033, pursuant to and in accordance with Section 9.8 (Put Option);

(iii) pursuant to and in accordance with Section 9.9 (Change of Control Put Option);

(iv) from and after January 1, 2037, pursuant to and in accordance with Section 9.6 (Drag-Along Rights);

(v) from and after the issuance by the Intersnack Member of a third (3rd) Block Notice under Section 9.8(f)(iii), pursuant to and in accordance with Section 9.8(f)(iii) (Put Option);

(vi) from and after the issuance by the Intersnack Member of a fourth (4th) Block Notice under Section 9.8(f)(iv), pursuant to and in accordance with Section 9.8(f)(iii)(iv) (Put Option); or

(vii) subject to Section 9.4, upon prior notice given to the Board, to a Permitted Transferee of such Member.

(b) Involuntary Transfers. In the event of any Involuntary Transfer of a Common Unit, the Involuntary Transferee shall not be substituted as a Member and shall not have any rights as a Member of the Company, including, without limitation, any voting rights attached to such Common Units, except as otherwise required by applicable Law.

9.2 Effect of Assignment. The Company shall, from the effective date of any Transfer of a Common Unit made in compliance with this Agreement, thereafter pay all further distributions on account of the Common Unit so Transferred to the transferee of such Common Unit.

9.3 Overriding Provisions.

(a) Any Transfer in violation of this Article IX shall be null and void ab initio, and the provisions of Section 9.2 shall not apply to any such Transfers. Any Person to whom a Transfer is made or attempted in violation of this Article IX shall not become a Member, shall not be entitled to vote on any matters coming before the Members and shall not have any other rights in or with respect to any rights of a Member of the Company, except as otherwise required by applicable Law. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance.

(b) Notwithstanding anything contained in this Agreement to the contrary, in no event shall any Member Transfer any Common Units to the extent such Transfer would:

(i) result in the violation of the Securities Act or any other applicable federal, state or foreign Laws, or not be exempt from the registration requirements of the Securities Act;

(ii) result in or create a “prohibited transaction” or cause the Company or a Member to be or become a “party in interest,” as such terms are defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any successor Law (“ERISA”), or a “disqualified person,” as defined in Section 4975 of the Code, with respect to any “plan,” as defined in Section 3(14) of ERISA and/or Section 4975 of the Code; or result in or cause the Company or any Member to be liable for tax under Chapter 42 of the Code;

(iii) be a Transfer to a Person who is not legally competent or who has not achieved his or her majority under applicable Law (excluding custodians under the Uniform Gifts to Minors Act or trusts created for the sole benefit of minors, to the extent otherwise a Permitted Transferee hereunder);

(iv) cause the Company to be taxed as a corporation pursuant to Section 7704 of the Code; or

(v) result in the Company having more than one hundred (100) partners, within the meaning of Section 1.7704-1(h)(1) of the Regulations (determined pursuant to the rules of Section 1.7704-1(h)(3) of the Regulations).

The Board may waive any of the conditions set forth in clauses (i) through (v) above or otherwise require that the Member Transferring such Member’s Common Units (or part thereof) deliver evidence in form and substance satisfactory to the Company, as determined by the Board, that such Transfer does not violate any of the provisions in clauses (i) through (v) above; provided that the Board may not take any action to waive clause (iv) above without Unanimous Member Approval.

(c) In connection with any Transfer of Common Units under this Agreement, the Member Transferring such Member’s Common Units (or part thereof) shall provide such information as may be reasonably requested by the Board, including in connection with an election made or to be made by the Company pursuant to Section 754 of the Code.

9.4 Substitute Members. If a Member effects any Transfer of any Common Units (or part thereof), in each case, in compliance with the terms of this Agreement, the Transfer shall become effective and the Transferee shall become a substitute Member with respect to such Transferred Common Units (or part thereof) upon (and only upon) satisfaction of the following conditions: (a) execution of such instruments as the Board deems reasonably necessary to effectuate such Transferee becoming a substitute Member in compliance with the other applicable provisions of this Agreement with respect to such Transfer; and (b) execution of the Joinder Agreement (and a Spousal Consent, if such Transferee is a natural Person) by the Transferee and delivering the same to the Company.

9.5 Release of Liability. If a Member shall Transfer all of its Common Units in the Company in compliance with the provisions of this Agreement, without retaining any Common Units, directly or indirectly, then such Transferor Member shall, to the fullest extent permitted by applicable Law, be relieved of any further liability arising hereunder for events occurring from and after the date of such Transfer and, effective as of the date on which the Transfer of all such Common Units is completed, shall cease to be a Member.

9.6 Drag-Along Rights.

(a) At any time after January 1, 2037, if the Intersnack Member (collectively with its Permitted Transferees) holds fifty percent (50%) or less of the then-issued and outstanding Common Units, either (i) the Intersnack Member or (ii) the Continuing Members (acting jointly), may cause a Sale of the Company to a Third Party (each, a “Drag Sale”), and, in such a case, such Member causing a Drag Sale (the “Dragging Member”) can require all other Members and their Affiliates (the “Dragged Members”) to Transfer all (but not less than all) of their Common Units and/or take such actions as are necessary to effectuate such Sale of the Company in accordance with this Section 9.6 (the “Drag-Along Right”). The Continuing Members shall be entitled to exercise their Drag-Along Right pursuant to this Section 9.6 at any time after January 1, 2037 and such exercise cannot be blocked by the Intersnack Member for any reason under Section 9.8.

(b) Not less than forty five (45) days prior to the proposed date of consummation of a Drag Sale, the Dragging Member shall cause written notice (a “Drag-Along Notice”) to be sent to all Dragged Members, which Drag-Along Notice shall set forth: (i) the intention of the Dragging Member to exercise the Drag-Along Right pursuant to this Section 9.6; (ii) the name of the proposed Third Party purchaser(s); (iii) the proposed amount and form of consideration (which may include cash or securities of the Third Party purchaser in such Drag Sale) to be paid in the Drag Sale; and (iv) any other material terms of the Drag Sale (including any draft documentation available related thereto).

(c) In connection with any such Drag Sale, all Members required or entitled to consent thereto shall consent to, and raise no objections against, the Drag Sale to the extent such Drag Sale complies with the terms and conditions of this Section 9.6, and, if the Drag Sale is structured as (i) a merger, conversion, exchange of Common Units, consolidation of the Company (or any of its Subsidiaries), a sale of all or substantially all of the Company Property or other transaction which requires a vote of the Members, each Dragged Member entitled to vote thereon shall vote in favor of the Drag Sale and shall waive any appraisal rights or similar rights (to the extent applicable) in connection with such transaction or (ii) a sale of Common Units, each Dragged Member shall sell all of its Common Units, at the same price and on the same terms and conditions as such Dragging Member in such Drag Sale. The Dragged Members shall promptly take all necessary actions and execute and deliver such agreements, covenants, documents and other instruments, in each case as reasonably requested by the Company, the Dragging Member or the proposed Third Party purchaser(s) in connection with the consummation of the Drag Sale, including to (A) subject to Section 9.6(e)(iii), provide customary representations, warranties, indemnities and escrow/holdback arrangements relating to such Drag Sale (solely to the extent that each other Dragged Member and the Dragging Member are similarly obligated) and (B) effectuate the allocation and distribution of the aggregate consideration from the Drag Sale in accordance with the distribution provisions of Section 5.5(c); provided that the Dragging Member shall provide the Dragged Members with an opportunity to review and comment on any such agreements, documents and other instruments, and the Dragging Member shall consider in good faith any such comments from the Dragged Members or their Representatives.

(d) The Members shall mutually cooperate in connection with any such Drag Sale. The Dragging Member (after consultation with the Dragged Member(s)) shall hire and/or terminate any investment bank or professional adviser engaged by the Company on behalf of the Dragging Member in connection with a Drag Sale, the fees and expenses of which shall be borne pro rata by the Members. The Dragging Member shall have the right in connection with any such transaction (or in connection with the investigation or consideration of any such potential transaction) to require the Company to cooperate fully with such potential Third Party purchaser(s) in such prospective Sale of the Company by taking all customary and other actions reasonably requested by such Dragging Member. The Company shall provide assistance with respect to actions as reasonably requested by the Members. Without limiting the generality of the foregoing, the Company will cooperate as reasonably requested by the Dragging Member in effectuating the Drag Sale including (i) facilitating the due diligence process, including establishing, populating and maintaining an online “data room,” (ii) providing and/or completing any financial statements (including any necessary or desirable audited financial statements) or other financial, accounting or similar information necessary or desirable in connection with the Drag Sale and (iii) not directly or indirectly, making any claim or bringing any proceedings with respect to, or taking any action which is reasonably likely to hinder or cause an adverse effect on, the Drag Sale or any related transactions or the process related thereto.

(e) The obligations of the Dragged Members pursuant to this Section 9.6 are subject to the following terms and conditions:

(i) upon the consummation of the Drag Sale, each Dragged Member shall be entitled to receive from the net proceeds of such Drag Sale an amount equal to that which such Dragged Member would receive if all of the net proceeds from such Drag Sale were distributed in the manner set forth in Section 5.5(c);

(ii) if any Member (including the Dragging Member) is given an option as to the form and amount of consideration to be received, all Dragged Members shall be given the same option;

(iii) no Dragged Member shall be required to provide any representations or warranties, or related indemnity for breach thereof, in connection with the Drag Sale, other than customary (including with respect to qualifications) representations, warranties and indemnities (subject to any exceptions set forth on a disclosure schedule) concerning (A) such Dragged Member’s valid title to and ownership of Common Units, free and clear of all liens, claims and encumbrances (excluding those arising under applicable securities Laws or under this Agreement), (B) such Dragged Member’s authority or legal capacity and power and right to enter into and consummate such Drag Sale, (C) the absence of any violation, default or acceleration of any agreement to which such Dragged Member is subject or by which its Common Units are bound, (D) the absence of, or compliance with, any governmental or third party consents, approvals, filings or notifications required to be obtained or made by such Dragged Member in connection with such Drag Sale, (E) compliance by such Dragged Member with all Laws applicable to such Dragged Member’s ownership of the Common Units, and (F) other matters to the extent the Dragging Member and each other Dragged Member is similarly obligated and, subject to the exception set forth in Section 9.6(e)(vi), with the sole recourse being to an escrow established for the benefit of the proposed Third Party purchaser(s) (each Member’s contributions to such escrow being proportionate based on each such Member’s pro rata share of the amount placed into escrow that each Member would be entitled to receive upon release of such funds from escrow in full after taking into account all prior distributions made to the Members (excluding for such purpose the amount being contributed into escrow) in connection with the Sale of the Company in the manner set forth in Section 5.5(c));

(iv) no Dragged Member shall be liable for, or obligated with respect to, the inaccuracy of any representation or warranty made by another Person (other than the Company or any of its Subsidiaries) in connection with a Drag Sale (except to the extent that all or a portion of funds payable to a Dragged Member are paid out of an escrow established for the benefit of the proposed Third Party purchaser(s) and subject to offsets or reductions);

(v) no Dragged Member or its respective Affiliates will be required to execute any non-competition, non-solicit or similar restrictive covenants that exceed twelve (12) months in duration or are otherwise not on customary and commercially reasonable terms (and the terms thereof shall be the same as those by which the Dragging Member will be bound) ; and

(vi) no Dragged Member will have any liability in respect of such Drag Sale for any breach of representation or warranty in excess of its ratable share of any escrow established pursuant to Section 9.6(e)(iii), except for the Dragged Member’s representations and warranties with respect to itself set forth in Section 9.6(e)(iii)(A) through (F), which liability for any breach of such representations and warranties will not exceed the net purchase price actually received by such Dragged Member (except in respect of fraud).

(f) After a Dragged Member delivers a valid Drag-Along Notice electing a Drag Sale, no Call Option and Put Option rights can be exercised by any Member until such Drag Sale is consummated or abandoned.

9.7 Call Option.

(a) From and after January 1, 2032, during each Call Option Exercise Period, the Intersnack Member shall have the right to purchase (or cause an Affiliate of the Intersnack Member to purchase), and the Continuing Members hereby irrevocably grant the Intersnack Member (or its applicable Affiliate) such right to purchase, the number of Called Units set forth in the applicable Call Option Exercise Notice, in accordance with this Section 9.7 (each, a “Call Option”).

(b) Beginning in the Fiscal Year that begins on or about January 1, 2032 and in each Fiscal Year thereafter, the Intersnack Member may exercise a Call Option by giving a written notice, in the form attached hereto as Exhibit C (the “Call Option Exercise Notice”), to the Company and the Continuing Members at any time during the period from the date on which the Members receive the Audited Financial Statements for the Fiscal Year concluding immediately prior to the Fiscal Year in which such Call Option Exercise Notice is provided, until the date that is forty-five (45) days following delivery of such Audited Financial Statements (such forty-five (45) day period, the “Call Option Exercise Period”). Only one (1) Call Option Exercise Notice may be given in any Call Option Exercise Period, and valid delivery of a Call Option Exercise Notice during (and prior to the end of) a given Call Option Exercise Period in accordance with this Section 9.7(b) shall constitute a valid exercise of a Call Option.

(c) During each Call Option Exercise Period, the Intersnack Member shall be entitled to exercise a Call Option with respect to the following number of Common Units held by the Continuing Members (and their respective Permitted Transferees), in the aggregate:

(i) if the Continuing Members and their Permitted Transferees hold, in the aggregate, at the time of delivery of such Call Option Exercise Notice, at least fifty percent (50%) of the then-issued and outstanding Common Units, then a number of Common Units held by the Continuing Members (and their respective Permitted Transferees) equal in the aggregate to no less than twenty percent (20%) and no more than thirty percent (30%) of the Common Units then-issued and outstanding; or

(ii) if the Continuing Members and their Permitted Transferees hold, in the aggregate, at the time of delivery of such Call Option Exercise Notice, less than fifty percent (50%) of the then-issued and outstanding Common Units, then a number of Common Units held by the Continuing Members (and their Permitted Transferees) equal in the aggregate to no less than ten percent (10%) and no more than twenty percent (20%) of the Common Units then-issued and outstanding; provided that, in the event, at the time of delivery of such Call Option Exercise Notice, the Continuing Members and their Permitted Transferees (in the aggregate) hold less than ten percent (10%) of the Common Units then-issued and outstanding, then the Intersnack Member must exercise a Call Option with respect to all of the Common Units then held by the Continuing Members and their Permitted Transferees.

The number of Common Units so elected to be purchased from the Continuing Members (and their Permitted Transferees), in the aggregate, by the Intersnack Member in a given Call Option Exercise Notice are referred to in this Agreement as “Called Units”. Each Continuing Member (and each of their respective Permitted Transferees, to the extent they hold Common Units) shall sell to the Intersnack Member, and the Intersnack Member shall purchase from each Continuing Member and such Permitted Transferees, their pro rata portion of the Called Units (based on the number of Common Units held by such Person as of the applicable Call Option Closing as compared to the number of Common Units held by the Continuing Members and their Permitted Transferees, in the aggregate, as of such Call Option Closing), in each case rounded to the nearest whole Common Unit.

(d) The purchase price payable upon the exercise of a Call Option shall be the Option Price for all the Called Units set forth in the applicable Call Option Exercise Notice, as modified and finally determined pursuant to Annex 4.

(e) The Call Option Exercise Notice shall set forth: (i) the irrevocable agreement of the Intersnack Member to exercise a Call Option pursuant to this Section 9.7; (ii) the number of Common Units to be acquired, in the aggregate, from the Continuing Members (and their respective Permitted Transferees) by the Intersnack Member pursuant to such Call Option in accordance with Section 9.7(c); (iii) an Estimated Option Closing Statement with respect to such Call Option in accordance with Annex 4; and (iv) any other information deemed to be appropriate by the Intersnack Member relating to the exercise of the Call Option.

(f) If the Intersnack Member exercises a Call Option pursuant to this Section 9.7, the Continuing Members shall take (and shall cause their Permitted Transferees, to the extent they hold Common Units, to take) all actions reasonably requested by the Intersnack Member in connection with the consummation of the Call Option. Without limiting the generality of this Section 9.7, each of the Intersnack Member and the Continuing Members shall (and the Members shall cause their Permitted Transferees, to the extent they hold Common Units, to) use its reasonable best efforts to obtain all waivers, consents and approvals from Governmental Authorities and make all filings with any Governmental Authority as may be required in order to consummate the transactions contemplated by such exercised Call Option (each, a “Call Option Approval”).

(g) The closing of a Call Option (each, a “Call Option Closing”) shall take place remotely via electronic exchange among the applicable parties and their counsel of all documents and deliverables required pursuant to this Agreement, no later than five (5) Business Days following finalization of the Option Price, with respect to the Called Units underlying such Call Option pursuant to Section 9.7(i) and Annex 4, unless otherwise mutually agreed by the Intersnack Member and the Continuing Members; provided that, in the event any Call Option Approval(s) with respect to such Call Option shall not have been obtained prior to such date, then the date on which such Call Option Closing shall close shall be five (5) Business Days following receipt of such outstanding Call Option Approval(s). The date on which a Call Option Closing actually occurs is referred to in this Agreement as a “Call Option Closing Date.”

(h) Upon the terms and subject to the conditions set forth in this Section 9.7, each Continuing Member hereby agrees that it shall sell and deliver (and shall cause its Permitted Transferees, to the extent they hold Common Units, to sell and deliver) to the Intersnack Member (or its designated Affiliate) all of the Called Units for such Call Option held by such Continuing Member, when and as required in accordance with the terms of this Section 9.7 in the event of a Call Option Closing. Each Continuing Member hereby agrees and acknowledges (on behalf of itself and its Permitted Transferees) that the Intersnack Member (or its designated Affiliate) shall make no other payment with respect to such Continuing Members’ (including its Permitted Transferees’) Called Units for a given Call Option in the event of a Call Option Closing with respect thereto other than, in the aggregate, the Option Price for such Called Units (as finally determined pursuant to Section 9.7(i)).

(i) In the event that a Call Option Exercise Notice is delivered pursuant to the terms and subject to the conditions of this Section 9.7, prior to the applicable Call Option Closing, the applicable parties hereto shall take the actions set forth on Annex 4.

(j) At a Call Option Closing:

(i) payment in full of an aggregate amount equal to the Option Price for all the Called Units shall be made by (or on behalf of) the Intersnack Member to the Continuing Members (and/or their applicable Permitted Transferees selling Called Units), by wire transfer of immediately available funds to the bank account(s) designated in writing by the Continuing Members at least three (3) Business Days prior to the applicable Call Option Closing Date;

(ii) the Intersnack Member and the Continuing Members (or, if applicable, their Permitted Transferees that hold the applicable Called Units) shall enter into a Common Unit transfer agreement, in the form attached hereto as Exhibit D (each, a “Common Unit Transfer Agreement”), transferring such Continuing Members’ (or, as applicable, its Permitted Transferees’) Called Units to the Intersnack Member (or its designated Affiliate), together with (A) Common Unit powers duly executed by each Continuing Member (or such Permitted Transferees), in form and substance reasonably acceptable to the Intersnack Member and the Continuing Members, and (B) all other customary documents reasonably acceptable to the Intersnack Member and the Continuing Members to effect such Transfer; and

(iii) the Company shall take such other steps necessary under applicable Law and the organizational documents of the Company in order to take the foregoing actions (including updating Schedule A to reflect the applicable Call Option Closing).

(k) In the event that a Call Option Exercise Notice is delivered pursuant to the terms of this Section 9.7, and a Call Option Closing does not occur as a result of the Intersnack Member breaching this Agreement and failing to pay in full an aggregate amount equal to the Option Price for all Called Units pursuant to Section 9.7(j)(i), the Continuing Members shall have the option to (i) cancel the applicable Call Option, or (ii) exercise its rights under Sections 14.4 and 14.6 to require the Intersnack Member to pay in full the Option Price for all Called Units (together with all of the Continuing Members’ reasonable and documented out-of-pocket attorneys’ fees and costs of collection) and shall retain all the Called Units subject to the applicable Call Option until the Continuing Members have been paid all such amounts in full.

9.8 Put Option.

(a) From and after January 1, 2033, during each Put Option Exercise Period, if a Call Option is not exercised by the Intersnack Member during the applicable Fiscal Year, the Continuing Members, acting jointly, shall have the right to require the Intersnack Member (or, at the election of the Intersnack Member, one of its Affiliates) to purchase, and the Intersnack Member hereby irrevocably grants the Continuing Members such right to require the Intersnack Member (or its applicable Affiliate) to purchase, the number of Put Units set forth in the applicable Put Option Exercise Notice, in accordance with this Section 9.8 (each, a “Put Option”).

(b) Beginning in the Fiscal Year that begins on or about January 1, 2033 and in each Fiscal Year thereafter, the Continuing Members, acting jointly, may exercise a Put Option (if, and only if, the Call Option has not been exercised during such Fiscal Year) by giving a written notice, in the form attached hereto as Exhibit E (the “Put Option Exercise Notice”), to the Company and the Intersnack Member at any time during the period from the date on which the Call Option Exercise Period expires for the Fiscal Year in which such Put Option Exercise Notice is to be so provided, until the date that is forty-five (45) days following the expiration of such Call Option Exercise Period (such forty-five (45) day period, the “Put Option Exercise Period”). Only one (1) Put Option Exercise Notice may be given in any Put Option Exercise Period, and valid delivery of a Put Option Exercise Notice during (and prior to the end of) a given Put Option Exercise Period in accordance with this Section 9.8(b) shall constitute a valid exercise of a Put Option. For the avoidance of doubt, both a Call Option and a Put Option cannot be exercised in the same Fiscal Year.

(c) During each Put Option Exercise Period, the Continuing Members, acting jointly, shall be entitled to exercise a Put Option with respect to the following number of Common Units held by the Continuing Members (and their applicable Permitted Transferees), in the aggregate:

(i) if the Continuing Members and their Permitted Transferees hold, in the aggregate, at the time of delivery of such Put Option Exercise Notice, at least fifty percent (50%) of the then-issued and outstanding Common Units, then a number of Common Units held by the Continuing Members (and such applicable Permitted Transferees) equal in the aggregate to twenty percent (20%) of the Common Units issued and outstanding; or

(ii) if the Continuing Members and their Permitted Transferees hold, in the aggregate, at the time of delivery of such Put Option Exercise Notice, less than fifty percent (50%) of the then-issued and outstanding Common Units, then a number of Common Units held by the Continuing Members (and such applicable Permitted Transferees) equal in the aggregate to ten percent (10%) of the Common Units then issued and outstanding (the

“Post-Consolidation Put Threshold”); provided that, in the event, at the time of delivery of such Put Option Exercise Notice, the Continuing Members and their Permitted Transferees (in the aggregate) hold less than ten percent (10%) of the Common Units then-issued and outstanding, then the Continuing Members must exercise a Put Option with respect to all of the Common Units then held by the Continuing Members and their Permitted Transferees.

The number of Common Units so elected to be purchased from the Continuing Members (and their Permitted Transferees) by the Intersnack Member in a given Put Option Exercise Notice are referred to in this Agreement as “Put Units”. Each Continuing Member (and each of their Permitted Transferees, to the extent they hold Common Units) shall sell to the Intersnack Member, and the Intersnack Member shall purchase from each Continuing Member and such Permitted Transferees, their pro rata portion of the Put Units (based on the number of Common Units held by such Person as of the applicable Put Option Closing as compared to the number of Put Units held by the Continuing Members and their Permitted Transferees, in the aggregate, as of such Put Option Closing), in each case rounded to the nearest whole Common Unit.

(d) The purchase price payable upon the exercise of a Put Option shall be the Option Price for all the Put Units set forth in the applicable Put Option Exercise Notice, as modified and finally determined pursuant to Annex 4.

(e) The Put Option Exercise Notice shall set forth: (i) the irrevocable agreement of the Continuing Members to exercise a Put Option pursuant to this Section 9.8; (ii) the number of Put Units to be sold, in the aggregate, to the Intersnack Member pursuant to such Put Option by each Continuing Member (and their respective Permitted Transferees) in accordance with Section 9.8(c); (iii) an Estimated Option Closing Statement with respect to such Put Option in accordance with Annex 4; and (iv) any other reasonable information deemed to be appropriate by the Continuing Members relating to the exercise of the Put Option.

(f) Notwithstanding the foregoing, if, at the time that the Continuing Members, acting jointly, exercise the Put Option in accordance with this Section 9.8, the Intersnack Member (together with its Permitted Transferees), holds fifty percent (50%) or less of the then-issued and outstanding Common Units, the Intersnack Member may, in its sole discretion, decline to accept the exercise of a given Put Option by giving written notice to the Continuing Members by no later than sixty (60) days following receipt by the Intersnack Member of the applicable Put Option Exercise Notice (each, a “Block Notice”). Upon the valid and timely delivery by the Intersnack Member of a Block Notice to the Continuing Members, the Put Option elected by the Continuing Members giving rise to such Block Notice shall be automatically rescinded and of no further force and effect, no Put Option Closing shall occur with respect thereto and the Intersnack Member shall have no obligation to consummate the transactions contemplated by such declined Put Option. For the avoidance of doubt, if at the time of exercise of a Put Option by the Continuing Members, the Intersnack Member (together with its Permitted Transferees) holds more than fifty percent (50%) of the then-issued and outstanding Common Units, the Intersnack Member shall not have the right to deliver a Block Notice and may not exercise any right to decline to exercise the Put Option. In furtherance of the foregoing:

(i) the first (1st) Block Notice may be issued by the Intersnack Member in its sole discretion, without any economic or other adverse impact or consequence on the Intersnack Member, the Continuing Members or any other Person;

(ii) in the event that the Intersnack Member issues a second (2nd) Block Notice, at the option of the Continuing Members (acting jointly, in their sole discretion), the Company shall use commercially reasonable efforts to (and to cause one or more of its Subsidiaries to) as promptly as reasonably practicable (x) borrow an amount in cash that results in the Company’s (together with its Subsidiaries’) aggregate indebtedness for borrowed money being equal to the Indebtedness Multiple, and (y) cause the net proceeds of such borrowing to be distributed to the Members on a pro rata basis based on their respective ownership of Common Units; provided that, if the Company’s (together with its Subsidiaries’) aggregate indebtedness for borrowed money is, at such time, equal or in excess of the Indebtedness Multiple, the Company shall have no obligation to take the actions set forth in this Section 9.8(f)(ii);

(iii) in the event that the Intersnack Member issues a third (3rd) Block Notice, the Continuing Members (acting jointly, in their sole discretion), by written notice to the Intersnack Member no later than sixty (60) days following delivery of such applicable Block Notice to the Continuing Members, may elect that the Drag-Along Right shall become immediately exercisable by the Continuing Members even if prior to January 1, 2037; provided that a Drag Sale effected as a result of such exercise in accordance with this Section 9.8(f)(iii) may only be consummated (x) in accordance with the terms and conditions of Section 9.6 other than the date when the Drag-Along Right is exercisable, and (y) if the purchase price to be paid in such Drag Sale is equal to or greater than what the Option Price would have been for the Put Units set forth in the underlying Put Option Exercise Notice giving rise to such third (3rd) Block Notice; provided, however, that if such third Block Notice is issued on or after January 1, 2037, the Continuing Members shall be permitted to exercise their Drag-Along Right pursuant to Section 9.6 without the limitation in item (y) above;

(iv) in the event that the Intersnack Member issues a fourth (4th) Block Notice, the Continuing Members (acting jointly, in their sole discretion), by written notice to the Intersnack Member no later than sixty (60) days following delivery of such applicable Block Notice to the Continuing Members, may elect that the Drag-Along Right shall become immediately exercisable by the Continuing Members even if prior to January 1, 2037; provided that a Drag Sale effected as a result of such exercise in accordance with this Section 9.8(f)(iv) may only be consummated (x) in accordance with the terms and conditions of Section 9.6 other than the date when the Drag-Along Right is exercisable, and (y) if the purchase price to be paid in such Drag Sale is equal to or greater than what the Option Price would have been for the Put Units set forth in the underlying Put Option Exercise Notice giving rise to such fourth (4th) Block Notice; provided, however, that if such fourth Block Notice is issued on or after January 1, 2037, the Continuing Members shall be permitted to exercise their Drag-Along Right pursuant to Section 9.6 without the limitation in item (y) above;

(v) in the event that the Intersnack Member issues one or more Block Notice(s) following the fourth (4th) Block Notice, such subsequent Block Notice(s) shall not result in any economic or other adverse impact or consequence on the Intersnack Member, the Continuing Members or any other Person, but the Continuing Members shall continue to have a Drag-Along Right in accordance with (and subject to) the terms and conditions of Section 9.6; and

(vi) if the Intersnack Member exercises a Call Option pursuant to Section 9.7 following its issuance of at least four (4) Block Notices (the “Subsequent Call Option Exercise”), the Post- Consolidation Put Threshold upon an exercise by the Continuing Members of any Put Option pursuant to Section 9.8(c)(ii) from and after the Subsequent Call Option Exercise shall be at least ten percent (10%), but not more than fifteen percent (15%) (in lieu of ten percent (10%)).

(g) If the Continuing Members, acting jointly, exercise a Put Option pursuant to this Section 9.8 for which no Block Notice is delivered by the Intersnack Member to the Continuing Members pursuant to Section 9.8(f), the Continuing Members shall take (and shall cause their Permitted Transferees, to the extent they hold Common Units, to take) all actions reasonably requested by the Intersnack Member in connection with the consummation of the Put Option. Without limiting the generality of this Section 9.8, each of the Intersnack Member and the Continuing Members shall (and the Members shall cause their Permitted Transferees, to the extent they hold Common Units, to) use its reasonable best efforts to obtain all waivers, consents and approvals from Governmental Authorities and make all filings with any Governmental Authority as may be required in order to consummate the transactions contemplated by such exercised Put Option for which no Block Notice is delivered (each, a “Put Option Approval”).

(h) The closing of a Put Option for which no Block Notice is delivered (each, a “Put Option Closing”) shall take place remotely via electronic exchange among the applicable parties and their counsel of all documents and deliverables required pursuant to this Agreement, no later than five (5) Business Days following finalization of the Option Price, with respect to the Put Units underlying such Put Option pursuant to Section 9.8(j) and Annex 4, unless otherwise mutually agreed by the Intersnack Member and the Continuing Members; provided that, in the event any Put Option Approval(s) with respect to such Put Option shall not have been obtained prior to such date, then the date on which such Put Option Closing shall close shall be five (5) Business Days following receipt of such outstanding Put Option Approval(s). The date on which a Put Option Closing actually occurs is referred to in this Agreement as a “Put Option Closing Date.”

(i) Upon the terms and subject to the conditions set forth in this Section 9.8 (including Section 9.8(f)), the Intersnack Member hereby agrees that it shall purchase and receive (or cause its applicable Affiliate to purchase and receive) from the Continuing Members (and their applicable Permitted Transferees) all of the Put Units for such Put Option, when and as required in accordance with the terms of this Section 9.8 in the event of a Put Option Closing. Each Continuing Member hereby agrees and acknowledges (on behalf of itself and its Permitted Transferees) that the Intersnack Member (or its designated Affiliate) shall make no other payment with respect to such Continuing Members’ (including its Permitted Transferees’) Put Units for a given Put Option in the event of a Put Option Closing with respect thereto other than, in the aggregate, the Option Price for such Put Units (as finally determined pursuant to Section 9.8(j)).

(j) In the event that a Put Option Exercise Notice is delivered pursuant to the terms and subject to the conditions of this Section 9.8 for which no Block Notice is delivered, prior to the applicable Put Option Closing, the applicable parties hereto shall take the actions set forth on Annex 4.

(k) At a Put Option Closing:

(i) payment in full of an aggregate amount equal to the Option Price for all the Put Units shall be made by (or on behalf of) the Intersnack Member to the Continuing Members (and/or their applicable Permitted Transferees selling Put Units) by wire transfer of immediately available funds to the bank account(s) designated in writing by the Continuing Members at least three (3) Business Days prior to the applicable Put Option Closing Date;

(ii) the Intersnack Member and the Continuing Members (and, if applicable, their Permitted Transferees that hold the applicable Put Units) shall enter into a Common Unit Transfer Agreement, transferring such Continuing Members’ (or, as applicable, its Permitted Transferees’) Put Units to the Intersnack Member (or its designated Affiliate), together with (A) Common Unit powers duly executed by each Continuing Member (or such Permitted Transferees), in form and substance reasonably acceptable to the Intersnack Member and the Continuing Members, and (B) all other customary documents reasonably acceptable to the Intersnack Member and the Continuing Members to effect such Transfer; and

(iii) the Company shall take such other steps necessary under applicable Law and the organizational documents of the Company in order to take the foregoing actions (including updating Schedule A to reflect the applicable Put Option Closing).

9.9 Change of Control Put Option Exercise. In the event of a transaction that results in a Change of Control of Pfeifer & Langen Industrie-und Handels-KG, Intersnack or the Intersnack Member (a “Change of Control Transaction”), the Intersnack Member shall provide written notice to the Continuing Members no later than ten (10) Business Days following the consummation of such Change of Control Transaction or, in the absence of such notice from the Intersnack Member, the Continuing Members become aware of such Change of Control Transaction and give written notice to the Intersnack Member thereof (but only to the extent such Change of Control actually occurred) (either notice, the “Change of Control Notice”). The Change of Control Notice shall include the identity of the acquiror in such Change of Control Transaction and any other material information regarding the Change of Control Transaction in the Intersnack Member’s possession or control, that the Intersnack Member believes would be reasonably necessary for the Continuing Members to determine whether to elect the Change of Control Put Option (as defined below). Following receipt of the Change of Control Notice, the Continuing Members may make reasonable requests for additional information from the Intersnack Member with respect to such acquiror and the Change of Control Transaction. The Intersnack Member shall reasonably promptly (in any event within five (5) Business Days of request) provide responses and information to such reasonable requests by the Continuing Members. Notwithstanding anything to the contrary in Section 9.8(a), Section 9.8(b) and Section 9.8(c), the Continuing Members (acting jointly) shall have the right to exercise a Put Option (a “Change of Control Put Option”) with respect to all (but not less than all) of the Common Units then-held by the Continuing Members (and their Permitted Transferees) (a “Change of Control Put”) by giving written notice to the Intersnack Member no later than sixty (60) days following receipt of such Change of Control Notice, which written notice shall set forth the information required by Section 9.8(e) (as if such Section referred to “Change of Control Put Exercise Notice” and “Change of Control Put Option”), in the form attached hereto as Exhibit F (the “Change of Control Put Option Exercise Notice”), and the Intersnack Member shall not be entitled to deliver a Block Notice in connection with a Change of Control Put. The purchase price payable for any exercise of the Put Option in accordance with this Section 9.9 shall be the Option Price for all the Common Units then owned by the Continuing Members and their respective Permitted Transferees as finally determined pursuant to Annex 4. If the Continuing Members do not deliver a Change of Control Put Option Exercise Notice within the time period specified in this Section 9.9, then the Continuing Members shall be deemed for all purposes to have elected not to exercise the Change of Control Put Option and shall have no further rights to exercise a Change of Control Put Option in connection with such Change of Control Transaction (but will have a Change of Control Put Option with respect to any future Change of Control Transaction). Following the valid and timely delivery of a Change of Control Put Option Exercise Notice pursuant to this Section 9.9, the Change of Control Put shall be consummated in accordance with the requirements of Section 9.8(d), Section 9.8(e), Section 9.8(g), Section 9.8(h), Section 9.8(i), Section 9.8(j) and Section 9.8(k), with such provisions applying to the Change of Control Put Option, the Change of Control Put and the Change of Control Put Option Exercise Notice mutatis mutandis.

9.10 Put Option/Change of Control Put Option (Failure to Pay). In the event that a Put Option Exercise Notice or Change of Control Put Option Exercise Notice is delivered pursuant to the terms of Section 9.8 or Section 9.9, as applicable, and a Put Option Closing or Change of Control Put Option closing, as applicable, does not occur as a result of the Intersnack Member breaching this Agreement and failing to pay in full an aggregate amount equal to the Option Price for all Put Units pursuant to Section 9.8(k)(i) or Section 9.9, as applicable, the Continuing Members shall have the option to (i) cancel the applicable Put Option or Change of Control Put Option, as applicable, or (ii) exercise its rights under Sections 14.4 and 14.6 to require the Intersnack Member to pay in full the Option Price for all Put Units (together with all of the Continuing Members’ reasonable and documented out-of-pocket attorneys’ fees and costs of collection) and shall retain the Put Units subject to the applicable Put Option or Change of Control Put Option, as applicable, until the Continuing Members have been paid all such amounts in full.

ARTICLE X

DISSOLUTION, LIQUIDATION AND TERMINATION OF THE COMPANY

10.1 Events of Dissolution. The Company shall be dissolved and its affairs wound up upon the earlier to occur of the following: (i) the election by the Board and the 20% Member Approval pursuant to Section 8.7(c), to dissolve the Company and wind up its affairs; and (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act requiring such dissolution and winding up pursuant to applicable Law. The Bankruptcy, death, dissolution, expulsion, incapacity or withdrawal of any Member (unless, with respect to withdrawal, if such Member is the sole Member), or the occurrence of any other event that terminates the continued membership of any Member in the Company, shall not cause a dissolution of the Company.

10.2 Procedure for Winding Up and Dissolution. If the Company is dissolved, the Board shall direct the winding up of the Company’s affairs subject to Section 8.7(c). On winding up of the Company, the Company Property shall be distributed in the following order of priority: (a) first, to pay the costs and expenses of the winding up, liquidation and termination of the Company; (b) second, to creditors of the Company, including Members who are creditors, to the extent otherwise permitted by applicable Law, in satisfaction of the liabilities of the Company; (c) third, to establish reserves reasonably adequate to meet any and all contingent or unforeseen liabilities or obligations of the Company (including to purchase customary tail coverage on customary terms for any Managers and officers and/or errors and omissions coverage maintained by the Company as of immediately prior to such dissolution); and (d) fourth, the balance shall be distributed to the holders of issued and outstanding Common Units on a pro rata basis in proportion to their respective holdings of such Common Units.

10.3 Deficit Capital Accounts. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of Law to the contrary, to the extent that there exists a deficit in the Capital Account of any Member, upon dissolution of the Company such deficit shall not be an asset of the Company, and such Members shall not be obligated to contribute such amount to the Company to bring the balance of such Member’s Capital Account to zero or to pay to any other Member the amount of any such deficit balance.

10.4 Claims of Members. Each Member shall look solely to the Company Property for all distributions with respect to the Company, such Member’s Capital Account and such Member’s share of Profits, Losses and other items of income, gain, loss and deduction and shall have no recourse therefor (upon dissolution or otherwise) against any other Member.

10.5 Termination. The Company shall terminate when all Company Property has been sold and/or distributed and all affairs of the Company have been wound up. The Managers and/or the Members shall execute and file any certificate or other document which may be appropriate to indicate such termination.

10.6 Filing of Certificate of Cancellation. If the Company is dissolved, an officer appointed by the Board to act as attorney-in-fact shall promptly file a certificate of cancellation as provided in Section 18-203 of the Act with the Secretary of State. If there is no such officer, then a certificate of cancellation shall be filed by any Manager; if there are no remaining Managers, the certificate of cancellation shall be filed by the last Person to be a Member; if there are no officers, remaining Managers or a Person who last was a Member and is willing to sign, a certificate of cancellation shall be filed by the legal successor or personal representative of the Person who last was a Member.

ARTICLE XI

BOOKS, RECORDS, ACCOUNTING, INFORMATION RIGHTS AND

TAX ELECTIONS

11.1 Bank Accounts. (i) All funds of the Company shall be deposited in a bank account or accounts maintained in the Company’s name, and (ii) the Board may delegate to an officer or officers of the Company the authority to determine the institution or institutions at which the accounts will be opened and maintained, the types of such accounts and the Persons who will have authority with respect to such accounts and the funds deposited therein.

11.2 Books and Records; Access.

(a) An officer of the Company, subject to the direction of the Board, shall keep or cause to be kept separate, complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the Company’s business. Such books and records of the Company shall be maintained in accordance with GAAP, consistently applied. The records shall include: (i) a copy of the Certificate of Formation and this Agreement and any and all amendments to the Certificate of Formation and this Agreement, (ii) a current list of the names and last known business, residence or mailing addresses of all Members and Managers, (iii) minutes of the meetings of all Members and the Board and (iv) the Company’s federal, state and local tax returns.

(b) The Company’s books and records shall be maintained in accordance with, and for such length of time as is required by, applicable local, state and U.S. federal tax and other Laws.

(c) The Company’s officers, employees, books and records shall be available at the Company’s principal office for examination and consultation by any holder of Common Units, or any holder of Common Unit’s duly authorized representative, at all reasonable times during normal business hours. If so required by the Company, each Member shall reimburse the Company for all reasonable documented out-of-pocket costs and expenses incurred by the Company in connection with such Member’s inspection and copying of the Company’s books and records.

11.3 Financial Reports. The Company shall prepare (or cause to be prepared) and provide to each Member the following information:

(a) Within twenty (20) days after the end of each calendar month (or such longer period of time as may be approved by the Board), (i) an unaudited consolidated balance sheet of the Company as of the end of such month and an unaudited related consolidated income statement, consolidated statement of retained earnings and consolidated statement of cash flows of the Company (including statements of profits and losses) for such month including any footnotes thereto (if any), together with comparable year-to-date figures and a comparison of such figures to the Budget for such periods (with variances delineated), and (ii) unless the Board determines that such reporting is not needed, an operating data package with respect to the Company and its Subsidiaries, including data as to market share, customer reports, category reports (e.g., chips, pretzels, other), working capital, service levels, cost development and other similar key performance indicators with respect to the Company and its Subsidiaries;

(b) Within forty-five (45) days after the end of each fiscal quarter of the Company (or such longer period of time as may be approved by the Board), unless the Board determines that such reporting is not needed, an unaudited consolidated balance sheet of the Company as of the end of such fiscal quarter and an unaudited related consolidated income statement, consolidated statement of retained earnings and consolidated statement of cash flows of the Company (including statements of profits and losses) for such fiscal quarter including any footnotes thereto (if any), together with comparable year-to-date figures and a comparison of such figures to the Budget for such periods (with variances delineated);

(c) Within forty-five (45) days after the end of each Fiscal Year (or such longer period of time as may be approved by the Board), unless the Board determines that such reporting is not needed, an unaudited consolidated balance sheet of the Company as of the end of such Fiscal Year and the related consolidated income statement, consolidated statement of retained earnings and consolidated statement of cash flows of the Company (including statements of profits and losses) for such Fiscal Year, including all footnotes thereto, together with a comparison of such balance sheet and statements to the Budget for such periods;

(d) Within ninety days (90) days after the end of the Fiscal Year (or such longer period of time as may be approved by the Board), an audited consolidated balance sheet of the Company as of the end of such Fiscal Year and the related consolidated income statement, consolidated statement of retained earnings and consolidated statement of cash flows of the Company (including statements of profits and losses) for such Fiscal Year including all footnotes thereto, including a footnoted comparison of such balance sheet and statements to the Budget for such periods, a signed audit letter from the Company’s auditors (who shall be approved by a Majority Vote of the Board in accordance with Section 7.9(j)) and the auditor’s letter to management (the “Audited Financial Statements”); and

(e) Such other information relating to the Company and its Subsidiaries or their respective operations as any Member may reasonably request from time to time for legal, regulatory, financial, tax or other business purposes.

11.4 Annual Accounting Period. The annual accounting period of the Company shall be the Fiscal Year. The Company’s taxable year shall be the Fiscal Year.

11.5 Tax Matters.

(a) The Members and the Company intend for the Company to be treated as a partnership for U.S. federal and applicable state and local income tax purposes and except as otherwise provided in Section 8.9(b), agree not to take any action or position, or to make any election, for U.S. or federal, state or local income tax purposes, in a tax return or otherwise, inconsistent with the classification of the Company as a partnership for such purposes or have the effect of causing the Company to not be characterized as a partnership for such purposes, including the conversion or merger into (with the Company not being the surviving entity in such merger) an entity treated as a corporation for U.S. federal or applicable state and local income or franchise tax purposes.

(b) Subject to Section 11.5(a) above, the Board shall have the authority to make any and all tax elections for U.S. federal, state and local tax purposes. The Board shall cause the Company and any eligible Subsidiary to make an election (or continue a previously made election) pursuant to Section 754 of the Code (and any analogous provision of any applicable state, local or non-U.S. Law) for the taxable year that includes the Effective Date. The Company shall consult in good faith with the Intersnack Member or the Continuing Members, as applicable, with respect to any material tax election with respect to the Company that could reasonably be expected to have an adverse effect on either the Intersnack Member or the Continuing Members.

(c) Series U shall be designated as the “partnership representative” (the “Tax Matters Member”) for purposes of Subchapter C of Chapter 63 of Subtitle F of the Code and any corresponding or similar state, local or non-U.S. Law and, if required by such applicable Law, the Tax Matters Member shall also appoint a Designated Individual. Subject to applicable Law, the Board has the authority to remove and appoint a new Tax Matters Member, provided that the Members intend that Series U shall be the Tax Matters Member for so lo long as the Continuing Members (collectively with their respective Permitted Transferees) own at least fifty percent (50%) of the issued and outstanding Common Units. The Tax Matters Member and Designated Individual shall have the power and authority to perform in such capacity those duties as may be required to be performed by a “partnership representative” or “designated individual” under the Code, as applicable. The Tax Matters Member and Designated Individual shall advise and consult with the Board from time to time regarding the status of tax related elections, investigations, proceedings and negotiations with Governmental Authorities, and shall not take any action, other than a purely ministerial action, in its capacity as such without the approval of the Board, including any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any audit or examination before the Internal Revenue Service or any other tax authority or, except as required pursuant to Section 3.13 of the Implementation Agreement, the making of any Push-Out Election. The Tax Matters Member and Designated Individual shall use commercially reasonable efforts to apply the rules and elections under the Code in a manner that minimizes the likelihood that any Member would bear any material tax, interest or penalties as a result of any audit or proceeding that is attributable to another Member (other than a predecessor in interest). Subject to the foregoing, the Tax Matters Member and Designated Individual are hereby authorized to take any action reasonably required to cause the financial burden of any “imputed underpayment” (as determined under Section 6225 of the Code) and associated interest, adjustments to tax and penalties arising from a partnership-level adjustment that are imposed on the Company or any Subsidiary (an “Imputed Underpayment”) to be minimized and borne by the Members to whom such Imputed Underpayment relates as reasonably determined by the Tax Matters Member after consulting with the Company’s accountants or other advisers and the Board, taking into account any differences in the amount of taxes attributable to each Member because of such Member’s status, nationality or other characteristics, including such Member’s actions or omissions, and each Member hereby agrees to reasonably cooperate with the Tax Matters Member in connection with such Imputed Underpayment. By executing this Agreement or a counterpart hereof, each Member (i) authorizes the Tax Matters Member and the Company to take any and all actions that are reasonably necessary under then-applicable U.S. federal income tax Law to cause the Company to make the election set forth in Section 6226(a) of the Code (a “Push-Out Election”) if the Tax

Matters Member decides to make such Push-Out Election or such Push Out Election is required pursuant to Section 3.13 of the Implementation Agreement, (ii) agrees to take any action, and furnish the Tax Matters Member with any information necessary, to give effect to such Push-Out Election, and (iii) authorizes the Board to make any other election the Board may deem appropriate and in the best interests of the Company, except as otherwise provided in this Agreement. Except with the express written consent of the Board, each Member shall be jointly and severally liable with their predecessors in interest, if any, for amounts owed hereunder in respect of any predecessor in interest to such Member.

(d) Without limiting the foregoing, the Tax Matters Member shall give prompt written notice to the Intersnack Member and the Continuing Members of the commencement of any income tax audit or examination of the Company or any of its Subsidiaries that would reasonably be expected to have a material adverse effect on such Member. The Tax Matters Member shall (i) keep the Intersnack Member or the Continuing Members, as applicable, reasonably informed of the material developments and status of any such audit or examination, (ii) permit a representative of the Intersnack Member or the Continuing Members, as applicable, to participate (including using separate counsel), in each case at such Member’s sole cost and expense, in any such audit or examination to the extent such audit or examination would reasonably be expected to affect the Intersnack Member or the Continuing Members, as applicable, or their respective owners, and (iii) promptly notify the Intersnack Member or the Continuing Members, as applicable, of receipt of a notice of a final partnership adjustment (or equivalent under applicable Laws) or a final decision of a court or IRS Appeals panel (or equivalent body under applicable Laws) with respect to such audit or examination. The Tax Matters Member or the Company shall promptly provide the Intersnack Member or the Continuing Members, as applicable, with copies of all material correspondence between the Tax Matters Member or the Company (as applicable) and any Governmental Authority in connection with such audit or examination and shall give the Intersnack Member or the Continuing Members, as applicable, a reasonable opportunity to review and comment on any material, non-ministerial correspondence, submission (including settlement or compromise offers) or filing in connection with any such audit or examination.

(e) The Tax Matters Member shall arrange for the preparation and timely filing of all income and other tax and informational returns of the Company. The Company shall prepare and deliver (or cause to be prepared and delivered) to each Person who was a Member at any time during the relevant quarter of the relevant Fiscal Year reasonable quarterly estimates of such Member’s state tax apportionment information and the allocations to such Member of taxable income, gains, losses, deductions or credits for such Fiscal Year for U.S. federal, and applicable state and local, income tax reporting purposes at least fifteen (15) days prior to the individual or corporate quarterly estimate payment deadline for U.S. federal income taxes for calendar year filers (whichever is earlier). As promptly as reasonably practicable following the end of each Fiscal Year, the Company shall prepare and deliver (or cause to be prepared and delivered) to each Person who was a Member at any time during such Fiscal Year (i) an estimated IRS Schedule K-1 (and any similar form prescribed for applicable state and local income tax purposes) or similar documents with such information of the Company and all relevant information regarding the Company reasonably necessary for the Members to estimate their taxable income for such Fiscal Year, and (ii) in no event later than forty-five (45) days prior to the individual or corporate filing deadline (with extensions) for U.S. federal income taxes for calendar year filers (whichever is earlier), a final IRS Schedule K-1 (and any similar form prescribed for applicable state and local income tax purposes) and all relevant information regarding the Company reasonably necessary for the Members to file their tax returns on a timely basis (including extensions) for such Fiscal Year. The Company shall use commercially reasonable efforts to timely provide each Member and former Member as soon as reasonably practicable after an applicable request with any tax information reasonably requested by such Person, including information regarding estimates of taxable income and the state source of any Company income, and any other information that such Person may require or reasonably request in order to withhold tax or to file tax returns and reports or to furnish tax information to any of its investors or owners (including copies of the Company’s federal, state and local income tax returns). Each Member further agrees (including with respect to the Fiscal Year that such Member becomes a former Member) that such Member shall notify the Company and consult with the Company regarding a position on its tax return in the event such Member intends to file its tax returns in a manner that is inconsistent with the Schedule K-1 or other statements furnished by the Company to such Member for purposes of preparing tax returns.

(f) If the Company becomes the subject of any audit, assessment or other examination relating to taxes by any tax authority or any judicial or administrative proceedings relating to taxes (a “Tax Audit”), the Company shall reimburse the Members for reasonable out-of-pocket fees and expenses incurred to the extent their participation is requested by the Board in connection with such Tax Audit.

11.6 Budget and Business Plan. The Company’s Budget and Business Plan for Fiscal Year 2027 shall be as set forth on Exhibit G. For each subsequent Fiscal Year, the Company shall cause the executive officers of the Company to prepare and deliver to the Board and each Manager at least sixty (60) days before the last day of each Fiscal Year (or such shorter period of time as may be approved by the Board), a draft Budget and Business Plan for the Company’s upcoming Fiscal Year, including projected income statements, cash flows and balance sheets, on a monthly basis for the ensuing Fiscal Year, together with underlying assumptions and a qualitative description of the Company’s budget and business plan by such officers in support of the proposed Budget. The proposed Budget shall also include the aggregate amount of budgeted manager, employee and officer compensation and benefits for the Company’s consolidated business (including under any annual incentive bonus plan). The Company shall cause the officers of the Company to provide the Board and each Manager with all such additional information as it, he or she may reasonably request in order to evaluate such proposed Budget. The Company shall cause the officers of the Company to work in good faith with the Board and the Managers to adjust the proposed Budget as necessary to resolve the Board’s concerns, and the budget and business plan, as so adjusted and as approved by the Board in accordance with Section 7.9(b), shall be the Company’s Budget and Business Plan for such Fiscal Year. During any Fiscal Year, any material deviations to the Budget or Business Plan shall require consent of the Board in accordance with Section 7.9(b).

ARTICLE XII

AMENDMENTS

12.1 Approval of Amendments. Except as otherwise provided in this Agreement or as otherwise required by non-waivable provisions of the Act, any amendment to this Agreement or the Exhibits, Schedules or Annexes hereto (other than to amend Schedule A which the Board is authorized to amend to reflect changes in Members or Common Units, as necessary to reflect changes in the information thereon that occur pursuant to this Agreement and that otherwise are not in violation of the terms of this Agreement or the Act, which shall not constitute amendments hereunder for this purpose) can be made only (a) with Specified Member Approval as provided in Section 8.8, or (b) with respect to amendments to Section 5.5 or Section 8.9 (or the actions contained in such section), with Unanimous Member Approval; provided, however, that any amendment or modification of the Company’s organizational documents (including this Agreement) that disproportionately affects the rights or obligations of a specific Member (as in relation to other Members) shall require the approval of such Member; provided that, in determining whether an amendment would disproportionately affect the rights or obligations of a Member, only the Member’s rights, duties, obligations or interests in his, her or its capacity as a holder of Common Units shall be considered, and any other relationship(s) such Member may have with the Company, any of its Subsidiaries or the other Members shall not be considered and no characteristic of the Members other than their rights as a Member under this Agreement shall be considered.

12.2 Amendment of Certificate of Formation. If this Agreement shall be amended pursuant to this Article XII, an officer approved by the Board shall, to the extent necessary as a result of such amendment to this Agreement, cause the Certificate of Formation to be amended to reflect such change in a corresponding manner.

ARTICLE XIII

RESTRICTIVE COVENANTS

13.1 Non-Competition. For so long as a Member holds any Common Units (the “Restricted Period”), each Member agrees not to (and agrees to cause, in the case of the Continuing Members, their respective Affiliates, the Rice Family and their respective Affiliates and direct and indirect equityholders, and, in the case of the Intersnack Member, Intersnack and its Affiliates, in each case, not to) (each such Member, together with such related persons of such Member, such Member’s “Restricted Parties”), without the prior written consent of the other Members, directly or indirectly, own, control, manage, operate, participate in, have an interest in, or, in the case of individuals, employed by in any capacity, whether as an employee, manager, officer, consultant, independent contractor or otherwise, and whether with or without compensation, any Person that engages in the salty or savory snack business or the design, development, marketing, production, distribution, licensing or sale of any salty or savory snack product within the Geographic Territory (the “Restricted Business”); provided that neither the Company nor any of its Subsidiaries shall be a Restricted Party.

13.2 Exceptions. Notwithstanding the foregoing, nothing in this Agreement shall prevent any Member or its other Restricted Parties from:

(a) ownership of not more than a five percent (5%) of the issued and outstanding securities of a Person whose securities are publicly traded on a national securities exchange or in the over-the-counter market in the United States or on any foreign securities exchange;

(b) ownership of (i) an interest in a private investment fund or (ii) any Person that is registered under the Investment Company Act of 1940, as amended, in each case, so long as such Member and its other Restricted Parties do not participate in the management or investment decisions of such fund;

(c) acquiring (and thereafter owning and operating) all or any portion of any Person or business (each, an “Acquired Business”) that engages in a Restricted Business if (x) the Restricted Business does not comprise more than ten percent (10%) of the total revenues of the Acquired Business measured as of the twelve (12)-month period ending immediately prior to the consummation of such acquisition; or

(d) with respect to each Restricted Party set forth on Schedule 13.2 attached hereto, holding the number of equity securities (as adjusted for an equity split or recapitalization) of the applicable Person set forth on Schedule 13.2.

13.3 Acknowledgment. The Members acknowledge that the restrictive covenants contained in this Article XIII are reasonable and necessary (including as to scope, duration and geographical area) to protect the legitimate interests of the Members and the Company and constitute a material inducement to the Members to enter into this Agreement and to consummate the transactions contemplated by this Agreement, the Implementation Agreement and the Merger Agreement and such provisions shall be interpreted and applied to the maximum extent permitted by applicable Law. Each Member (on behalf of itself and his or its other Restricted Parties) acknowledges and agrees that the individual covenants in this Article XIII applicable to such Member and its other Restricted Parties are separate and distinct commitments of each Restricted Party, independent of each other covenant hereunder and that the remedy at Law for any breach, or threatened breach, of any of the provisions of this Article XIII shall be inadequate and, accordingly, such Member (on behalf of itself and its Restricted Parties) covenants and agrees that the other Members shall, in addition to any other rights and remedies which such Members may have at Law or otherwise, be entitled to equitable relief, including a temporary restraining order and injunctive relief (preliminary, permanent or otherwise), and to the remedy of specific performance with respect to any breach or threatened breach of this Article XIII. In the event that any provision contained in this Article XIII shall be determined by any court of competent jurisdiction or any Governmental Authority to be unenforceable for any reason whatsoever (including in relation to duration, geographic reach and/or scope of the activities covered thereby), then each Member (on behalf of itself and its other Restricted Parties) agree that the court shall reform such covenant so as to comply with applicable Law, it being specifically agreed by each Member (on behalf of itself and its Restricted Parties) that it is its continuing desire that each covenant in this Article XIII be enforced to the full extent of its terms and conditions.

ARTICLE XIV

GENERAL PROVISIONS

14.1 Confidential Information.

(a) Except as otherwise necessary or advisable in the performance of his or her duties as a manager, independent contractor, agent, representative, officer, Manager, employee or consultant of the Company or any Subsidiary thereof, each Member agrees (and shall cause its Affiliates) (each of the foregoing, in such capacity, the “Disclosing Person”) to:

(i) hold in the strictest confidence and not disclose, publish or divulge, directly or indirectly, to any Person, any Confidential Information regarding the Company or any of its Subsidiaries, or of any Member (each a “Protected Person”);

(ii) use Confidential Information only in relation to the Company and the Subsidiaries and only for its valid business purposes; and

(iii) take such other protective measures as may be or become reasonably necessary to preserve the confidentiality of Confidential Information.

(b) Notwithstanding the foregoing, each Member shall be permitted to disclose Confidential Information of the Company or any of its Subsdiaries to such Person’s Representatives so long as such Representative has a “need to know” such Confidential Information for a valid business purpose, has been advised of the confidential and proprietary nature of such Confidential Information and has agreed to comply with the provisions of this Section 14.1 applicable to such Confidential Information; provided that the party disclosing any such Confidential Information to its Representatives shall be liable for any breach of this Section 14.1 by any such Representative. For purposes of this Agreement, the term “Representatives” means, with respect to a Member, such Person’s officers, managers, directors, employees, shareholders, partners, members, affiliates, accountants, attorneys, consultants, bankers, advisors and other agents or representatives.

(c) For the purpose of this Agreement, the term “Confidential Information” shall include, with respect to each Protected Person, all data, information, reports, interpretations, forecasts and records, financial or otherwise, including Company Property and information related to the financial performance and results of the business of the Company and its Subsidiaries which is not available to the general public and this Agreement, the terms hereof and all agreements and documents related hereto. The term “Confidential Information” does not include information that: (i) is or becomes generally available to the public other than as a result of a disclosure by any Disclosing Person; (ii) was or becomes available to a Disclosing Person on a non-confidential basis from a source other than the Protected Person; provided that such source is not, or would not be after reasonably inquiries, known by the Disclosing Person to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to such Protected Person with respect to such information; (iii) is developed independently by the Disclosing Person without the use of any Confidential Information (other than in such Person’s capacity as a manager, independent contractor, agent, representative, officer, Manager, employee or consultant of the Company or its Subsidiaries); (iv) is disclosed with the written approval of (A) the Board with respect to Confidential Information related to the Company, including this Agreement, the terms hereof and all agreements and documents related hereto or (B) the Protected Person if other than the Company. Notwithstanding anything contained in this Section 14.1, each Member may disclose Confidential Information (i) pursuant to an order or demand by any Governmental Authority, or by any Law, or by subpoena, summons or any other administrative or legal process, or by applicable regulatory standards, after prompt written notice of such requirement has been given to the Protected Person, and the Protected Person has had a reasonable opportunity to oppose such disclosure including by seeking an appropriate protective order, and in any event such Member shall only disclose the portion of the Confidential Information that is required to be disclosed following consultation with its outside legal counsel; (ii) to the extent necessary to assert any right or defend any claim arising under this Agreement or other agreements contemplated hereby; (iii) to the other Members or their Representatives; and (iv) in communicating with such Member’s legal counsel.

14.2 Further Assurances. Each Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing and other acts as the Board reasonably deems appropriate to comply with the requirements of applicable Law for the formation and operation of the Company, to comply with any applicable Laws relating to the acquisition, operation or holding of the Company Property or in furtherance of this Agreement, including (a) any documents that the Board deems necessary or appropriate to continue the Company as a limited liability company in all jurisdictions in which the Company or any Subsidiary conducts or plans to conduct business and (b) all such agreements, certificates, tax statements and other documents as may be required to be filed in respect of the Company.

14.3 Notifications. Any notice or other communication (collectively, a “notice”) required or permitted under this Agreement must be in writing and shall be deemed to have been given (a) upon actual delivery if personally delivered to the party hereto to be notified; (b) when sent if sent by email to the party hereto to be notified (with notice deemed given upon transmission; provided that no “bounceback” or notice of non-delivery is received); or (c) when delivered if sent by a courier (with confirmation of delivery). A notice must be addressed: (a) if to a Member, to such Member’s address as set forth on Schedule A attached hereto; (b) if to the Company, to the attention of Dylan Lissette at the Company’s address at 900 High Street Hanover, PA 17331, with a copy to Intersnack Member; and (c) if to a Manager, to the address of such Manager on record with the Company. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; thereafter, notices are to be directed to those substitute addresses or addressees.

14.4 Specific Performance. Each party hereto shall have all rights and remedies reserved for such party pursuant to this Agreement and all of the rights which such Person has under any Law or equity. Any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law or equity. It is acknowledged that it will be impossible to measure in money the damages that would be suffered by any party hereto if any other party hereto fails to comply with any of the obligations imposed upon it in this Agreement and that, in the event of any such failure, the aggrieved party will be irreparably damaged and will not have an adequate remedy at Law. Any such aggrieved party shall, therefore, be entitled to equitable relief, including specific performance, to enforce such obligations (without the requirement for posting bond), and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at Law.

14.5 Complete Agreement. This Agreement, together with the Schedules, Annexes and Exhibits hereto, constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof, and supersedes all prior agreements or arrangements (written and oral), and any prior representation, statement, condition or warranty between or among the parties relating to the subject matter hereof and thereof.

14.6 Governing Law; Venue; Waiver of Jury Trial.

(a) The parties hereby agree that all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement, together with any dispute arising hereunder, shall be governed by the internal Laws of the State of Delaware without giving effect to any choice of Law or conflict of Law provision or rule, notwithstanding that public policy in Delaware or any other jurisdiction might indicate that the Laws of that or any other jurisdiction should otherwise apply based on contacts with such state or otherwise.

(b) Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the courts of the State of Delaware or any federal court of the District of Delaware and hereby submits to the personal jurisdiction and venue of such courts for the purposes thereof and waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereto hereby irrevocably consents to the service of process of any of the aforementioned courts in any such legal action or proceeding by the delivery of notice in accordance with Section 14.3.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 14.6(c).

14.7 Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective personal and legal representatives, heirs, executors, successors and permitted assigns. No party may Transfer any right or obligation under this Agreement except as permitted by this Agreement.

14.8 Construction. Common nouns and pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person, Persons or other reference in the context requires. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member. Any reference to the Act, the Code or other statutes or Laws (including the Regulations), forms or schedules shall include any amendments, modifications or replacements thereof. Whenever used herein, “or” shall include both the conjunctive and disjunctive, “any” shall mean “one or more” and “including” shall mean “including without limitation.” Unless the context indicates otherwise, “member” or “members” and “limited liability company” or “limited liability companies” shall be substituted in and for references to “partner” or “partners” and “partnership” or “partnerships,” respectively, in the Code, Regulations and any pronouncements by the Internal Revenue Service. Words such as “herein,” “hereby,” “hereinafter,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole, unless the context indicates otherwise. All headings in this Agreement are for convenience of reference only and are not intended to define or limit the scope or intent of this Agreement. All exhibits, annexes and schedules referred to herein, and as the same may be amended from time to time, are by this reference made a part hereof as though fully set forth herein.

14.9 Severability. It is understood and agreed that although the parties hereto consider the restrictions contained in this Agreement to be reasonable and necessary for the purpose of, among other things, preserving the goodwill, proprietary rights and going concern value of the Company, if any provision of this Agreement or the application of any such provision to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to any party or circumstance other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by Law. If a court of competent jurisdiction declares or finds that any term or provision hereof is invalid or unenforceable, the parties hereto agree that such court shall have the power to reduce the scope, duration or area of the term or provision, or to delete specific words or phrases, and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

14.10 Counterparts. This Agreement and any amendments hereto may be executed in two or more counterparts including in electronic, DocuSign or .pdf form, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same document.

14.11 No Third-Party Beneficiaries. This Agreement is made solely and specifically among and for the benefit of the parties to this Agreement and their respective successors and permitted assigns, and no other Person, other than any Covered Person solely with respect to Section 6.2, shall have any rights, interests or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

14.12 Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumption of any Law relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith and therefore waive their effects.

14.13 Waiver of Partition. No Member or any successor-in-interest to any Member shall have the right while this Agreement remains in effect to have any Company Property partitioned, and each Member, on behalf of itself, its successors, representatives, heirs and assigns, hereby waives any such right. It is the intention of the Members that during the term of this Agreement the rights of the Members and their successors-in-interest, as among themselves, shall be governed by the terms of this Agreement and that the rights of any Member or successor-in-interest to Transfer any interest in the Company shall be subject to the limitations and restrictions of this Agreement.

14.14 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by Law or otherwise.

14.15 Survival. The provisions of Sections 5.5(d), 6.1, 6.3, 8.2, 8.4, 9.5 and 11.5 and Article X and Article XIV (collectively, the “Survival Provisions”) shall survive termination of this Agreement. With respect to any Person subject to obligations under this Agreement, the Survival Provisions shall survive such Person ceasing to have the rights and privileges of a Member under this Agreement or to be a manager, independent contractor, agent, representative, officer, Manager, employee or consultant of the Company or any of its Subsidiaries.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth hereinabove.

COMPANY: UTZ BRANDS HOLDINGS, LLC

By:	/s/ Howard Friedman
Name: Howard Friedman
Title: President and Chief Executive Officer

[Signature Page to Fourth Amended and Restated Limited Liability Company Agreement]

INTERSNACK MEMBER: UTZ BRANDS, INC.

By:	/s/ Howard Friedman
Name: Howard Friedman
Title: Chief Executive Officer

[Signature Page to Fourth Amended and Restated Limited Liability Company Agreement]

CONTINUING MEMBERS: SERIES U OF UM PARTNERS, LLC

By:	/s/ Dylan B. Lissette
Name: Dylan B. Lissette
Title: President and Chief Executive Officer

[Signature Page to Fourth Amended and Restated Limited Liability Company Agreement]

CONTINUING MEMBERS: SERIES R OF UM PARTNERS, LLC

By:	/s/ Dylan B. Lissette
Name: Dylan B. Lissette
Title: President and Chief Executive Officer

[Signature Page to Fourth Amended and Restated Limited Liability Company Agreement]

Schedule A

Members

Member Name and Address	Common Units		Percentage Interest
Utz Brands, Inc. c/o Intersnack Group GmbH & Co. KG Klaus-Bungert-Str. 8a Süd D - 40468 Düsseldorf Attention: Group Legal Director Email: [***]	[	•]	50%
Series U of UM Partners, LLC c/o Sageworth 1861 Santa Barbara Drive Lancaster, PA 17601 Attention: Dylan Lissette Tim Brown Email: [***]	[	•]	42.5%
Series R of UM Partners, LLC c/o Sageworth 1861 Santa Barbara Drive Lancaster, PA 17601 Attention: Dylan Lissette Tim Brown Email: [***]	[	•]	7.5%
TOTAL	[	•]	100.000%

Exhibit A

Form of Spousal Consent

I hereby certify and agree as follows:

1. I have read the Fourth Amended and Restated Limited Liability Company Agreement of Utz Brands Holdings, LLC, a Delaware limited liability company (the “Company”), dated as of July 20, 2026 (but, except for Section 2.8 (which Section 2.8 is effective as of the date of the Agreement), is not effective until [•], 2026), by and among the Company and its Members (as the same may be amended, supplemented, modified and/or restated from time to time, the “Agreement”), and acknowledge and agree that I understand its terms, including that my spouse agrees to restrict his or her right and my right (if any) to Transfer all or any portion of his or her Common Units. All capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement.

2. I hereby: (a) consent to the restrictions and limitations imposed on the Common Units held by my spouse pursuant to the Agreement; (b) approve of the provisions of the Agreement; (c) agree that such Common Units and my interest therein (if any) are subject to the provisions of the Agreement; (d) agree that I will not take any action, or omit to take any action, that would, or would reasonably be likely to, hinder the operation of the Agreement with respect to such Common Units or my interest therein (if any); and (e) waive any requirement that my consent be obtained with respect to any Transfer of the Common Units held by my spouse in accordance with the terms of the Agreement.

3. I acknowledge and agree that the Agreement shall bind me and my heirs, personal representatives, executors, successors and permitted assigns and shall bind and inure to the benefit of and be enforceable by all of the parties thereto and their heirs, personal representatives, executors, successors and permitted assigns.

AGREED BY:	CONSENTED TO BY:
(Spouse)	(Member)

By:	By:
Signature	Signature

Print Name	Print Name

Date	Date

Exhibit B

Form of Joinder Agreement

The undersigned is executing and delivering this Joinder Agreement pursuant to the Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 20, 2026 (but, except for Section 2.8 (which Section 2.8 is effective as of the date of the Agreement), is not effective until [•], 2026) (as may be amended, modified, restated or supplemented from time to time, the “LLC Agreement”), by and among Utz Brands Holdings, LLC, a Delaware limited liability company (the “Company”) and its members party thereto.

By executing and delivering this Joinder Agreement to the Company, the undersigned hereby (i) acknowledges that it has received and reviewed a complete copy of the LLC Agreement (other than that Schedule A thereto may be redacted) and (ii) agrees that, upon execution of this Joinder Agreement, the undersigned shall become a party to, and shall be fully bound by and obligated to comply with the provisions of, the LLC Agreement, as a “Member” thereunder, in the same manner as if the undersigned were an original signatory to such agreement.

The undersigned agrees that the undersigned shall be a “Member,” as such term is defined in the LLC Agreement.

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of [•], and this Joinder Agreement shall take effect and become a part of the LLC Agreement immediately upon the execution hereof.

Signature of Member

Print Name of Member

Address

Email

Telephone

Exhibit C

Form of Call Option Exercise Notice

TO:	Utz Brands Holdings, LLC (the “Company”),

Series U of UM Partners, LLC (“Series U”)

Series R of UM Partners, LLC (“Series R”)1

Pursuant to Section 9.7 of that certain Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated as of 20, 2026 (but, except for Section 2.8 thereof (which Section 2.8 thereof was effective as of the date thereof), was not effective until the consummation of the Merger (as defined therein)) (as may be amended, modified, restated or supplemented from time to time, the “LLC Agreement”), by and among the Company, Series U, Series R, Utz Brands, Inc., a Delaware corporation (the “Intersnack Member”), and such other Persons as may be admitted as members of the Company after the Effective Date in accordance with the terms of the LLC Agreement, the Intersnack Member hereby irrevocably elects to exercise a Call Option pursuant to Section 9.7 of the LLC Agreement, as follows:

(a) Series U shall sell, assign, transfer, convey and deliver to the Intersnack Member (or its relevant affiliate), and the Intersnack Member (or its relevant affiliate) shall purchase, acquire and accept from Series U, [•] common units of the Company (the “Series U Called Units”) for an aggregate cash purchase price equal to $[•], being Series U’s pro rata portion of the Option Price for the Series U Called Units, as further detailed on the Estimated Option Closing Statement attached hereto as Appendix A;

(b) Series R shall sell, assign, transfer, convey and deliver to the Intersnack Member (or its relevant affiliate), and the Intersnack Member (or its relevant affiliate) shall purchase, acquire and accept from Series R, [•] common units of the Company (the “Series R Called Units” and, together with the Series U Called Units, the “Called Units”) for an aggregate cash purchase price equal to $[•], being Series R’s pro rata portion of the Option Price for the Series R Called Units, as further detailed on the Estimated Option Closing Statement attached hereto as Appendix A; and

(c) the aggregate number of Called Units shall be [•] (comprised of the Series U Called Units and the Series R Called Units) and the Option Price for all Called Units shall be $[•].

Capitalized terms used but not defined herein shall have the respective meanings set forth in the LLC Agreement.

Dated: ________________, __________

[SIGNATURE PAGE FOLLOWS]

[1]	Party names to be updated throughout upon delivery of any Call Option Exercise Notice to reflect Permitted Transfers (if and as applicable).

IN WITNESS WHEREOF, the Intersnack Member has caused this notice to be duly executed as of the day and year first above written.

UTZ BRANDS, INC.

By:
Name:
Title:

By:
Name:
Title:

[SIGNATURE PAGE TO CALL OPTION EXERCISE NOTICE]

Appendix A

Estimated Option Closing Statement

[See attached]

Exhibit D

Form of Common Unit Transfer Agreement

This Common Unit Transfer Agreement (this “Agreement”) is made and entered into as of [•], 203[•], (the “Effective Date”), by and among Utz Brands, Inc., a Delaware corporation (the “Intersnack Member”), on the one hand, and Series U of UM Partners, LLC, a series of a Delaware limited liability company (“Series U”), and Series R of UM Partners, LLC, a series of a Delaware limited liability company (“Series R” and, together with Series U, the “Continuing Members” and, collectively with the Intersnack Member, the “Parties”), on the other hand.2 Capitalized terms used herein but not defined shall have the meaning ascribed to such terms in the LLC Agreement (as defined below).

WHEREAS, pursuant to that certain Fourth Amended and Restated Limited Liability Company Agreement of Utz Brands Holdings, LLC, a Delaware limited liability company (the “Company”), dated as of July 20, 2026 (but, except for Section 2.8 thereof (which Section 2.8 thereof was effective as of the date thereof), was not effective until the consummation of the Merger (as defined therein) (as amended, modified, restated or supplemented from time to time, the “LLC Agreement”), by and among the Company and the Parties, (a) pursuant to (and subject to the limitations set forth in) Section 9.7 of the LLC Agreement, from and after January 1, 2032, the Intersnack Member has the right to purchase (or to cause one of its Affiliates to purchase) from the Continuing Members the number of Common Units set forth in the applicable Call Option Exercise Notice at a purchase price equal to the Option Price, (b) pursuant to (and subject to the limitations set forth in) Section 9.8 of the LLC Agreement, from and after January 1, 2033, the Continuing Members, acting jointly, have the right to require the Intersnack Member (or, at the Intersnack Member’s election, one of its Affiliates) to purchase from the Continuing Members the number of Common Units set forth in the applicable Put Option Exercise Notice at a purchase price equal to the Option Price and (c) pursuant to (and subject to the limitations set forth in) Section 9.9 of the LLC Agreement, in the event of a transaction that results in a Change of Control of Intersnack or the Intersnack Member, the Continuing Members, acting jointly, have the right to cause the Intersnack Member (or its applicable Affiliate) to purchase all (but not less than all) of the Common Units then held by the Continuing Members in accordance with the Change of Control Put Option, in each case, at the times, and subject to the terms and conditions of, the LLC Agreement;

WHEREAS, pursuant to the LLC Agreement, [the Intersnack Member has irrevocably exercised a Call Option by delivering a Call Option Exercise Notice to the Company and the Continuing Members in accordance with Section 9.7 of the LLC Agreement] / [the Continuing Members, acting jointly, have irrevocably exercised a Put Option by delivering a Put Option Exercise Notice to the Company and the Intersnack Member in accordance with Section 9.8 of the LLC Agreement] / [the Continuing Members, acting jointly, have irrevocably exercised a Change of Control Put Option by delivering a Change of Control Put Option Exercise Notice to the Company and the Intersnack Member in accordance with Section 9.9 of the LLC Agreement], with respect to the number of Common Units held by the Continuing Members as set forth therein, being [•] Common Units (such Common Units, the “Transferred Units”);

[2]

Party names to be updated throughout upon delivery of any Call Option Exercise Notice, Put Option Exercise Notice or Change of Control Put Option Exercise Notice to reflect Permitted Transfers (if and as applicable).

WHEREAS, in connection with the resulting [Call Option Closing] / [Put Option Closing], the Continuing Members are required to sell, assign, transfer, convey and deliver to the Intersnack Member3, and the Intersnack Member is required to purchase and acquire from the Continuing Members, the Transferred Units, in exchange for payment to the Continuing Members, in the aggregate, of an amount in cash equal to $[•] (the “Option Price”), subject to the terms and conditions set forth in the LLC Agreement; and

WHEREAS, the Continuing Members desire to sell, assign, transfer, convey and deliver to the Intersnack Member, and the Intersnack Member desires to purchase and acquire from the Continuing Members, the Transferred Units as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as follows:

1. SALE AND PURCHASE OF UNITS. (a) Series U hereby sells, assigns, transfers, conveys and delivers to the Intersnack Member, and the Intersnack Member hereby purchases and acquires from Series U, as of the Closing (as defined below), [•] Transferred Units (the “Series U Transferred Units”), free and clear of all liens and other encumbrances (other than immaterial liens, encumbrances and restrictions on transfer arising under (x) applicable federal and state securities laws and “blue sky” Laws, and (y) the LLC Agreement), in exchange for an amount in cash, by wire transfer of immediately available funds, equal to $[•], being Series U’s pro rata portion of the Option Price for the Series U Transferred Units and (b) Series R hereby sells, assigns, transfers, conveys and delivers to the Intersnack Member, and the Intersnack Member hereby purchases and acquires from Series R, as of the Closing, [•] Transferred Units (the “Series R Transferred Units”), free and clear of all liens and other encumbrances (other than immaterial liens, encumbrances and restrictions on transfer arising under (x) applicable federal and state securities laws and “blue sky” Laws, and (y) the LLC Agreement), in for exchange an amount in cash, by wire transfer of immediately available funds, equal to $[•], being Series R’s pro rata portion of the Option Price for the Series R Transferred Units. Each of the Continuing Members hereby acknowledges and agrees that, as of the Closing, [(i)] all rights of such Continuing Member with respect to its Transferred Units shall transfer to the Intersnack Member, in the aggregate (including with respect to ownership, management and participation rights or any rights to receive distributions attributable thereto as set forth in the LLC Agreement), and such Continuing Members shall cease to have any such rights with respect to such Transferred Units [and (ii) it shall no longer be a Member of the Company and shall no longer be entitled to or bound by the rights and obligations of a Member under the LLC Agreement (including with respect to any ownership, management and participation rights or any rights to receive distributions

[3]

If the Intersnack Member designates one of its Affiliates to purchase the Transferred Units pursuant to Section 9,7, 9.8 or 9.9 of the LLC Agreement, as applicable, all applicable references in this Agreement to the “Intersnack Member” shall be replaced with references to such designated Affiliate, and such designated Affiliate shall execute this Agreement in place of the Intersnack Member.

attributable thereto)].4 The Parties expressly agree to the Option Price calculation procedures, as set out in Annex 4 to the LLC Agreement, the calculation of Adjusted EBITDA, the Option Price Valuation and the Option Price (and, in each case, all components thereof), and the resulting amount to be paid to each Continuing Member in connection with the Closing for such Continuing Member’s Transferred Units pursuant to the terms of this Agreement, each as has been finally determined in accordance with Annex 4 of the LLC Agreement.

2. CLOSING.

2.1 Closing. The closing of the sale and purchase of the Transferred Units under this Agreement (the “Closing”, and the date on which the Closing occurs, the “Closing Date”) shall take place remotely via electronic exchange among the Parties and their counsel of all documents and deliverables required under the LLC Agreement and this Agreement on the date hereof in connection with the Closing.

2.2 Deliveries by the Continuing Members. Substantially concurrently herewith, each Continuing Member is delivering to the Intersnack Member a Common Unit power duly executed by such Continuing Member and otherwise sufficient to transfer such Continuing Member’s Transferred Units to the Intersnack Member, free and clear of any liens and other encumbrances (other than arising under securities laws or the LLC Agreement), in the form attached hereto as Annex A (each, a “Common Unit Power”).

2.3 Deliveries by the Intersnack Member. Substantially concurrently herewith, the Intersnack Member is delivering to the Continuing Members in the aggregate and in accordance with Section 1, payment of the Option Price for the Transferred Units by wire transfer of immediately available funds to the account(s) designated in writing by the Continuing Members at least three (3) Business Days prior to the Closing Date, which transfer(s) to the indicated account(s) shall constitute good discharge of the Intersnack Member’s obligation hereunder to pay the Option Price. Promptly following the Closing, the Parties shall cause the Company to reflect the sale and purchase of the Transferred Units on Schedule A to the LLC Agreement. Each Party hereby agrees that it will file (or cause to be filed), promptly following the Closing, with the relevant governmental or regulatory authorities, such documents and instruments, if any, as may be necessary in connection with the Transfer.

3. REPRESENTATIONS AND WARRANTIES OF THE CONTINUING MEMBERS. Each Continuing Member, severally and not jointly, hereby represents and warrants to the Intersnack Member as follows.

(a) Organization. Such Continuing Member is a series of a Delaware limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Such Continuing Member has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority by such Continuing Member, individually or in the aggregate, has not, individually or in the aggregate, prevented, materially

[4]	Clause (b) to be included if the relevant put/call is for the last remaining Common Units held by the Continuing Members.

delayed or materially impaired, and would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of such Continuing Member to consummate the transactions contemplated by this Agreement (with respect to either Continuing Member, a “Continuing Member Material Adverse Effect”). Such Continuing Member is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly qualified or licensed, have such approvals and be in good standing (with respect to jurisdictions that recognize such concept) by such Continuing Member has not had, and would not reasonably be expected to have, individually or in the aggregate, a Continuing Member Material Adverse Effect.

(b) Authorization.

(i) Such Continuing Member has the requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by such Continuing Member and the consummation by such Continuing Member of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of such Continuing Member and no other limited liability company proceedings on the part of such Continuing Member or vote of such Continuing Member’s members are necessary to authorize the execution and delivery by such Continuing Member of this Agreement and the consummation by such Continuing Member of the transactions contemplated hereby.

(ii) This Agreement has been duly executed and delivered by such Continuing Member and, assuming the due authorization, execution and delivery by each other Party, constitutes a valid and binding agreement of such Continuing Member, enforceable against such Continuing Member in accordance with its terms, subject to the limitations on enforceability arising from (A) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles; or (B) Laws governing specific performance, injunctive relief, and other equitable remedies (the “Bankruptcy and Equity Exception”).

(c) Title to Transferred Units. Such Continuing Member is the sole legal and beneficial owner of, in the case of Series U, [•] Transferred Units and, in the case of Series R, [•] Transferred Units, and has good and valid title to such Transferred Units, free and clear of any liens and encumbrances (other than immaterial liens, encumbrances and restrictions on transfer arising under (x) applicable federal and state securities and “blue sky” Laws and (y) the LLC Agreement, as applicable). The sale of the Transferred Units by each Continuing Member at the Closing pursuant to this Agreement will convey to the Intersnack Member good and valid title to such Transferred Units, free and clear of all liens and encumbrances (other than immaterial liens, encumbrances and restrictions on transfer arising under (x) applicable federal and state securities and “blue sky” Laws and (y) the LLC Agreement).

4. REPRESENTATIONS AND WARRANTIES OF THE INTERSNACK MEMBER. The Intersnack Member hereby represents and warrants to the Continuing Members as follows:

(a) Organization. The Intersnack Member is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Intersnack Member has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not prevented, materially delayed or materially impaired, and would not reasonably be expected to prevent, materially delay or materially impair, individually or in the aggregate, the ability of the Intersnack Member to consummate the transactions contemplated by this Agreement (an “Intersnack Member Material Adverse Effect”). The Intersnack Member is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly qualified or licensed, have such approvals and be in good standing (with respect to jurisdictions that recognize such concept) has not had, and would not reasonably be expected to have, individually or in the aggregate, an Intersnack Member Material Adverse Effect.

(b) Authorization.

(i) The Intersnack Member has the full right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Intersnack Member and the consummation by the Intersnack Member of the transactions contemplated hereby have been duly and validly authorized by the Intersnack Member and no other corporate proceedings on the part of the Intersnack Member or vote of the Intersnack Member’s stockholders are necessary to authorize the execution and delivery by the Intersnack Member of this Agreement and the consummation by the Intersnack Member of the transactions contemplated hereby

(ii) This Agreement has been duly executed and delivered by the Intersnack Member, and, assuming the due authorization, execution and delivery by each other Party, constitutes a valid and binding agreement of the Intersnack Member enforceable against the Intersnack Member in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Investment Intent; Accredited Investor. Intersnack Member is acquiring the Transferred Units solely for Intersnack Member’s own account for investment and not with a view to resale in connection with any distribution thereof. Intersnack Member is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.

5. GENERAL PROVISIONS.

5.1 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring or required to incur such expenses.

5.2 Withholdings. The Intersnack Member shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable pursuant to this Agreement, such amounts required to be deducted and withheld under applicable Law; provided, however, that the Intersnack Member shall, to the extent commercially reasonable, (i) provide the recipient of such payment with reasonable advance notice (but in any event at least two (2) Business Days prior to the due date for any relevant payment), in writing and (ii) cooperate in good faith to either reduce or eliminate any such deduction and withholding to the extent permissible under applicable U.S. federal income tax Law; provided that Series U or Series R, as applicable, provides the Intersnack Member with the necessary forms, certifications or other documents as required by U.S. federal income tax Law to eliminate such withholding (such as an IRS Form W-9). Any amounts so deducted or withheld and, if required, paid over to the applicable Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

5.3 Counterparts; Effectiveness. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery, DocuSign, .pdf or otherwise) to the other Parties. Signatures to this Agreement transmitted by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

5.4 Further Assurances. Each of the Parties shall use reasonable best efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law and to execute and deliver such documents and other papers, as may be reasonably be necessary or as another Party may reasonably request to consummate and give effect to the transactions contemplated hereby.

5.5 Governing Law; Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether at Law, in Contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

5.6 Jurisdiction; Specific Enforcement.

(a) Each of the Parties (i) consents to submit itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, solely if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (the “Chosen Courts”), with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement, in any court other than any such Chosen Court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any claim, action, suit, litigation, arbitration, proceeding or governmental or administrative investigation, audit, inquiry or action by or before any Governmental Authority (a “Legal Proceeding”) arising out of this Agreement or the transactions contemplated hereby in the Chosen Courts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such Chosen Court that any such Legal Proceeding brought in any such Chosen Court has been brought in an inconvenient forum. Each of the Parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 14.3 of the LLC Agreement shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby.

(b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the right of a Party to cause the other Parties to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein) exclusively in the courts designated in Section 5.6(a) without proof of actual damages, and all such rights and remedies at law or in equity shall be cumulative. Nothing contained in this Section 5.6(b) shall be deemed to be an election of remedies. The Parties further agree that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.6; and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the other Parties and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the terms, provisions, covenants and obligations of this Agreement. Each Party further agrees not to assert that a remedy of specific performance is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages or other remedy at law would provide an adequate remedy for any such breach. The Parties acknowledge and agree that the right of specific performance or injunctive relief contemplated by this Section 5.6 is an integral part of the transactions contemplated by this Agreement, and without that right, none of the Parties would have entered into this Agreement.

5.7 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7.

5.8 Notices. All notices and other communications hereunder shall be given in the manner provided for in Section 14.3 of the LLC Agreement.

5.9 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties without the prior written consent of the other Parties. Subject to the first sentence of this Section 5.9, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Any purported assignment not permitted under this Section 5.9 shall be null and void.

5.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

5.11 Entire Agreement. This Agreement, together with the annexes hereto, constitute the entire agreement with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

5.12 Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Parties. Each of the Parties may, to the extent not prohibited by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of any such Party contained herein. The foregoing notwithstanding, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

5.13 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever.

5.14 No Third-Party Beneficiaries. Each Party agrees that (a) its respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

5.15 Interpretation. For the purposes of this Agreement, (a) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term; (b) references to the terms Article, Section, paragraph and Annex are references to the Articles, Sections, paragraphs and Annexes to this Agreement unless otherwise specified; (c) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires; (d) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (e) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (f) unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive; (g) the word “since” when used in this Agreement in reference to a date shall be deemed to be inclusive of such date; (h) references to “written” or “in writing” include in electronic form; (i) provisions shall apply, when appropriate, to successive events and transactions; (j) a reference to any person includes such person’s successors and permitted assigns; (k) references to “$” shall mean U.S. dollars; (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; if the day at the end of the period is not a Business Day, then such period shall end on the close of the next immediately following Business Day; (n) references in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes; provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date; (o) the phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to immediately prior to the execution and delivery of this Agreement, unless the context requires and (p) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Each of the Parties has participated in the negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

5.16 Non-Disclosure; Press Release. The Continuing Members shall not make, directly or indirectly, any public announcement or disclosure concerning the matters provided for in this Agreement without the prior written consent of the Intersnack Member, unless required under applicable Law.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Common Unit Transfer Agreement as of the Effective Date.

SERIES U OF UM PARTNERS, LLC

By:
Name:
Title:

SERIES R OF UM PARTNERS, LLC

By:
Name:
Title:

UTZ BRANDS, INC.

By:
Name:
Title:

ANNEX A

COMMON UNIT POWER

[•], 203[•]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns, transfers, conveys and delivers unto UTZ BRANDS, INC. (the “Intersnack Member”) [•] common units of Utz Brands Holdings, LLC (the “Company” and such transferred common units, the “Common Units”), standing in the name of the undersigned on the books of the Company, free and clear of all liens and other encumbrances (other than immaterial liens, encumbrances and restrictions on transfer arising under (x) applicable federal and state securities laws and “blue sky” Laws, and (y) that certain Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 20, 2026 (but, except for Section 2.8 thereof (which Section 2.8 thereof was effective as of the date thereof), was not effective until the consummation of the Merger (as defined therein)), as amended, modified, restated or supplemented from time to time, by and among the Company, the Intersnack Member, the undersigned and the other parties thereto (the “LLC Agreement”)), and does hereby irrevocably constitute, appoint and authorize any officer or other authorized person of the Company as attorney-in-fact to cause the transfer of the Common Units on the books of the Company in the name of the Intersnack Member, with full power of substitution in the premises.

This Common Unit Power may be delivered via electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any electronic signature so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, the undersigned has caused this Common Unit Power to be duly executed as of the day and year first written above.

[RELEVANT CONTINUING MEMBER]

By:
Name:
Title:

Exhibit E

Form of Put Option Exercise Notice

TO:	Utz Brands Holdings, LLC (the “Company”)

Utz Brands, Inc. (the “Intersnack Member”)5

Pursuant to Section 9.8 of that certain Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated as of 20, 2026 (but, except for Section 2.8 thereof (which Section 2.8 thereof was effective as of the date thereof), was not effective until the consummation of the Merger (as defined therein) (as may be amended, modified, restated or supplemented from time to time, the “LLC Agreement”), by and among the Company, Series U of UM Partners, LLC, a series of a Delaware limited liability company (“Series U”), Series R of UM Partners, LLC, a series of a Delaware limited liability company (“Series R”, and together with Series U, the “Continuing Members”), the Intersnack Member, and such other Persons as may be admitted as members of the Company after the Effective Date in accordance with the terms of the LLC Agreement, the Continuing Members hereby, acting jointly, irrevocably elect to exercise a Put Option pursuant to Section 9.8 of the LLC Agreement, as follows:

(a) Series U shall sell, assign, transfer, convey and deliver to the Intersnack Member (or its relevant affiliate), and the Intersnack Member (or its relevant affiliate) shall purchase, acquire and accept from Series U, [•] common units of the Company (the “Series U Put Units”) for an aggregate cash purchase price equal to $[•], being Series U’s pro rata portion of the Option Price for the Series U Put Units, as further detailed on the Estimated Option Closing Statement attached hereto as Appendix A;

(b) Series R shall sell, assign, transfer, convey and deliver to the Intersnack Member (or its relevant affiliate), and the Intersnack Member (or its relevant affiliate) shall purchase, acquire and accept from Series R, [•] common units of the Company (the “Series R Put Units” and, together with the Series U Put Units, the “Put Units”) for an aggregate cash purchase price equal to $[•], being Series R’s pro rata portion of the Option Price for the Series R Put Units, as further detailed on the Estimated Option Closing Statement attached hereto as Appendix A; and

(c) the aggregate number of Put Units shall be [•] (comprised of the Series U Put Units and the Series R Put Units) and the Option Price for all Put Units shall be $[•].

Capitalized terms used but not defined herein shall have the respective meanings set forth in the LLC Agreement.

Dated: ________________, _______

[SIGNATURE PAGE FOLLOWS]

[5]	Party names are to be updated throughout upon delivery of any Put Option Exercise Notice to reflect Permitted Transfers (if and as applicable).

IN WITNESS WHEREOF, the Continuing Members have caused this Agreement to be duly executed as of the day and year first above written.

SERIES U OF UM PARTNERS, LLC

By:
Name:
Title:

SERIES R OF UM PARTNERS, LLC

By:
Name:
Title:

[SIGNATURE PAGE TO PUT OPTION EXERCISE NOTICE]

Appendix A

Estimated Option Closing Statement

[See attached]

Exhibit F

Form of Change of Control Put Option Exercise Notice

TO:	Utz Brands Holdings, LLC (the “Company”)

Utz Brands, Inc. (the “Intersnack Member”)6

Pursuant to Section 9.9 of that certain Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated as of 20, 2026 (but, except for Section 2.8 thereof (which Section 2.8 thereof was effective as of the date thereof) (as may be amended, modified, restated or supplemented from time to time, the “LLC Agreement”), by and among the Company, Series U of UM Partners, LLC, a series of a Delaware limited liability company (“Series U”), Series R of UM Partners, LLC, a series of a Delaware limited liability company (“Series R”, and together with Series U, the “Continuing Members”), the Intersnack Member, and such other Persons as may be admitted as members of the Company after the Effective Date in accordance with the terms of the LLC Agreement, the Continuing Members hereby, acting jointly, irrevocably elect to exercise a Change of Control Put Option pursuant to Section 9.9 of the LLC Agreement, as follows:

(a) Series U shall sell, assign, transfer, convey and deliver to the Intersnack Member (or its relevant affiliate), and the Intersnack Member (or its relevant affiliate) shall purchase, acquire and accept from Series U, [•] common units of the Company (the “Series U Change of Control Put Units”) for an aggregate cash purchase price equal to $[•], being Series U’s pro rata portion of the Option Price for the Series U Change of Control Put Units, as further detailed on the Estimated Option Closing Statement attached hereto as Appendix A;

(b) Series R shall sell, assign, transfer, convey and deliver to the Intersnack Member (or its relevant affiliate), and the Intersnack Member (or its relevant affiliate) shall purchase, acquire and accept from Series R, [•] common units of the Company (the “Series R Change of Control Put Units” and, together with the Series U Change of Control Put Units, the “Change of Control Put Units”) for an aggregate cash purchase price equal to $[•], being Series R’s pro rata portion of the Option Price for the Change of Control Put Units, as further detailed on the Estimated Option Closing Statement attached hereto as Appendix A; and

(c) the aggregate number of Change of Control Put Units shall be [•] (comprised of the Series U Change of Control Put Units and the Series R Change of Control Put Units) and the Option Price for all Change of Control Put Units shall be $[•].

Capitalized terms used but not defined herein shall have the respective meanings set forth in the LLC Agreement.

Dated: ________________, _______

[6]	Party names are to be updated throughout upon delivery of any Change of Control Put Option Exercise Notice to reflect Permitted Transfers (if and as applicable).

IN WITNESS WHEREOF, the Continuing Members have caused this Agreement to be duly executed as of the day and year first above written.

SERIES U OF UM PARTNERS, LLC

By:
Name:
Title:

SERIES R OF UM PARTNERS, LLC

By:
Name:
Title:

[SIGNATURE PAGE TO PUT OPTION EXERCISE NOTICE]

Appendix A

Estimated Option Closing Statement

[See attached]

Exhibit G

2027 Budget and Business Plan

[Omitted]

EXHIBIT H

Indemnification and Exculpation for Pre-Closing Matters

Section 1.1 Indemnification.

(a) Right to Indemnification. Each Person who was or is made a party or is threatened to be made a party to or is otherwise subject to or involved in any Action, by reason of the fact that he, she or it is or was a Member (including the Managing Member), is or was serving as the Company Representative (including any “designated individual”) or the Continuing Member Representative or an officer, manager or director (or equivalent) or, at the discretion of the Managing Member, any employee or agent, of the Managing Member, the Company or any of its Subsidiaries, or is or was an officer, manager or director (or equivalent) or, at the discretion of the Managing Member, any employee or agent, of the Managing Member, the Company or any of its Subsidiaries serving at the request of the Managing Member or the Company or any of its Subsidiaries as an officer, manager or director (or equivalent) or, at the discretion of the Managing Member, any employee or agent, of another corporation, partnership, joint venture, limited liability company, trust or other entity or which relates to or arises out of the property, business or affairs of the Company or any of its Subsidiaries, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Action is alleged action in an official capacity as a director, manager, officer, employee or agent or in any other capacity while serving as an officer, manager, director, employee or agent, shall be indemnified by the Company against all expense, Liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith (“Indemnifiable Losses”); provided, however, that, such Indemnitee shall not be entitled to indemnification if such Indemnitee’s conduct constituted fraud or a knowing violation of Law; provided, further, however, except as provided in Section 1.1(d) with respect to Actions to enforce rights to indemnification, the Company shall indemnify any such Indemnitee pursuant to this Section 1.1 in connection with an Action (or part thereof but excluding any compulsory counterclaim) initiated by such Indemnitee only if such Action (or part thereof but excluding any compulsory counterclaim) was authorized by the Board.

(b) Right to Advancement of Expenses. The right to indemnification conferred in Section 1.1(a) shall include the right to advancement by the Company of any and all expenses (including attorneys’ fees and expenses) incurred in participating in or defending any such Action in advance of its final disposition (an “Advancement of Expenses”); provided, however, that an Advancement of Expenses incurred by an Indemnitee shall be made pursuant to this Section 1.1(b) only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 1.1(b). An Indemnitee’s right to an Advancement of Expenses pursuant to this Section 1.1(b) is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that Indemnitee is entitled to indemnification under Section 1.1(a) with respect to the related Action or the absence of any prior determination to the contrary.

(c) Contract Rights. The rights to indemnification and to the Advancement of Expenses conferred in Sections 1.1(a) and (b) shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, manager, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, estate, executors, administrators and legal representatives.

(d) Right of Indemnitee to Bring Suit. If a claim under Sections 1.1(a) or (b) is not paid in full by the Company within sixty (60) calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be twenty (20) calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification under the LLC Agreement (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses, without interest, upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Act. Neither the failure of the Company (including its Managing Member or independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Act, nor an actual determination by the Company (including the Managing Member or independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by an Indemnitee to enforce a right to indemnification or to an Advancement of Expenses under the LLC Agreement, or brought by the Company to recover an Advancement of Expenses under the LLC Agreement pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, shall be on the Company.

(e) Appearance as a Witness. Notwithstanding any other provision of this Section 1.1, the Company shall pay or reimburse out of pocket expenses incurred by any Person entitled to be indemnified pursuant to this Section 1.1 in connection with such Person’s appearance as a witness or other participation in an Action at a time when such Person is not a named defendant or respondent in the Action.

(f) Nonexclusivity of Rights. The rights to indemnification and the Advancement of Expenses conferred in this Section 1.1 shall not be exclusive of any other right which a Person may have or hereafter acquire under any Law, the LLC Agreement, any agreement, any vote of stockholders or disinterested directors or otherwise. Nothing contained in this Section 1.1 shall limit or otherwise affect any such other right or the Company’s power to confer any such other right.

(g) No Duplication of Payments. The Company shall not be liable under this Section 1.1 to make any payment to an Indemnitee in respect of any Indemnifiable Losses to the extent that the Indemnitee has otherwise actually received payment (net of any expenses incurred in connection therewith and any repayment by the Indemnitee made with respect thereto) under any insurance policy or from any other source in respect of such Indemnifiable Losses.

(h) Maintenance of Insurance. The Company or Utz shall maintain directors’ and officers’ insurance from a financially sound and reputable insurer (at a minimum, in such amounts as are standard in the industry) to protect directors and officers of the Company and its Subsidiaries against Indemnifiable Losses of such Indemnitee, whether or not the Company has the authority to indemnify such Indemnitee against such Indemnifiable Losses under this Section 1.1, in each case to the extent available under the directors’ and officers’ insurance policy of Utz.

(i) Section 1.2 Member and Officer Duties. Except as otherwise required by the Act, no current or former Officer shall be obligated personally for any Liability of the Company solely by reason of being an Officer, acting in his or her capacity as an Officer.

(j) Section 1.3 Certain Definitions. Solely for the purposes of this Exhibit H, the following definitions shall apply:

(i) “Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq.

(ii) “Action” means any action, suit, charge, litigation, arbitration, notice of violation or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

(iii) “Advancement of Expenses” shall have the meaning set forth in Section 1.1(b).

(iv) “BBA Rules” means Subchapter C of Chapter 63 of the Code (Sections 6221 et seq.) as amended by the Bipartisan Budget Act of 2015, and any Treasury Regulations and other guidance promulgated thereunder, and any similar state or local legislation, regulations or guidance.

(v) “Board” means the board of directors of Utz, as constituted at any given time.

(vi) “Business Combination Agreement” means that certain Business Combination Agreement entered into on June 5, 2020, by and among the Company, Utz and the Continuing Members.

(vii) “Code” means the United States Internal Revenue Code of 1986.

(viii) “Common Units” means the common units of limited liability company interests issued under the LLC Agreement, including by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.

(ix) “Company” means Utz Brands Holdings, LLC (f/k/a UM-U Intermediate, LLC), a Delaware limited liability company.

(x) “Company Representative” shall mean the Person designated under the LLC Agreement in its capacity as the “partnership representative” (as such term is defined under the BBA Rules and any analogous provision of state or local tax Law) of the Company and as the “tax matters partner” (to the extent applicable for state and local tax purposes and for U.S. federal income tax purposes for Taxable Years beginning on or before December 31, 2017) of the Company, including, as the context requires, any “designated individual” through whom the Company Representative is permitted by applicable Law to act in accordance with the terms hereof, which Person was, as of the Effective Time, Utz.

(xi) “Continuing Members” means Series U and Series R, together.

(xii) “Continuing Member Representative” means Series U.

(xiii) “Effective Time” means the time of the “Closing” as defined in the Business Combination Agreement.

(xiv) “Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or preferred interests or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

(xv) “ERISA” means the Employee Retirement Security Act of 1974.

(xvi) “Final Adjudication” shall have the meaning set forth in Section 1.1(b).

(xvii) “Fiscal Year” means the fiscal year of the Company, which shall end on the Sunday that is closest to December 31, unless the fiscal year is otherwise modified by the Managing Member.

(xviii) “Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

(xix) “Indemnifiable Losses” shall have the meaning set forth in Section 1.1(a).

(xx) “Indemnitee” shall have the meaning set forth in Section 1.1(a).

(xxi) “Law” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

(xxii) “Liability” means any debt, liability or obligation, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

(xxiii) “LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Company, entered into as of August 28, 2020, by and among Utz, as a Member and the Managing Member, the Continuing Members and each other Person who at any time became a Member in accordance with the terms of the LLC Agreement and the Act, as amended by that certain Amendment No. 1 to the Third Amended and Restated Limited Liability Company Agreement of the Company, entered into as of July 20, 2026, by and among the Company, Utz and the Continuing Members.

(xxiv) “Managing Member” means Utz, in its former capacity as the managing Member of the Company under the LLC Agreement.

(xxv) “Member” means any Person that executed the LLC Agreement as a Member (including the Managing Member), and any other Person admitted to the Company as an additional or substituted Member, that has not made a disposition of all of such Person’s Units.

(xxvi) “Officer” means each Person appointed as an officer of the Company pursuant to and in accordance with the provisions of Section 7.2 of the LLC Agreement.

(xxvii) “Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

(xxviii) “Utz” means Utz Brands, Inc., a Delaware corporation.

(xxix) “Restricted Common Unit” means the Units which are restricted subject to vesting, with the rights and privileges as set forth in the LLC Agreement.

(xxx) “Series R” means Series R of UM Partners, LLC, a series of a Delaware limited liability company.

(xxxi) “Series U” means Series U of UM Partners, LLC, a series of a Delaware limited liability company.

(xxxii) “Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

(xxxiii) “Taxable Year” means the Company’s taxable year for U.S. federal income tax purposes, which shall be the Fiscal Year unless otherwise required by applicable Law.

(xxxiv) “Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

(xxxv) “Undertaking” shall have the meaning set forth in Section 1.1(b).

(xxxvi) “Units” means the Common Units, the Restricted Common Units, any other Equity Securities of the Company, and any rights to payments as a holder of any of the foregoing, but excluding any rights under any court-authorized charging order.

ANNEX 1

Example Adjusted EBITDA Calculation

[Omitted]

ANNEX 2

Example Option Price Valuation

[Omitted]

ANNEX 3

Example Estimated Option Closing Statement

[Omitted]

ANNEX 4

Option Price Calculation Procedures

[Omitted]

SCHEDULE 13.2

Restrictive Covenant Exceptions

(Continuing Members and their other Restricted Parties)

[Omitted]